UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934
Check the appropriate box:
☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement
LAZYDAYS HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)
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LAZYDAYS HOLDINGS, INC.
4042 Park Oaks Boulevard, Suite 350
Tampa, Florida 33610

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS
AND
INFORMATION STATEMENT
To the stockholders of Lazydays Holdings, Inc.:
This Notice of Action by Written Consent of Stockholders and Information Statement (this “Information Statement”) is being furnished in connection with the written consent in lieu of a meeting (the “Written Consent”) executed and delivered on October 14, 2025 by stockholders of Lazydays Holdings, Inc., a Delaware corporation (the “Company,” “Lazydays,” “we,” “us,” or “our”), holding at least a majority of the outstanding shares of our common stock, par value $0.0001 per share (“Common Stock”), as of October 6, 2025 and October 14, 2025 (such dates, the “Record Dates” and, such stockholders, the “Majority Holders”). The Written Consent approved, adopted, and authorized each of the following:
1.
The Asset Sale (as defined below) and the Asset Purchase Agreement, dated as of October 6, 2025 (the “Asset Purchase Agreement”), by and among (i) Lazydays, (ii) certain direct and indirect subsidiaries of Lazydays (the “Seller Subsidiaries” and, collectively with Lazydays, the “Sellers”), (iii) CIRV Group, LLC, a Florida limited liability company, and CIRV Group Real Estate Holdings, LLC, a Florida limited liability company (collectively, the “Purchasers”), and (iv) Jeffrey M. Hirsch, an affiliate of the Purchasers (the “Guarantor”), pursuant to which the Sellers will sell substantially all of their assets to the Purchasers (the “Asset Sale”). A copy of the Asset Purchase Agreement is attached to this Information Statement as Annex A.

2.
An Amended Plan of Liquidation and Dissolution (the “Plan of Dissolution”) pursuant to which Lazydays may choose to liquidate its assets and dissolve after the final closing of the Asset Sale. A copy of the Plan of Dissolution is attached to this Information Statement as Annex B.

We are mailing this Information Statement on or about October 27, 2025 to our stockholders as of the Record Dates who did not execute and deliver the Written Consent and from whom we did not solicit consent. We did not solicit consent from any stockholders other than the Majority Holders. The corporate action approved by the Written Consent will become effective no earlier than on the 20th day after this Information Statement is mailed to our stockholders.
This Information Statement contains information pertaining to the Asset Purchase Agreement, the Asset Sale, and the Plan of Dissolution. We urge you to read this Information Statement in its entirety for a complete description of these matters. This Information Statement serves as written notice to our stockholders entitled thereto of the approval and adoption of the Asset Purchase Agreement, the Asset Sale, and the Plan of Dissolution by less than unanimous written consent of our stockholders pursuant to Section 228 of the General Corporation Law of the State of Delaware, and is being furnished to our stockholders in accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other applicable rules promulgated by the Securities and Exchange Commission (the “SEC”), solely for the purpose of informing our stockholders of the action taken by the Written Consent.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
Your vote or consent is not requested or required to approve the above matters. This Information Statement is provided solely for your information regarding the matters described herein.
THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

October 27, 2025	By Order of the Board of Directors

/s/ Robert DeVincenzi
Chairman of the Board of Directors

i

SUMMARY TERM SHEET
This summary term sheet highlights selected information from this Information Statement and may not contain all of the information that is important to you to understand the Asset Sale, the Asset Purchase Agreement and the Plan of Dissolution. For a more complete description of the legal terms of the Asset Sale, the Asset Purchase Agreement and the Plan of Dissolution, you should carefully read this Information Statement in its entirety, the Asset Purchase Agreement attached to this Information Statement as Annex A, the Plan of Dissolution attached to this Information Statement as Annex B, and the documents referred to or incorporated by reference in this Information Statement. Any document or agreement referred to in this Information Statement is qualified in its entirety by reference to the full text of such document or agreement.
The Asset Sale (page 11)
On October 6, 2025, the Sellers entered into the Asset Purchase Agreement with the Purchasers and the Guarantor pursuant to which the Purchasers will acquire substantially all of the Sellers’ assets, as contemplated by and more fully described in the Asset Purchase Agreement.
The Parties to the Asset Purchase Agreement (page 9)
Lazydays Holdings, Inc. and the Seller Subsidiaries. Lazydays and the Seller Subsidiaries operate recreational vehicle (“RV”) dealerships and offer products and services for RV owners and outdoor enthusiasts. The Sellers generate revenue by providing RV owners and outdoor enthusiasts with RV sales, RV repair and services, financing and insurance products, third-party protection plans, and after-market parts and accessories.
CIRV Group. CIRV Group, LLC and CIRV Group Real Estate Holdings, LLC are affiliates of Campers Inn Holding Corporation, a Delaware corporation (“Campers Inn”). Campers Inn is the nation’s largest family-operated RV dealership group, serving customers across over 30 dealership locations throughout the East Coast, Mid Atlantic, and Midwest.
Jeffrey M. Hirsch. Jeffrey M. Hirsch is the Chief Executive Officer of Campers Inn and Manager of the Purchasers.
Consideration (page 30)
As consideration for the Asset Sale, the Purchasers have agreed to pay an aggregate purchase price consisting of: (i) $30 million for Sellers’ assets other than RV inventory and owned real property; (ii) a price for Sellers’ RV inventory to be calculated by the parties at each closing based on pricing formulas and methodologies as stated in Exhibit A to the Asset Purchase Agreement; and (iii) $34.9 million for Sellers’ owned real property. Purchasers will also assume certain outstanding obligations of the Sellers and are expected to continue operations at certain of the Sellers’ RV dealerships, as further described in Exhibit A to the Asset Purchase Agreement.
Recommendation of the Board; Reasons for the Asset Sale (page 24)
After an extensive marketing and auction process facilitated by our investment bankers, and upon consideration of various factors in conjunction with its advisors, at a meeting on October 6, 2025, the board of directors of Lazydays (the “Board”): (i) determined that the Asset Purchase Agreement, the Asset Sale and the other transactions contemplated thereby maximize reasonably attainable value for Lazydays’ residual claimants; (ii) approved the Asset Purchase Agreement, the Asset Sale and the other transactions contemplated thereby; and (iii) approved the execution, delivery and performance by the Sellers of the Asset Purchase Agreement and, subject to obtaining the required approval of the Majority Holders, the consummation of the Asset Sale and the other transactions contemplated thereby.
Required Stockholder Approval of the Asset Sale (page 26)
Under Section 271 of the General Corporation Law of the State of Delaware (the “DGCL”), the consummation of the Asset Sale requires the written consent of the holders of the Common Stock representing a majority of the issued and outstanding shares of Common Stock if and to the extent that the exceptions provided by Section 272 do not apply. As of the Record Dates, the dates for determining stockholders of Lazydays entitled to vote on the adoption of the Asset Purchase Agreement and the Plan of Dissolution and dissolution and other transactions contemplated thereby, there were 3,735,655 shares of Common Stock outstanding. Holders of the Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including adoption of the Asset Purchase Agreement. On October 14, 2025, the Majority Holders, collectively holding a majority of the issued and outstanding shares of Common Stock, executed the Written Consent.
Rule 14c-2 under the Exchange Act requires that corporate action approved by the Written Consent may not become effective until at least 20 days after the mailing of this Information Statement to our stockholders.
The Asset Purchase Agreement (page 28 and Annex A)
Site-by-Site Closings
Subject to the terms and conditions of the Asset Purchase Agreement, the consummation of the Asset Sale will take place in a series of closings on a site-by-site basis related to the applicable dealership, leased real property and/or owned real property (each a “Closing”), in the sequence and on the timeline and in accordance with the other closing procedures described in the Asset Purchase Agreement and its exhibits.
Conditions to Closing (page 31)
Each Closing is subject to the satisfaction or, to the extent permissible under applicable law or pursuant to the Asset Purchase Agreement, waiver of certain conditions on or prior to the closing. Such conditions are:
Conditions for All Parties:
•
All waiting periods applicable to the consummation of the transactions contemplated by the Asset Purchase Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any other applicable antitrust laws (to the extent applicable to the Closing at issue) (if any) shall have expired or been terminated.

•
To the extent approval by the stockholders of the Company is required by law prior to consummating the Asset Sale, written consents from the requisite stockholders of the Company or other manner of obtaining requisite approval from the stockholders of the Company to the consummation of the transactions contemplated by the Asset Purchase Agreement shall have been obtained and become effective in compliance with applicable law, and any waiting period relating thereto, including under Rule 14c-2 under the Exchange Act of 1934, as amended, with respect to the filing of this Information Statement, shall have expired. On October 14, 2025, the Majority Holders, collectively holding a majority of the issued and outstanding shares of Common Stock, approved the transactions contemplated by the Asset Purchase Agreement by execution of the Written Consent.

•	Certain third-party consents (to the extent applicable to the Closing at issue) shall have been obtained.
Conditions for the Purchasers:
•
The Purchasers shall receive good and marketable title to the applicable purchased assets at the applicable Closing (or, in the case of recent trade-in RV Inventory, powers of attorney and payoffs to allow the Purchasers to clear title in the ordinary course after the Closing), free and clear of all Encumbrances other than Permitted Encumbrances (in each case as defined in the Asset Purchase Agreement).

Conditions for Lazydays:
•	The Purchasers shall have completed the applicable payments required under the Asset Purchase Agreement with respect to the Closing.
Termination of the Asset Purchase Agreement (page 34)
Lazydays and the Purchasers may terminate the Asset Purchase Agreement by mutual written consent. In addition, there are certain other circumstances under which the Asset Purchase Agreement may be terminated prior to the Closing, including:
•
by the Purchasers or a Seller if a final, non-appealable order or law permanently enjoining or otherwise prohibiting the transactions contemplated by the Asset Purchase Agreement has been issued by a governmental authority of competent jurisdiction, but only as to the particular transaction or transactions contemplated by the Asset Purchase Agreement with respect to a site or sites subject to such order or law;

•	by Lazydays upon exercise of the Fiduciary Out (as defined in the Asset Purchase Agreement) in accordance with the Asset Purchase Agreement, including payment of a $10 million termination fee; and
•
by the Purchasers or a Seller if the final Closing has not occurred on or before 11:59 P.M. (Eastern Time) on December 1, 2025; provided, that the right to terminate the Asset Purchase Agreement under this provision will not be available (i) to the Purchasers if the failure of the Purchasers or the Guarantor to fulfill, or breach by the Purchasers or the Guarantor of, any agreement or covenant under the Asset Purchase Agreement has been the cause of, or resulted in, the failure of the final Closing to occur on or before such date and time, and (ii) to the Sellers if the failure of any Seller to fulfill, or breach by any Seller of, any agreement or covenant under the Asset Purchase Agreement has been the cause of, or resulted in, the failure of the final Closing to occur on or before such date and time.

Other Terms
The Asset Purchase Agreement contains representations, warranties and covenants related to the Asset Sale, including that the Sellers agreed to, except (i) as required by applicable law or governmental order, (ii) as contemplated by the Asset Purchase Agreement or (iii) with the prior written consent of the Purchasers, use good faith efforts to operate the Assumed Dealerships (as defined in the Asset Purchase Agreement) in all material respects in the ordinary course of business and to preserve the operations and goodwill of each such dealership in all material respects, including by using such good faith efforts to seek to retain “front line” employees (retail sales, service, parts, dealer lot and administrative personnel) in such dealership.
Interests of Our Directors and Executive Officers in the Asset Sale (page 25)
No officer or director of the Company or their respective associates has any substantial interest, direct or indirect, by security holdings or otherwise, in the Asset Sale that is not shared by all other Lazydays stockholders.
Material U.S. Federal Income Tax Consequences (page 25)
The Asset Sale will be treated for U.S. federal income tax purposes as a taxable transaction upon which we will recognize gain or loss. The amount of gain or loss we recognize with respect to the sale of a particular asset will be measured by the difference between the amount realized by us on the sale of that asset and our tax basis in that asset. The determination of whether we will recognize gain or loss will be made with respect to each of the assets to be sold. Accordingly, we may recognize gain on the sale of certain assets and loss on the sale of certain others, depending on the amount of consideration allocated to an asset as compared with the basis of that asset. Further, the sale of certain assets may result in ordinary income or loss, depending on the nature of the asset. To the extent we recognize taxable income or gain from the Asset Sale, such income or gain may be offset to some extent by our available current operating loss and net operating loss carryforwards, but we nonetheless may incur income tax liability.
Regulatory Approvals (page 26)
The closing of the Asset Sale is subject to the completion of the early termination or expiration of the waiting period under the HSR Act.
Appraisal Rights (page 39)
No appraisal or dissenters’ rights are available to our stockholders under Delaware law or our certificate of incorporation or bylaws in connection with the Asset Sale.
Anticipated Accounting Treatment (page 25)
Under generally accepted accounting principles, upon completion of the Asset Sale, we will remove the net assets and assumed liabilities sold and add the proceeds from the Asset Sale to our consolidated balance sheet, which we anticipate would result in recording a gain from the Asset Sale.
Use of Proceeds (page 26)
Assuming that the Asset Sale is consummated in accordance with the terms of the Asset Purchase Agreement, Lazydays expects to use all or substantially all of the available proceeds to satisfy the claims of its secured and unsecured creditors in accordance with contractual and legal priorities.

Operations of Lazydays Following the Asset Sale (page 27)
Following the completion of the Asset Sale, the Sellers will not have remaining operations and expect to wind-up and liquidate their remaining assets, liabilities and affairs.
Plan of Dissolution (page 35 and Annex B)
On October 6, 2025, in connection with the entry into the Asset Purchase Agreement and the transactions contemplated thereby, the Board approved, subject to stockholder approval, a plan of dissolution which provided that the Company may liquidate the Company’s remaining assets, if any, following the Asset Sale, whether by way of sale, assignment (which may include, without limitation, an assignment to one or more assignees for the benefit of the Company’s creditors) or other disposition or liquidation (the “Liquidation”), and dissolve the Company, which plan of dissolution was previously disclosed by the Company. On October 14, 2025, the Board subsequently approved the Plan of Dissolution attached hereto as Annex B, pursuant to which the Company may consummate any such Liquidation and dissolve Company.
On October 14, 2025, the Majority Holders, collectively holding a majority of the issued and outstanding shares of Common Stock, approved the Plan of Dissolution by execution of the Written Consent. The Board may, in its discretion, abandon the Liquidation and the dissolution of the Company without further action by the stockholders of the Company at any time prior to the dissolution of the Company.
No Liquidating Distributions to Stockholders Expected (page 37)
Proceeds from the Liquidation would be applied in accordance with the Plan of Dissolution based on existing contractual priorities, including payments to holders of secured and unsecured indebtedness. After any payments for secured indebtedness, the Company expects it likely will not have sufficient cash to repay all unsecured creditors of the Company in full, subject to uncertain future factors and developments. After the Liquidation is completed, if the Company does not have sufficient cash to repay all unsecured creditors of the Company in full, the Company would not provide any return to the stockholders of the Company, based on their junior priority relative to the priority of the Company’s secured and unsecured creditors. Accordingly, the Company cautions that its Common Stock and other securities are highly speculative and pose substantial risks, and stockholders of the Company will experience a significant or complete loss of their investment, subject to uncertain future factors and developments.

QUESTIONS AND ANSWERS ABOUT THE ASSET SALE AND DISSOLUTION
The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Asset Purchase Agreement and the Asset Sale. These questions and answers may not address all questions that may be important to you as a Lazydays stockholder. Please refer to the section titled “Summary Term Sheet” and the more detailed information contained elsewhere in this Information Statement, the Asset Purchase Agreement attached to this Information Statement as Annex A, the Plan of Dissolution attached to this Information Statement as Annex B, and the documents referred to or incorporated by reference in this Information Statement, each of which you should read carefully. You may obtain information incorporated by reference in this Information Statement without charge by following the instructions in the section titled “Where You Can Find More Information.”
Q:	Why am I receiving this Information Statement?
A:
On October 6, 2025, following approval of such action by the Board, the Sellers entered into the Asset Purchase Agreement. On October 14, 2025, the Board approved the Plan of Dissolution. On October 14, 2025, the Majority Holders (who collectively held approximately 68.25% of the outstanding shares of Common Stock as of the Record Dates) executed and delivered the Written Consent authorizing, approving and adopting in all respects the Asset Purchase Agreement and the Asset Sale and the Plan of Dissolution. Applicable provisions of Delaware law and certain securities regulations require us to provide you with the information in this Information Statement, even though your vote or consent is neither required nor requested to adopt the Asset Purchase Agreement or the Plan of Dissolution or to complete the Asset Sale.

Q:	What is the Asset Sale?
A:
Pursuant to the Asset Purchase Agreement, the Purchasers will acquire substantially all of the Sellers’ assets and assume certain of the Sellers’ liabilities. In addition, the Liquidation and dissolution of the Company pursuant to the Plan of Dissolution are conditioned on the consummation of the Closings.

Q:	Who is buying substantially all of the Sellers’ assets and what is the aggregate purchase price for the assets?
A:
The Purchasers are CIRV Group, LLC, a Florida limited liability company, and CIRV Group Real Estate Holdings, LLC, a Florida limited liability company, each of which is an affiliate of Campers Inn. Pursuant to the Asset Purchase Agreement, the Purchasers will pay to the Sellers an aggregate purchase price consisting of: (i) $30 million for the Sellers’ assets other than RV inventory and owned real property; (ii) a price for the Sellers’ RV inventory to be calculated by the parties at each closing based on pricing formulas and methodologies as stated in Exhibit A to the Asset Purchase Agreement; and (iii) $34.9 million for the Sellers’ owned real property. The Purchasers will also assume certain outstanding obligations of the Sellers and are expected to continue operations at certain of the Sellers’ RV dealerships, as further described in Exhibit A to the Asset Purchase Agreement. As of the date of this Information Statement, the estimated aggregate purchase price is $246.5 million. Such estimated price is uncertain and the final purchase price is expected to differ from this estimation because the final purchase price will be calculated based on the status of RV inventories at the time of each Closing in the Asset Sale.

Q:	When do you expect the Asset Sale to be completed?
A:
We are working to complete the Asset Sale as quickly as possible. The Asset Sale will occur in a series of site-by-site Closings, each to be completed promptly after all of the conditions to such Closing have been satisfied or waived and subject to the other terms and conditions set forth in the Asset Purchase Agreement. Completion of the Asset Sale is currently expected to occur in November 2025, although Lazydays cannot assure completion by any particular date, if at all.

Q:	What happens if the Asset Sale is not completed?
A:
If the Asset Sale is not completed for any reason, the Sellers will not sell or receive any payment for assets related to the remaining Closings, and the Purchasers will not assume any of the related liabilities.

Additionally, the termination of the Asset Purchase Agreement would constitute an immediate event of default under the Second Amended and Restated Credit Agreement dated as of February 21, 2023 (as amended from time to time, the “Credit Agreement”) with Manufacturers and Traders Trust Company, as Administrative Agent (the “Credit Agreement Agent”), the lenders party thereto (the “Lenders”), Lazydays and certain subsidiaries of Lazydays party thereto as loan parties.

Q:	Why am I not being asked to vote on the Asset Purchase Agreement and Asset Sale and the Plan of Dissolution?
A:
Through execution and delivery of the Written Consent, the Majority Holders have provided the stockholder approval required by applicable law. No further stockholder action, vote, or consent is required in order for the Sellers to perform their obligations under the Asset Purchase Agreement and consummate the Asset Sale or for the Company to dissolve in accordance with the Plan of Dissolution. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy, and you are requested not to send us a proxy.

Q:	Did the Board authorize and recommend the Asset Sale and the Asset Purchase Agreement?
A:
Yes. After fully considering the terms and conditions of the Asset Sale, the Asset Purchase Agreement and the other transactions contemplated thereby, the Board (i) determined that the Asset Sale, the Asset Purchase Agreement, and the other transactions contemplated thereby maximize reasonably attainable value for the Company’s residual claimants; (ii) approved the Asset Purchase Agreement, the Asset Sale and the other transactions contemplated thereby; and (iii) approved the execution, delivery and performance by the Sellers of the Asset Purchase Agreement and, subject to obtaining the required approval of the Majority Holders, the consummation of the Asset Sale and the other transactions contemplated thereby.

Q:	Why was the Plan of Dissolution approved?
A:
The Plan of Dissolution was approved by the Board and the Majority Holders because, after the final Closing of the Asset Sale, we will have no operating assets with which to conduct business. The Plan of Dissolution permits Lazydays to commence the winding up and liquidation of its remaining assets, if any, following the Asset Sale. We anticipate that we will, beginning after the final Closing, commence the process of liquidating and dissolving pursuant to the Plan of Dissolution.

Q:	What will happen under the Plan of Dissolution?
A:
At the appropriate time following the final Closing of the Asset Sale as determined by the Board, and subject to the limitations set forth in the Plan of Dissolution, the Company will liquidate the Company’s remaining assets, if any, following the Asset Sale and file with the Secretary of State of the State of Delaware a certificate of dissolution in accordance with the DGCL to dissolve Lazydays as a legal entity. Proceeds from the liquidation would be applied in accordance with the Plan of Dissolution based on existing contractual priorities, including payments to holders of secured and unsecured indebtedness. After any payments for secured indebtedness, the Company expects it likely will not have sufficient cash to repay all unsecured creditors of the Company in full, subject to uncertain future factors and developments. After the Liquidation is completed, if the Company does not have sufficient cash to repay all unsecured creditors of the Company in full, the Company would not provide any return to the stockholders of the Company, based on their junior priority relative to the priority of the Company’s secured and unsecured creditors.

Q:	Am I entitled to exercise appraisal or dissenters’ rights?
A:
No. Appraisal or dissenters’ rights are not available to our stockholders under Delaware law or under our certificate of incorporation or our bylaws in connection with the types of actions contemplated under the Asset Sale and other transactions contemplated by the Asset Purchase Agreement.

Q:	What are the U.S. federal income tax consequences of the Asset Sale to stockholders of Lazydays?
A:
The Asset Sale and other transactions contemplated by the Asset Purchase Agreement are a corporate action of Lazydays and the Seller Subsidiaries. Therefore, for federal income tax purposes, the Asset Sale itself will not be a taxable event to our stockholders. For more information, see the section titled “The Asset Sale – U.S. Federal Income Tax Consequences of the Asset Sale” beginning on page 25.

Q:	Do any of the Company’s directors or executive officers have interests in the matters approved by the Written Consent that may differ from those of Lazydays stockholders generally?
A:
No. No officer or director of the Company or their respective associates has any substantial interest, direct or indirect, by security holdings or otherwise, in the matters approved by the Written Consent that is not shared by all other Lazydays stockholders.

Q:	Where can I find more information about Lazydays?
A:
We file periodic reports and other information with the SEC. This information is available on the website maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to the section titled “Where You Can Find More Information” in this Information Statement.

Q:	Who can help answer my other questions?
A:
If you have any questions about this Information Statement, please contact us by mail at Lazydays Holdings, Inc., 4042 Park Oaks Boulevard, Suite 350, Tampa, Florida 33610, by telephone at (866) 456-7004, or by e-mail at investors@lazydays.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Information Statement contains forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933. Any statements contained in this Information Statement that are not statements of historical fact may be forward-looking statements, including, without limitation, statements that represent the Company’s beliefs concerning future operations, strategies, financial results or other developments. Words such as “anticipates,” “could,” “may,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “will” and words or phrases of similar substance used in connection with any discussion of future operations, financial performance, plans, events, trends or circumstances can be used to identify some, but not all, forward-looking statements. These forward-looking statements are predictions and involve significant risks and uncertainties, many of which are beyond our control, and actual results may differ materially from these statements.
The proposed Asset Sale is subject to risks and uncertainties and factors that could cause the Company’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements herein which include, but are not limited to:
•	the ability of the parties to consummate the Asset Sale and other transactions contemplated by the Asset Purchase Agreement;
•	satisfaction of closing conditions precedent to the consummation of the Asset Sale and other transactions contemplated by the Asset Purchase Agreement;
•	potential delays in consummating the Asset Sale and other transactions contemplated by the Asset Purchase Agreement;
•	our execution costs in connection with the Asset Sale and other transactions contemplated by the Asset Purchase Agreement;
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Asset Purchase Agreement;
•	risks related to disruption of management’s attention from the Company’s ongoing business operations due to the Asset Sale;
•	the effect of the announcement of the Asset Sale on the Company’s relationships with its vendors and employees, and its operating results and business generally;
•
the risk that the Company may not have sufficient cash to sustain operations through the completion of the Asset Sale and may need additional financing and/or waivers or amendments to financial obligations and covenants with our lenders to sustain operations through the closing of the Asset Sale, all of which are uncertain and which may not be available to us; and

•	the outcome of any legal proceedings against Lazydays.
Forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the Company’s business in general and ownership of shares of Common Stock, see the risks set forth under the heading “Additional Risk Factors” in the Form 8-K filed by Lazydays with the SEC on September 16, 2025, the risks described in the Form 8-K filed by Lazydays with the SEC on October 10, 2025, and other risks and uncertainties set forth throughout under the headers “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and in the notes to the Company’s financial statements, in the Company’s most recent Quarterly Report on Form 10-Q, Annual Report on Form 10-K and from time to time in its other filings with the SEC.
Except as may be required by applicable law, we do not undertake or intend to update or revise any forward-looking statements, and we assume no obligation to update any forward-looking statements contained in this Information Statement as a result of new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

ACTION NO. 1: THE ASSET SALE AND THE ASSET PURCHASE AGREEMENT

THE PARTIES TO THE ASSET PURCHASE AGREEMENT
The Sellers
The parties to the Asset Purchase Agreement include Lazydays and the following direct or indirect subsidiaries of Lazydays:
Lazy Days’ R.V. Center, Inc.
LDRV Holdings Corp.
Airstream of Knoxville at Lazydays RV, LLC
Lazydays of Central Florida, LLC
Lazydays of Minneapolis LLC
Lazydays RV America, LLC
Lazydays RV of Iowa, LLC
Lazydays RV of Knoxville, LLC
Lazydays RV of Ohio, LLC
Lazydays RV of Oregon, LLC
Lazydays RV of St. George, LLC
Lazydays RV of Wilmington, LLC
LD Real Estate, LLC
LDRV of Tennessee, LLC
We have operated RV dealerships that offer new and pre-owned RVs and sell related parts and accessories since 1976. We became a publicly traded company on March 15, 2018 following a business combination with Andina Acquisition Corp. II.
We operate recreational vehicle dealerships and offer products and services for RV owners and outdoor enthusiasts. We generate revenue by providing RV owners and outdoor enthusiasts RV sales, RV repair and services, financing and insurance products, third-party protection plans, and after-market parts and accessories.
As of the Record Dates, we operate 13 dealerships in 10 states. Based on industry research and management’s estimates, we believe we operate the world’s largest RV dealership, measured in terms of on-site inventory, located on approximately 126 acres outside Tampa, Florida.
We offer one of the largest selections of leading RV brands in the nation, featuring more than 2,800 new and pre-owned RVs. We have approximately 400 service bays, and each location has an RV parts and accessories store. We employ approximately 800 people at our 13 dealership locations. Our locations are staffed with knowledgeable local team members, providing customers access to extensive RV expertise. We believe our locations are strategically located and, based on information collected by us from reports prepared by Statistical Surveys, account for a significant portion of new RV units sold on an annual basis in the U.S.
Our principal executive offices are located at 4042 Park Oaks Boulevard, Suite 350, Tampa, Florida 33610 and our telephone number is (813) 246-4999. Our Internet website is www.lazydays.com. Our reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act are available, free of charge, under the Investor Relations – SEC Filings tab of our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC also maintains an Internet website located at www.sec.gov that contains the information we file or furnish electronically with the SEC. The information on our website is not incorporated by reference in this Information Statement, and you should not consider it a part of this Information Statement.
The Purchasers
CIRV Group, LLC and CIRV Group Real Estate Holdings, LLC are affiliates of Campers Inn. Campers Inn is the nation’s largest family-operated RV dealership group, serving customers across over 30 dealership locations throughout the East Coast, Mid-Atlantic, and Midwest.
The Guarantor
Jeffrey M. Hirsch is the Chief Executive Officer and an owner of Campers Inn and Manager and an owner of each Purchaser.

The Purchasers’ and the Guarantor’s principal executive offices are located at 6200 Lake Gray Blvd., Jacksonville, Florida 32244 and their telephone number is (904) 783-0313.

THE ASSET SALE
Background of the Asset Sale
The following chronology summarizes the key communications and events involving the Purchasers and Campers Inn and their advisors that led to the signing of the Asset Purchase Agreement. This chronology is not, and does not purport to be, a catalogue of every interaction among Lazydays, the Purchasers and Campers Inn and their advisors or any other applicable parties.
In addition to Campers Inn and the Purchasers, this chronology describes certain businesses in the RV industry that inquired and/or submitted offers to us concerning other potential transactions. Such descriptions are written on an anonymized basis with these code names: Party A, Party B, Party C, Party D and Party E.
References herein to the Board and to Company Management refer to the board of directors and Company Management of the Company at the time contemplated by such reference.
The Board, together with members of the Company’s senior management (“Company Management”), and with the assistance of the Company’s advisors at the relevant time, regularly evaluates the Company’s strategic direction and ongoing business plans and risks. As part of this evaluation, the Board has from time to time considered various potential strategic and financing alternatives.
In 2023, the Board established a Financing Committee of the Board, consisting of independent directors Robert DeVincenzi, James Fredlake and Susan Scarola, with Robert DeVincenzi serving as the Chair of the Financing Committee. The Board has delegated authority to the Financing Committee from time to time, including authority to evaluate any of the following transactions involving the Company and/or any or all of its subsidiaries (the “Company Group”) and provide its recommendations to the Board with respect to such transactions (each of the following a “Transaction”): (i) secured or unsecured debt and/or equity financings involving any or all members of the Company Group; (ii) amendments or waivers to existing loan or credit agreements, outstanding warrants or other obligations to which any member of the Company Group is a party or bound; (iii) sales of assets or equity or all or any subsidiaries of the Company; (iv) a sale of the whole Company Group, whether by merger, tender offer, restructuring or otherwise; (v) a restructuring and/or liquidation involving any or all members of the Company Group, whether in judicial proceedings or otherwise; (vi) a reverse stock split or other capital market transaction or other action or transaction designed to seek to comply with, or obviate the need to comply with, Nasdaq’s minimum bid price requirement; and (vii) other debt, equity, sale, restructuring, recapitalization or other transactions, including transactions constituting a mixture of any of the foregoing. The Financing Committee was given authority to engage professional advisors, to evaluate and pursue one or more Transactions, to negotiate any Transaction documents and to provide its recommendations to the Board. The Financing Committee was not authorized to approve exclusivity agreements or definitive agreements for any Transaction, which approvals were reserved for the Board.
In the timeframe described below, from June 2024 through the signing of the Asset Purchase Agreement on October 6, 2025, each of the Board and the Financing Committee held frequent meetings, with the attendance of Company Management and relevant advisors, to evaluate, manage and negotiate potential transactions involving the Company Group. In addition to the Board’s regular meeting schedule, the Board and Financing Committee held many special meetings to discuss, evaluate and negotiate potential transactions, and the Financing Committee met on a weekly basis each Friday to discuss, evaluate and negotiate potential transactions during substantial portions of this timeframe. In total, the Board held 33 meetings and the Financing Committee held 54 meetings during this 16-month timeframe.
In June 2024, the Company entered into an engagement agreement with our investment banker, Stifel, Nicolaus & Company, Incorporated, including its business division, Miller Buckfire & Co. (collectively “Miller Buckfire”), to advise the Company in connection with a review of alternatives, including pursuing strategic and financing opportunities to pursue a sale of the Company and/or raise additional sources of capital.
On June 12, 2024, Campers Inn provided representatives of Company Management with a letter outlining Campers Inn’s proposed valuation methodology for a purchase of the Company’s assets in select primary and secondary markets, as well as potential interest in discussing a purchase of the Company outright.
On July 2, 2024, representatives of Miller Buckfire had a telephonic discussion with members of management of Campers Inn (“Campers Inn Management”) to discuss a potential strategic transaction between the Company and Campers Inn.

On July 12, 2024, the Company and Campers Inn entered into a confidentiality agreement in furtherance of Campers Inn’s due diligence of the Company in connection with a potential strategic transaction between the Company and Campers Inn.
On July 29, 2024, representatives of Miller Buckfire had a follow-on telephonic discussion with Campers Inn Management to discuss a potential strategic transaction.
In August 2024, Miller Buckfire launched a formal financing process on behalf of the Company to solicit interest from investors in the Company.
On October 14, 2024, and in connection with Miller Buckfire’s broader financing process, Miller Buckfire provided Campers Inn with confidential valuation materials and requested feedback related to Campers Inn’s potential interest in pursuing a transaction with the Company.
In November 2024, the Company announced a series of transactions to raise cash, reduce debt and provide the Company with a more focused dealership portfolio. As further described in the Company’s Form 8-K filed with the SEC on November 11, 2025 and in subsequent filings with the SEC, these transactions (collectively, the “November 2024 Transactions”) included the sale of dealership assets and (where owned) real estate at the Company’s Council Bluffs, Iowa, Elkhart, Indiana, Sturtevant, Wisconsin, Murfreesboro, Tennessee, Portland, Oregon, Surprise, Arizona, and Woodland, Washington locations (the “Camping World Sales”) to certain subsidiaries of Camping World Holdings, Inc. (“Camping World”); the sale of one additional dealership property to a separate buyer for $8 million; a $30 million private placement of Common Stock at $1.03 per share (the “PIPE”); the intent to launch of a rights offering at $1.03 per share to seek further capital and give our stockholders to opportunity to invest at the same per share price as the PIPE, subject to the SEC declaring effective a registration statement for the offering (the “Rights Offering”); the exchange of all outstanding convertible preferred stock for Common Stock at an exchange price of $1.03 per share, eliminating our preferred stock liquidation preference, preferred dividend requirement and other preferred stockholder rights; and a Limited Waiver and Third Amendment to the Second Amended and Restated Credit Agreement and Consent (the “Third Credit Agreement Amendment”). Under the Third Credit Agreement Amendment, among other changes: (a) the Company’s ability to borrow new loans or swingline loans or to request issuance of letters of credit under the revolving credit facility formerly available to us under the Credit Agreement was permanently eliminated, (b) the Lenders’ aggregate commitment under the floorplan credit facility available under the Credit Agreement decreased from $400 million to (x) $325 million, from the date of the Third Credit Agreement Amendment through the date that was 60 days after the closing of the Camping World Sales, and (y) $295 million thereafter, and (c) the Company agreed to provide to the Credit Agreement Agent second-lien mortgages on substantially all of its owned real property.
Concurrent with, and subsequent to, the November 2024 Transactions, Miller Buckfire and representatives of Company Management routinely held discussions with select strategic parties regarding a potential strategic transaction for the sale of substantially all, or a subset of, the Company’s assets.
On November 5, 2024, representatives of the management of Party A (“Party A Management”) contacted representatives of Company Management regarding interest in pursuing a potential strategic investment or transaction between the parties (“Potential Party A Transaction”).
On November 6, 2024, Miller Buckfire had a telephonic discussion with representatives of Party A’s ownership group to discuss the Company’s ongoing review of strategic alternatives, including its efforts to raise additional sources of capital. Representatives of Party A’s ownership group indicated no interest in participating in a financing solution at that time; however, they noted that Party A would be interested in evaluating the acquisition of select individual properties to the extent the Company elected to pursue divestitures.
On November 15, 2024, following announcement of the November 2024 Transactions, Miller Buckfire was contacted by representatives of the financial sponsor of Party D to hold an introductory conversation.
On November 20, 2024, Miller Buckfire held a telephonic discussion with representatives of Party D’s financial sponsor regarding Party D’s interest in pursuing a potential transaction with the Company, involving the acquisition of select dealerships, at an appropriate future time.

Miller Buckfire and Company Management’s discussions with select strategic parties culminated in the strategic divestiture of five additional dealerships and associated real estate over the course of first and second quarters of 2025. These strategic divestitures sought to strengthen the Company’s balance sheet and refocus the portfolio of dealerships around profitable and growing markets, including strong presences in Florida, Tennessee and Arizona.
On January 1, 2025, representatives of the Financing Committee had a telephonic discussion with Campers Inn Management during which Campers Inn noted its interest in evaluating a strategic transaction that may include a purchase of select locations.
On January 3, 2025, representatives of the Financing Committee provided Campers Inn with confidential valuation material related to select assets of the Company to facilitate Campers Inn’s formulation of a potential expression of interest in the form of a non-binding letter of intent.
On January 13, 2025, the SEC declared effective our registration statement for the Rights Offering.
On February 21, 2025, representatives of Party A Management contacted representatives of the Financing Committee related to Party A’s interest in the acquisition of select Lazydays dealerships. Following the discussion, Party A submitted a diligence request list to representatives of Company Management in furtherance of Party A’s due diligence of the Company in connection with the Potential Party A Transaction.
On February 12, 2025, the Rights Offering closed. We raised approximately $37,000 in gross proceeds from a $25 million offering.
On February 13, 2025, the Company provided to the Credit Agreement Agent second-lien mortgages on substantially all of its owned real property, which mortgages secured the Company’s obligations under the Credit Agreement.
On March 5, 2025, Miller Buckfire had a telephonic discussion with representatives of Party A Management to discuss, among other things, its interest in evaluating (i) select store acquisitions and (ii) potential acquisition of the Company.
On March 13, 2025, Miller Buckfire provided representatives of Party A Management with access to a virtual data room to allow Party A to continue to progress due diligence in connection with the Potential Party A Transaction.
On March 15, 2025, Camping World notified the Company of its election to not consummate the closings for the dealerships located in Council Bluffs, Iowa and Portland, Oregon.
On March 18, 2025, Campers Inn contacted the Company’s majority stockholder, Coliseum Capital Management, LLC (“CCM”), indicating potential interest in a broader transaction with the Company, and specific interest in a subset of the Company’s assets.
On March 18, 2025, Miller Buckfire provided written responses to supplementary due diligence questions submitted by Party A.
On March 19, 2025, Miller Buckfire had a telephonic discussion with representatives of Party A Management to discuss certain topics related to a potential transaction, involving select store acquisitions or an acquisition of the Company.
On March 21, 2025, Campers Inn contacted a representative of the Financing Committee noting interest in evaluating several of the Company’s assets for potential acquisition and requesting evaluation material related thereto.
On March 27, 2025, Party A submitted a non-binding letter of intent (the “Initial Party A Proposal”) that provided for, among other things, the acquisition of four of the Company’s dealerships and associated real estate, as applicable. The proposed purchase price was $21 million plus a price for recreational vehicle inventory based on pricing methodologies as stated in the Initial Party A Proposal.
On March 27, 2025, we entered into a Limited Waiver and Consent with Respect to Credit Agreement (the “March Credit Agreement Waiver”) in connection with the Credit Agreement, as further described in the Company’s Form 8-K filed with the SEC on March 28, 2025. Under the March Credit Agreement Waiver, the Lenders reduced the aggregate amount of their floorplan commitments to $265 million, and the Company agreed to negotiate mutually agreeable further reductions to the floorplan loan commitments in connection with future specified transactions, if any.

On March 29, 2025, Miller Buckfire provided written responses to Party A related to the Initial Party A Proposal, including commentary related to the valuation of the assets being insufficient given the core nature of such locations to the Company’s footprint.
On March 31, 2025, the Company announced it had signed a letter of intent to divest three store locations to General R.V. Center, Inc. and its subsidiary (collectively, “General RV”), including the Company’s Ft. Pierce, Florida, Longmont, Colorado and Mesa, Arizona stores.
On March 31, 2025, Campers Inn submitted a non-binding letter of intent (the “Initial Campers Inn Proposal”). The Initial Campers Inn Proposal provided for, among other things, Campers Inn to acquire six of the Company’s dealership assets and associated real estate, where applicable, for a to-be-determined purchase price based on formulaic consideration for operating assets and real estate, respectively.
On April 2, 2025, Miller Buckfire provided written responses to supplementary due diligence questions submitted by Party A.
On April 4, 2025, Miller Buckfire provided additional written feedback to the Initial Party A Proposal, noting that the offer level was viewed as inadequate compared to the historical and projected profitability of the subject dealerships and the core nature of such locations to the Company’s footprint.
On April 4, 2025, Miller Buckfire held a telephonic discussion with representatives of Party D’s financial sponsor regarding the Company’s recently announced divestitures and where Party D may be able to participate in a potential acquisition of select dealerships.
On April 7, 2025, Miller Buckfire provided Campers Inn with an implied transaction value based on the Initial Campers Inn Proposal submitted to ensure the parties were aligned on valuation of Campers Inn’s offer.
On April 9, 2025, representatives of Party A Management contacted CCM to discuss the Potential Party A Transaction.
On April 11, 2025, Campers Inn confirmed the implied transaction value, contingent on further due diligence and receipt of financing.
On April 11, 2025, Miller Buckfire provided Party A with additional diligence information to allow Party A to continue to progress due diligence in connection with the Potential Party A Transaction.
On April 11, 2025, representatives of Party A Management submitted additional due diligence questions to Miller Buckfire.
On April 14, 2025, Miller Buckfire provided initial responses to Party A’s due diligence questions submitted on April 11, 2025.
On April 15, 2025, Campers Inn contacted CCM to reiterate its potential interest in acquiring a subset of the Company’s core assets.
On April 15, 2025, Miller Buckfire provided additional responses to Party A’s due diligence questions submitted on April 11, 2025.
On April 25, 2025, Party A submitted a revised indication of interest (the “Second Party A Proposal”), which provided for, among other things, the acquisition of four of the Company’s dealerships and associated real estate, where applicable, for a purchase price of $25 million plus a price for recreational vehicle inventory based on pricing methodologies as stated in the Second Party A Proposal. Party A indicated it was not submitting a bid for the acquisition of the entire Company given ongoing industry headwinds and broader macroeconomic uncertainty.
On April 29, 2025, Miller Buckfire informed Party A that the Company was not open to transacting under the proposed terms and level of consideration put forth in the Second Party A Proposal given the strategic nature of the locations relative to the Company’s pro forma footprint.
On April 30, 2025, we entered into a Limited Waiver and Consent with Respect to Credit Agreement (the “April Credit Agreement Waiver”) in connection with the Credit Agreement, as further described in the Company’s Form 8-K filed with the SEC on May 6, 2025. The April Credit Agreement Waiver granted the Company temporary waivers of specified existing or potential defaults or events of default, including (a) the Company’s failure to make certain required vehicle curtailment and interest payments when due and (b) the Company’s failure to comply with the Credit Agreement minimum liquidity covenant for the month ended April 30, 2025. The April Credit Agreement Waiver provided that the temporary waivers provided thereunder would expire on May 30, 2025.
On May 6, 2025, Miller Buckfire had a telephonic discussion with representatives of Party A Management to discuss the Company’s feedback to the Second Party A Proposal in further detail. Party A indicated potential interest in pursuing a broader transaction should the industry headwinds and broader macroeconomic uncertainty subside.
On May 9, 2025, we entered into an amendment to the April Credit Agreement Waiver, as further described in the Company’s Form 8-K filed with the SEC on May 14, 2025. Such amendment extended the expiration date of the temporary waivers specified in the April Credit Agreement Waiver from May 30, 2025 to June 20, 2025.
On May 12, 2025, Miller Buckfire had a telephonic discussion with Campers Inn Management to discuss Campers Inn’s interest in a potential strategic transaction with the Company.
On May 15, 2025, Miller Buckfire provided written feedback to Campers Inn with respect to the Initial Campers Inn Proposal, including, but not limited to (i) the operations included in the Initial Campers Inn Proposal were core to the Company, (ii) the valuation was not attractive and (iii) the Company continued to evaluate strategic and capitalization opportunities and would welcome further interest.
On May 23, 2025, Lazydays announced that it had closed on the asset sale of its Mesa, Arizona location to General RV.
On June 6, 2025, Lazydays announced that it had closed on the asset sale and real estate sale of its Ft. Pierce, Florida location to General RV.
On June 11, 2025, the Company entered into a confidentiality agreement in furtherance of a potential strategic transaction between the Company and Party E. After entry into the confidentiality agreement, representatives of Company Management held an introductory telephonic discussion with representatives of Party E Management.
On June 12, 2025, we entered into a Limited Waiver and Fourth Amendment to Second Amended and Restated Credit Agreement and Consent (the “Fourth Credit Agreement Amendment”) in connection with the Credit Agreement, as further described in the Company’s Form 8-K filed with the SEC on June 17, 2025. Under the Fourth Credit Agreement Amendment, the Company agreed (a) that if the Company failed, between June 1, 2025 and December 31, 2025, to repay the outstanding balance of the revolving credit facility under the Credit Agreement by at least $7.5 million, then on December 31, 2025 the Company would be required to make a mandatory prepayment of the revolving credit facility in an amount equal to such deficiency, (b) to reduce the aggregate amount of the Lenders’ floorplan commitments to $245 million and (c) to sell certain unimproved land located in Aurora, Colorado, Las Vegas, Nevada, and Waller, Texas by a specified deadline.
On June 13, 2025, Lazydays announced that it had closed on the asset sale of its Longmont, Colorado location to General RV.
On July 18, 2025, and at the request of the Company, CCM submitted an illustrative term sheet outlining terms under which it may consider providing financing to the Company (the “CCM Illustrative Terms”) to provide the Company with sufficient liquidity, and extended operating runway, to facilitate further divestitures of the Company’s non-core assets. The CCM Illustrative Terms provided for, among other things, a new senior secured mortgage loan in the amount of $9 million secured by first lien mortgages on the Company’s real property. The CCM Illustrative Terms were conditioned upon the Company (i) entering into an amendment to the Credit Agreement to provide for certain liquidity relief for the Company and related concessions from the Lenders, (ii) divesting certain owned real property and non-core dealerships within a specified timeframe and (iii) presenting a revised business plan to its secured lenders to meaningfully reduce corporate expenses within a specified timeframe.
On July 21, 2025, and pursuant to the terms of the Credit Agreement, the Company transmitted the CCM Illustrative Terms to the Credit Agreement Agent’s counsel. After review of the CCM Illustrative Terms, the Credit Agreement Agent’s advisors informed the Company’s advisors that the conditions of the CCM Illustrative Terms requiring an amendment to the Credit Agreement were not acceptable and would not be approved by the Lenders.
In July 2025, the Company initiated a further evaluation of strategic alternatives, including soliciting interest for substantially all its assets and soliciting interest from investors to raise additional sources of capital. In advance of launching a formal financing process, Miller Buckfire prepared a financing offering memorandum and populated a detailed virtual data room for use in soliciting interest from investors.

From July 2025 through September 2025, Miller Buckfire ran a targeted, yet comprehensive, financing process, contacting 33 financial parties. These parties include investors identified by Miller Buckfire and investors that participated in the due diligence process as part of the November 2024 Transactions. Of these parties, 17 executed confidentiality agreements and 13 elected to receive the financing offering memorandum and access to the data room. Throughout the process, Miller Buckfire expressed to prospective investors that the Company was willing and open to evaluating all financing structures, provided such financing structure would alleviate the Company’s liquidity needs and be acceptable to existing parties. Given the Company’s liquidity position and challenging operating environment, none of these parties expressed any written indication of interest or letter of intent regarding a potential transaction.
In advance of launching a formal strategic process, Miller Buckfire prepared a strategic offering memorandum and populated a detailed virtual data room for use in soliciting interest from strategic parties. Miller Buckfire and representatives of Company Management engaged in discussions with approximately seven prospective parties in connection with a strategic sale process.
On July 24, 2025, as part of the Company and Miller Buckfire’s broader marketing outreach efforts, Miller Buckfire contacted Campers Inn, Party A, Party B and Party C to participate in discussions regarding an acquisition of the majority, or a specified amount, of the Company’s dealership and real estate assets (the “Potential Comprehensive Strategic Transaction”). The Company provided Party A with summary marketing materials providing an overview of the Company’s financial performance, pro forma footprint, deleveraged balance sheet and dealership level detail. The Company requested that any initial indication of interest be submitted to the Company by August 8, 2025.
On July 25, 2025, Miller Buckfire provided representatives of Party B Management with access to the data room to allow Party B to continue to progress due diligence in connection with a potential transaction.
On July 25, 2025, Miller Buckfire contacted Party D to participate in discussions regarding a Potential Comprehensive Strategic Transaction. Miller Buckfire invited Party D to sign a confidentiality agreement in furtherance of Party D’s due diligence of the Company in connection with a potential Party D transaction.
On July 26, 2025, Miller Buckfire uploaded Company financial information to the data room in response to specific diligence requests submitted by Party B.
On July 28, 2025, Party B submitted additional diligence requests to representatives of Company Management.
On July 28, 2025, Miller Buckfire and representatives of Company Management had a telephonic discussion with Party A Management regarding potential aspects of the Potential Comprehensive Strategic Transaction.
On July 28, 2025, Miller Buckfire provided representatives of Party C Management with access to the data room to allow Party C to continue to progress due diligence in connection with a Potential Comprehensive Strategic Transaction.
On July 29, 2025, Miller Buckfire provided representatives of Party A’s Management with access to the data room in furtherance of Party A’s due diligence of the Company in connection with the Potential Comprehensive Strategic Transaction.
On July 29, 2025 and July 30, 2025, Party A provided Miller Buckfire with an information request list to facilitate its review of a Potential Comprehensive Strategic Transaction.
On July 30, 2025, Miller Buckfire and representatives of Company Management had a telephonic discussion with Campers Inn Management regarding potential aspects of a transaction. After the discussion, Miller Buckfire provided representatives of Campers Inn Management with access to the data room to allow Campers Inn to continue to progress due diligence in connection with a potential transaction.
On July 30, 2025, Miller Buckfire and representatives of Company Management had a telephonic discussion with Party C Management regarding potential aspects of a Potential Comprehensive Strategic Transaction.
On July 30, 2025, representatives of Company Management contacted Party E to participate in discussions regarding a Potential Comprehensive Strategic Transaction. The Company provided Party E with summary marketing materials providing an overview of the Company’s financial performance, pro forma footprint, deleveraged balance sheet and dealership level detail.

On July 30, 2025 and July 31, 2025, Miller Buckfire uploaded Company financial information to the data room in responses to Party B’s diligence requests submitted on July 28, 2025.
On July 31, 2025, we entered into a Limited Waiver and Consent with Respect to Credit Agreement (the “July Credit Agreement Waiver”) related to the Credit Agreement, as further described in the Company’s Form 8-K filed with the SEC on August 4, 2025. The July Credit Agreement Waiver granted the Company temporary waivers of specified existing or potential defaults or events of default, including (a) the Company failing to make certain required vehicle curtailment and interest payments when due and (b) the Company’s failure to repay certain loans outstanding under the Credit Agreement with certain net cash proceeds received in connection with the sale of the Company’s Tulsa, Oklahoma facility. Such net cash proceeds were deposited into a blocked account maintained with and subject to the sole dominion and control of the Credit Agreement Agent (the “Cash Collateral Reserve”). Under the July Credit Agreement Waiver, such temporary waivers would expire on September 12, 2025. The July Credit Agreement Waiver required the Company to (i) by August 15, 2025, negotiate with the Credit Agreement Agent to assist the Credit Agreement Agent in developing and finalizing contingency procedures for the Company’s business and assets and deliver a contingency budget for the business and (ii) by August 22, 2025, either (x) deliver one or more indications of interest with respect to a transaction acceptable to the Credit Agreement Agent and the Lenders pursuant to which the Company would raise new capital through one or more asset sales and/or debt or equity capital raises or (y) deliver to the Credit Agreement Agent drafts of any initial filings the Company intends to make in connection with any potential action under applicable debtor relief laws. The July Credit Agreement Waiver also reduced the aggregate amount of the Lenders’ floorplan commitments to $225 million.
On July 31, 2025, representatives of management of Party E (“Party E Management”) confirmed receipt of the evaluation materials and noted that Party E would review and revert with any questions or further clarifications as required.
On August 1, 2025, Miller Buckfire uploaded Company financial information in response to Party A’s information request list submitted on July 29, 2025 and July 30, 2025.
On August 5, 2025, Party B submitted a non-binding indication of interest (the “Initial Party B Proposal”), which did not state a price and which provided for, among other things, the potential acquisition of 100% of the fully diluted equity interests of the Company and/or the entirety of the Company’s assets subject to further evaluation following discussions with certain lenders and/or landlords.
On August 6, 2025, Miller Buckfire had an introductory call with Campers Inn’s investment banker to discuss the status and process of the Company’s marketing efforts in connection with a potential Campers Inn transaction.
On August 6, 2025, Party B submitted additional due diligence requests to Miller Buckfire and representatives of Company Management.
On August 7, 2025, Party A requested additional information in connection with its evaluation of a Potential Comprehensive Strategic Transaction.
On August 7, 2025, Miller Buckfire uploaded Company financial information in response to Party A’s information request list submitted on August 7, 2025.
On August 7, 2025, the Company provided an amended confidentiality agreement to Party B extending the non-solicit and standstill provisions.
On August 8, 2025, the Financing Committee held a meeting remotely by videoconference. In attendance were the Financing Committee members (Mr. DeVincenzi, Mr. Fredlake and Ms. Scarola), as well as Board members Alexandre Zyngier, Jerry Comstock and Ronald Fleming, the Company’s Chief Executive Officer. Also in attendance were Amber Dillard, the Company’s Chief Operating Officer, Jeffrey Needles, the Company’s Chief Financial Officer, and representatives of BRG, Miller Buckfire, Stoel Rives LLP, corporate counsel to the Company (“Stoel”), and Richards, Layton & Finger, P.A., Delaware and bankruptcy/insolvency counsel (“RLF”). At the meeting, representatives from RLF advised on in-court and out-of-court restructuring and wind-down options as well as the directors’ fiduciary duties. Representatives from Miller Buckfire provided an update on the status of the Company’s financing and strategic processes and Miller Buckfire’s discussions with (i) potential debt providers and equity financing investors, and (ii) a group of the relevant Potential Comprehensive Strategic Transaction counterparties, including to note that: (x) Party B had submitted a non-detailed indication of interest to acquire the Company as a consolidated whole in a stock-for-stock deal without any premium subject to lender and landlord discussions, and (y) that other indications of interest were expected in the near term.
On August 8, 2025, Campers Inn submitted a non-binding indication of interest (the “Second Campers Inn Proposal”). The Second Campers Inn Proposal provided for, among other things, Campers Inn’s interest in evaluating a potential acquisition of the Company. Accompanying the Second Campers Inn Proposal, Campers Inn provided Miller Buckfire with a due diligence request list in connection with a potential transaction.
On August 8, 2025, Party C submitted a non-binding indication of interest (the “Initial Party C Proposal”), which among other things, outlined the principal terms upon which Party C proposed to purchase assets from the Company with respect to all of its operating dealerships and certain real property owned by the Company. The Initial Party C Proposal contemplated Party C purchasing (i) substantially all assets, including the assumption of leases and purchase of real property, at 11 of the Company’s locations and (ii) substantially all inventory, without the assumption of third-party leases, held at the remaining five Company locations.
On August 8, 2025, Miller Buckfire provided Party D with summary marketing materials providing an overview of the Company’s financial performance, pro forma footprint, deleveraged balance sheet and dealership level detail. Additionally, Miller Buckfire provided representatives of Party D’s financial sponsor with access to the data room.
On August 11, 2025, the Company and Campers Inn executed an amended confidentiality agreement.
On August 11, 2025, Miller Buckfire held a telephonic discussion with representatives of Party D’s financial sponsor to discuss certain diligence requests.
On August 11, 2025 and August 12, 2025, Miller Buckfire provided responses to Campers Inn’s diligence request list to representatives of Campers Inn Management and investment banker.
On August 12, 2025, the Board held a meeting remotely by videoconference. In attendance were all members of the Board, as well as Ms. Dillard, Mr. Needles, Kyle Richter, the Company’s Chief Administrative Officer, and representatives of BRG, Miller Buckfire, Stoel and RLF. At the meeting representatives of Miller Buckfire provided an update on the status of discussions with relevant potential financing sources and Potential Comprehensive Strategic Transaction counterparties in the industry as part of the Company’s dual-path process of seeking additional financing and exploring evaluating strategic transactions. The current status of discussions with Party A, Party B, Party C, Party D and Campers Inn were summarized, including considerations of potential deal structure and timing and the status of counterparties’ due diligence efforts.
On August 12, 2025, Miller Buckfire and representatives of Company Management had a telephonic discussion with Party A to receive an update on Party A’s diligence process and interest in submitting a non-binding indication of interest for the acquisition of the majority, or a specified amount, of the Company’s dealership and real estate assets.
On August 12, 2025, Miller Buckfire contacted representatives of Party B Management requesting availability for a call with the Company’s significant landlords in furtherance of the Initial Party B Proposal submitted.
On August 12, 2025, Miller Buckfire provided Party D with Company financial information in response to the diligence requests provided on August 11, 2025.
On August 14, 2025, Miller Buckfire and representatives of Company Management facilitated a conversation between Party B and representatives of one of the Company’s primary landlords to discuss lease terms of existing leased dealerships in furtherance of the Initial Party B Proposal submitted.
On August 15, 2025, the Financing Committee held a meeting remotely by videoconference. In attendance were the Financing Committee members (Mr. DeVincenzi, Mr. Fredlake and Ms. Scarola), as well as Mr. Zyngier, Mr. Comstock and Mr. Fleming of the Board, Ms. Dillard, Mr. Needles, Mr. Richter, and representatives of BRG, Miller Buckfire, Stoel and RLF. At the meeting, representatives from Miller Buckfire provided an update on the status of discussions with relevant potential financing sources and Potential Comprehensive Strategic Transaction counterparties in the industry as part of the Company’s dual-path process of seeking additional financing and exploring evaluating strategic transactions. The current status of discussions with Party A, Party B, Party C, Party D and Campers Inn were summarized, including considerations of potential deal structure and timing, addressing liabilities and assets remaining with the Company after the transaction, and whether a Chapter 11 or Chapter 7 bankruptcy filing would be advisable.

On August 15, 2025, Party A submitted a non-binding indication of interest (the “Third Party A Proposal”), which provided for, among other things, the acquisition of five of the Company’s dealerships and associated real estate, where applicable. The Third Party A Proposal contemplated a purchase price equivalent to $43 million plus a price for RV inventory based on pricing methodologies as stated in the Third Party A Proposal.
On August 15, 2025, Miller Buckfire, on behalf of the Company, provided representatives of Party C Management with summary terms of the Company’s response to the Initial Party C Proposal.
On August 19, 2025, Miller Buckfire contacted Party B to inquire as to their ongoing diligence process and ability to submit a more detailed non-binding indication of interest for the acquisition of the Company.
On August 19, 2025, representatives of Company Management provided Party B with information in response to Party B’s prior information request.
On August 21, 2025, Campers Inn submitted a revised indication of interest (the “Third Campers Inn Proposal”). The Third Campers Inn Proposal provided for, among other things, a cash equity infusion into the Company in the amount of $40 to $50 million in exchange for 100% ownership of the Company and subsequent take-private. The entirety of the equity infusion was contemplated to be posted to the Company’s balance sheet, with no consideration to existing Lazydays stockholders, and the Company retaining all existing liabilities.
On August 21, 2025, Miller Buckfire provided written feedback to Party A regarding the Third Party A Proposal, including, but not limited to, that the Company was focused on comprehensive transaction proposals that provide solutions for substantially all the Company’s inventory, owned real estate and leased dealerships.
On August 21, 2025, Party C submitted a counterproposal to the Company (the “Second Party C Proposal”).
On August 22, 2025, the Financing Committee held a meeting remotely by videoconference. In attendance were Ms. Scarola and Mr. Fredlake of the Financing Committee, Mr. Zyngier, Mr. Comstock and Mr. Fleming of the Board, Ms. Dillard, Mr. Needles, Mr. Richter, and representatives of BRG, Miller Buckfire, Stoel and RLF. At the meeting, representatives from Miller Buckfire reviewed the status of outreach and discussion with possible Potential Comprehensive Strategic Transaction counterparties. Representatives from Miller Buckfire discussed in detail the strengths and weaknesses of offers received and the next steps for continuing the negotiation process, both with the potential acquirers as well as with the Lenders under the Credit Agreement regarding further financial accommodations to support the Company’s ability to sustain operations long enough to allow the Company to consummate any transaction. At the conclusion of the discussion, the Committee instructed Miller Buckfire to ask Party A to provide a whole-Company acquisition offer and to ask Campers Inn to provide an updated offer that included more detailed transaction structures and terms.
On August 22, 2025, Miller Buckfire and representatives of Company Management had a telephonic discussion with representatives of Party A Management related to the Company’s feedback provided on August 21, 2025 regarding the Third Party A Proposal.
On August 22, 2025, Party B submitted a revised non-binding indication of interest (the “Second Party B Proposal”), which provided for, among other things, the acquisition of all outstanding shares of the Company subject to a maximum per share value equal to $3.60 per share with consideration paid in the form of Party B Class A common stock, which shall not be valued less than $16.95 per share. The Second Party B Proposal was conditioned on (i) obtaining third-party financing to pay down the Company’s existing funded indebtedness, (ii) completion of customary due diligence, (iii) negotiation of lease terms with all landlords on terms mutually acceptable to Party B and the landlords, (iv) renegotiation of outstanding payables with all creditors, vendors, suppliers and counterparties mutually acceptable to Party B and the creditors, and (v) any required counterparty, regulatory body or landlord consents.
On August 22, 2025, Miller Buckfire had a telephonic discussion with, and provided written feedback to, representatives of Campers Inn Management and its investment banker regarding the Third Campers Inn Proposal.
On August 24, 2025, Miller Buckfire had a telephonic discussion with the prospective third-party financing provider under Party B’s Second Party B Proposal, who indicated initial support and willingness to participate in the contemplated structure.

On August 25, 2025, Miller Buckfire and representatives of Company Management had a telephonic discussion with representatives of Party A Management and representatives of Party A’s financial sponsorship team to discuss potential transaction structures and implementation constructs.
On August 25, 2025, Miller Buckfire and representatives of Company Management had a telephonic discussion with representatives of Party B Management to review the Second Party B Proposal, primarily to understand proposed landlord and creditor discussions and negotiations, third-party financing and ability to close.
On August 25, 2025, Miller Buckfire provided written questions to Party B associated with certain clarifying components of the Second Party B Proposal.
On August 26, 2025, Miller Buckfire and representatives of Company Management had a telephonic discussion with representatives of Party B Management to further discuss the Second Party B Proposal and the Company’s questions related thereto. Party B verbally presented a revised and substantially altered proposal, which provided for, among other things, (i) the acquisition of the Company’s intellectual property and subsequent lease-back of such intellectual property, (ii) the acquisition of select land parcels and owned real estate assets, (iii) third-party financing to paydown the Company’s existing funded indebtedness, (iv) existing floorplan lenders to continue to provide such facility under market terms and (v) select dealership closures.
On August 27, 2025, Campers Inn submitted a further revised indication of interest (the “Fourth Campers Inn Proposal”). The Fourth Campers Inn Proposal provided for, among other things, an acquisition of substantially all the Company’s assets for a purchase price comprised of: (i) $30 million for furniture, fixtures, equipment, parts, goodwill, and other personal property other than recreational vehicle inventory; (ii) a price for recreational vehicle inventory based on pricing methodologies as stated in the Fourth Campers Inn Proposal; and (iii) a price for owned real property based on a percentage of appraised value for the property as stated in the Fourth Campers Inn Proposal.
On August 28, 2025, Miller Buckfire had a telephonic discussion with representatives of Campers Inn Management and its investment banker to clarify aspects of the Fourth Campers Inn Proposal and confirm valuation.
On August 29, 2025, the Company entered into an amendment to the July Credit Agreement Waiver (the “July Waiver Amendment”), as further described in the Company’s Form 8-K filed with the SEC on September 2, 2025. The July Waiver Amendment (a) added as temporarily waived potential defaults or events of default the failure of the Company to make certain additional vehicle curtailment payments and interest payments when due and (b) extended the date by which the Company could provide one or more indications of interest with respect to a transaction acceptable to the Credit Agreement Agent to September 5, 2025.
On August 29, 2025, Party A submitted a revised non-binding indication of interest (the “Fourth Party A Proposal”), which provided for, among other things, (i) the acquisition of five dealerships and associated real estate, as applicable for $35 million, (ii) the acquisition of three dealerships contingent on renegotiated lease terms for such leased dealerships and (iii) the acquisition of all new and used recreational vehicle inventory.
On August 29, 2025, Party B submitted a revised non-binding indication of interest (the “Third Party B Proposal”), which provided for, among other things, the acquisition of the Company’s shares held by minority stockholders (the “Minority Shares”) for the purpose of taking the Company private. The Third Party B Proposal proposed the (i) acquisition of the Minority Shares for cash consideration of $7.00 per share, (ii) rolling of existing equity interests held by CCM in the Company into the equity of the newly formed private company, (iii) acquisition of all recreational vehicle inventory at three of the Company’s dealerships and (iv) acquisition of select land parcels and real estate assets of the Company. The Third Party B Proposal was conditioned on (i) third-party financing to paydown the Company’s existing funded indebtedness, (ii) completion of customary due diligence, (iii) certain Lender concessions and (iv) any required counterparty or regulatory body approvals.
On August 29, 2025, the Board held a meeting remotely by videoconference. In attendance were all members of the Board, as well as Ms. Dillard, Mr. Needles, Mr. Richter, and representatives of BRG, Miller Buckfire, Stoel and RLF. At the meeting, representatives of Miller Buckfire summarized the status of negotiations and discussions with Party A, Party B, Party C, and Campers Inn, and overviewed the Fourth Party A Proposal, the Third Party B Proposal, the Second Party C Proposal, and the Fourth Campers Inn Proposal. The Board discussed the proposals and determined that more information and negotiation were needed before the proposals other than the Second Party C Proposal could be considered for execution. The Board discussed the merits and weaknesses of the Second Party C

Proposal compared with other outstanding proposals, and the Board determined that it could not approve the execution of the Second Party C Proposal at that time, but the Board approved Miller Buckfire transmitting a counterproposal to Party C that removed the Second Party C Proposal’s exclusivity provision.
On August 29, 2025, the Company informed Party C that it was prepared to move forward and execute the Second Party C Proposal on a nonbinding basis, subject to removal of the exclusivity provision included in the Second Party C Proposal.
On August 29, 2025, Party C submitted a revised indication of interest (the “Third Party C Proposal”), which provided for, among other things, a termination option for a limited period allowing for the Company to enter into an exclusive term sheet or letter of intent with another party prior to the expiration of such termination option.
On August 30, 2025, Miller Buckfire outlined several clarifying questions on behalf of the Company and its lenders related to the Third Party B Proposal in order to facilitate the review of such Third Party B Proposal.
On August 30, 2025, Party C submitted a further revised letter of interest (the “Fourth Party C Proposal”), which provided for, among other things, an extended termination option for a limited period allowing for the Company to enter into an exclusive term sheet or letter of intent with another party prior to the expiration of such termination option. Party C provided a deadline of 11:59pm on August 31, 2025 for the Company to execute the Fourth Party C Proposal.
On August 31, 2025, Miller Buckfire requested that Campers Inn provide proof of financial wherewithal to transact.
On August 31, 2025, Campers Inn reverted with written proof of financial wherewithal to consummate the transaction contemplated by the Fourth Campers Inn Proposal.
On August 31, 2025, Party B provided written responses to the question list provided by the Company on August 30, 2025.
On August 31, 2025, Miller Buckfire outlined additional clarifying questions related to the proposed transaction put forth by Party B on August 30, 2025 and subsequently on August 31, 2025. On August 31, 2025, Party B did not provide answers to the questions submitted by the Company.
On August 31, 2025, the Board held a meeting remotely by videoconference. In attendance were all members of the Board, as well as Ms. Dillard, Mr. Needles, Mr. Richter, and representatives of BRG, Miller Buckfire, Stoel and RLF. At the meeting, representatives of Miller Buckfire summarized the status of negotiations and discussions with Party A, Party B, Party C, and Campers Inn, and the Board discussed and evaluated the outstanding offers with assistance from advisors. With regard to the Fourth Party C Proposal, the Board determined that it could not approve execution of the Fourth Party C Proposal, despite Party C’s asserted deadline, based on the available information that potentially superior offers to maximize value remained on the table and were actively being explored and negotiated.
On August 31, 2025, Miller Buckfire, on behalf of the Company, informed Party C that the Company was not in a position to sign the Fourth Party C Proposal by their asserted deadline of 11:59pm on August 31, 2025.
On September 1, 2025, Party B submitted a revised non-binding indication of interest (the “Fourth Party B Proposal”), which provided for, among other things terms consistent with the indication of interest submitted on August 29, 2025 and the inclusion of additional clarifying terms.
On September 2, 2025, representatives of Campers Inn Management, Miller Buckfire and representatives of Company Management had a telephonic call to discuss a list of diligence items submitted by the Credit Agreement Agent.
On September 3, 2025, the Board held a meeting remotely by videoconference. In attendance were all members of the Board, as well as Ms. Dillard, Mr. Needles, Mr. Richter, and representatives of BRG, Miller Buckfire, Stoel and RLF. The Board received an update on the outstanding offers from Party A, Part B, Party C, and Campers Inn, and discussed potential improvements that might be realized in each offer with the assistance of advisors. The Board directed Company Management and the Company’s advisors to finalize and submit counterproposals to each party, with responses requested prior to the Board meeting scheduled for the next day, September 4, 2025.
On September 3, 2025, Miller Buckfire and representatives of Company Management had a telephonic discussion with representatives of Party A Management to review the Fourth Party A Proposal and provide preliminary feedback.

On September 3, 2025, Miller Buckfire, on behalf of the Company, provided Campers Inn with the Company’s positions for revision to the Fourth Campers Inn Proposal that would help clarify or confirm the terms of the indication of interest, and enhance the proposed transaction’s appeal before the Board engaged in final deliberation of offers received.
On September 3, 2025, Miller Buckfire, on behalf of the Company, provided Party B with proposed topics for revision to the Fourth Party B Proposal that would help clarify or confirm the terms, and enhance the proposed transaction’s appeal before the Board engaged in final deliberation of all offers received.
On September 3, 2025, Miller Buckfire and Stoel held a telephonic discussion with representatives of Party C Management and its counsel to review the Company’s proposed topics for revisions to the Fourth Party C Proposal.
On September 4, 2025, and in response to the Company’s comments to the Fourth Campers Inn Proposal, Campers Inn submitted a further revised indication of interest (the “Fifth Campers Inn Proposal”), which provided for, among other improvements for the Company, the removal of certain conditions to close.
On September 4, 2025, Party C submitted a further revised nonbinding indication of interest (the “Fifth Party C Proposal”), which provided for, among other things, a limited fiduciary out, cash deposit and breakup fee.
On September 4, 2025, the Board held a meeting remotely by videoconference. In attendance were all members of the Board, as well as Ms. Dillard, Mr. Needles, Mr. Richter, and representatives of BRG, Miller Buckfire, Stoel and RLF. At the meeting, the Board evaluated and deliberated on the remaining proposals received to date. During the course of the discussion, Party B indicated in writing to Miller Buckfire that, upon extensive review, Party B elected to remove itself from the process, and Miller Buckfire informed the Board. After further discussion, the Board then elected to move forward with the Fifth Campers Inn Proposal in principle and subject to certain modifications.
On September 5, 2025, the Board held a meeting remotely by videoconference. In attendance were all members of the Board, as well as Ms. Dillard, Mr. Needles, Mr. Richter, and representatives of BRG, Miller Buckfire, Stoel and RLF. At the meeting, the Board reviewed and discussed proposed revisions to the Fifth Campers Inn Proposal and the Board approved the submission of such revisions to Campers Inn.
On September 5, 2025, Stoel delivered on behalf of the Company legal comments on the Fifth Campers Inn Proposal to Campers Inn’s counsel, McLane Middleton, Professional Association (“McLane”).
On September 5, 2025, Party A submitted a revised non-binding indication of interest (the “Fifth Party A Proposal”), which provided for, among other things, (i) the acquisition of five dealerships and associated real estate, as applicable for $40 million, (ii) the acquisition of three dealerships contingent on renegotiated lease terms for such leased dealerships, (iii) the acquisition of all new and used recreational vehicle inventory and (iv) the acquisition of three bare land parcels for $18 million.
On September 6, 2025, Party B returned to the process by submitting a revised non-binding indication of interest (the “Fifth Party B Proposal”), which provided for, among other things, the acquisition of substantially all the Company’s assets for a purchase price comprised of (i) a price for recreational vehicle inventory based on pricing methodologies as stated in the Fifth Party B Proposal, (ii) $52 million for the Company’s real estate and bare land assets, and (iii) $5 million for the Company’s intellectual property, as well as the assumption of certain leases at six of the Company’s leased locations.
On September 8, 2025, McLane returned comments on behalf of Campers Inn to the Company’s last positions regarding the Fifth Campers Inn Proposal.
On September 8, 2025, the Board held a meeting remotely by videoconference. In attendance were all members of the Board (other than Mr. Fleming), as well as representatives of Miller Buckfire, Stoel and RLF. At the meeting, the Board discussed and evaluated the Fifth Party B Proposal as compared to the Fifth Campers Inn Proposal and the Board determined to continue prioritizing the negotiation of the Fifth Campers Inn Proposal.
On September 9, 2025, Miller Buckfire, Stoel and representatives of Company Management had a telephonic call with representatives of Campers Inn Management and its legal and financial advisors to discuss outstanding items under the Fifth Campers Inn Proposal.
On September 10, 2025, Miller Buckfire held a telephonic discussion with representatives of Party B Management to discuss the Company’s position regarding the Fifth Party B Proposal.

On September 10, 2025, Party B submitted a further revised non-binding indication of interest (the “Sixth Party B Proposal”), which provided for, among other things, terms consistent with the Fifth Party B Proposal with an increase to the consideration provided for the Company’s goodwill and intellectual property from $5 million to $10 million.
On September 11, 2025, Stoel returned on behalf of the Company further comments to the Fifth Campers Inn Proposal (as revised, the “Final Letter of Intent”).
On September 11, 2025, the Board held a meeting remotely by videoconference. In attendance were all members of the Board, as well as Ms. Dillard, Mr. Needles, Mr. Richter, and representatives of BRG, Miller Buckfire, Stoel and RLF. At the meeting, the Board evaluated and deliberated on the Final Letter of Intent and the Sixth Party B Proposal. After extensive discussion and deliberation, the Board approved execution of the Final Letter of Intent.
On September 11, 2025, following the Board’s approval thereof, the Company and Campers Inn executed the Final Letter of Intent. The Final Letter of Intent was non-binding, except for binding obligations on Campers Inn and the Company regarding a deposit and binding obligations on the Company regarding exclusivity and a termination fee. Pursuant to a binding provision of the Final Letter of Intent, Campers Inn paid a $1 million deposit (the “Deposit”). The Company would be required to refund the Deposit to Campers Inn if: (i) the Company’s payment of a breakup fee was required pursuant to the Final Letter of Intent; (ii) at any time the Company abandons the Asset Sale; or (iii) if the Closing Conditions are not met. In any other case, the Company is entitled to retain the Deposit and, if the Asset Sale closes, the Deposit will be credited to the purchase price for the purchased assets.
On September 12, 2025, the Company entered into an Amended and Restated Limited Waiver and Consent with Respect to Credit Agreement (the “September Credit Agreement Waiver”), which amended and restated the July Credit Agreement Waiver, as further described in the Company’s Form 8-K filed with the SEC on September 16, 2025. Under the September Credit Agreement Waiver, the Lenders consented to the transactions contemplated by the Final Letter of Intent subject to the conditions specified in the September Credit Agreement Waiver. In addition, the September Credit Agreement Waiver (a) extended the expiration of the temporary waivers of potential defaults or events of defaults identified therein to December 1, 2025, (b) added as temporarily waived potential defaults or events of default, among others, the Company’s failure to make certain additional vehicle curtailment payments and interest payments when due, including with respect to the months ending September 30, 2025, October 31, 2025 and November 30, 2025 and (c) set forth the terms under which the Company would be permitted to access funds in the Cash Collateral Reserve. Among other covenants, the September Credit Agreement Waiver required the Company to, on or before October 6, 2025, execute and deliver a definitive purchase agreement consistent in all material respects with the Final Letter of Intent. Under the September Credit Agreement Waiver, termination of the Final Letter of Intent or the definitive purchase agreement for the transactions contemplated thereby would constitute an immediate event of default under the Credit Agreement. The September Credit Agreement Waiver also reduced the aggregate amount of the Lenders’ floorplan commitments to $200 million.
On September 12, 2025, Party B was informed that, upon thorough review and deliberation of bids received, the Company had elected to move forward with an alternative proposal.
On September 12, 2025, Party C was informed that, upon thorough review and deliberation of bids received, the Company had elected to move forward with an alternative proposal.
On September 18, 2025, representatives of Stoel provided an initial draft of the Asset Purchase Agreement to representatives of McLane. Between September 18, 2025 and October 6, 2025, representatives of Stoel, representatives of Company Management, representatives of McLane and principals of Campers Inn negotiated and finalized the Asset Purchase Agreement.
On September 19, 2025, the Financing Committee held a meeting remotely by videoconference. In attendance were Ms. Scarola and Mr. Fredlake of the Financing Committee, Mr. Zyngier, Mr. Comstock and Mr. Fleming of the Board, Ms. Dillard, Mr. Richter, and representatives of BRG, Miller Buckfire and Stoel. At the meeting, representatives from Stoel provided an update on the transaction with Campers Inn and discussed the terms of the asset purchase agreement transmitted to Campers Inn.
On October 3, 2025, the Financing Committee held a meeting remotely by videoconference. In attendance were all Financing Committee members (Mr. DeVincenzi, Mr. Fredlake and Ms. Scarola), Mr. Zyngier, Mr. Comstock and Mr. Fleming of the Board, Ms. Dillard, Mr. Richter, and representatives of BRG, Miller Buckfire and Stoel. At the meeting, representatives from Stoel provided an update on the negotiations of the Asset Purchase Agreement and Ms. Dillard updated the Committee on Campers Inn’s due diligence process. The Financing Committee discussed these updates and directed Company Management and advisors to continue negotiations with Campers Inn.
On October 6, 2025, the Board held a meeting remotely by videoconference. In attendance were all members of the Board, as well as Ms. Dillard, Mr. Needles, Mr. Richter, and representatives of BRG, Miller Buckfire, Stoel and RLF. At the meeting, the Financing Committee resolved that it was fair, advisable, expedient and in the best interest of the Company and its residual claimants, and determined that it will maximize reasonably attainable value for the Company’s residual claimants, for the Sellers to enter into the Asset Purchase Agreement and consummate the Asset Sale and the other transactions contemplated thereby, and for the Company to adopt the initial plan of dissolution previously disclosed by the Company, and recommended each of the foregoing to the Board for approval. Upon the recommendation of the Financing Committee, the Board unanimously determined that it was fair, advisable, expedient and in the best interest of the Company and its residual claimants, and determined that it will maximize reasonably attainable value for the Company’s residual claimants, for (i) the Sellers to enter into the Asset Purchase Agreement and consummate the Asset Sale pursuant thereto and the other transactions contemplated thereby, and (ii) for the Company to adopt the initial plan of dissolution, and approved each of the foregoing and recommended that the stockholders of the Company approve and adopt the Asset Purchase Agreement, the Asset Sale and the initial plan of dissolution. On October 14, 2025, the Board subsequently approved the Plan of Dissolution attached as Annex B hereto.
Recommendation of the Board; Reasons for the Asset Sale
The Board believes that consummating the Asset Sale pursuant to the Asset Purchase Agreement is in the best interest of the Company and will maximize reasonably attainable value for the Company’s residual claimants. The decision of the Board to seek our stockholders’ approval for the Asset Sale pursuant to the Asset Purchase Agreement followed a lengthy process during which the Board consulted with Company Management and legal, financial and other advisors and carefully considered the terms of the Asset Purchase Agreement and the risks, timing, viability and potential impact to us and our stakeholders of the alternatives potentially available to us.
In reaching its decision to approve the Asset Purchase Agreement and to recommend that our stockholders approve the Asset Sale, the Board considered a number of factors, including, but not limited to the following factors:
•
our substantial operating losses, our limited cash resources, our inability to secure additional capital from investors and our inability to generate sufficient cash to operate as an independent going concern in the foreseeable future;

•
our substantial secured and unsecured indebtedness and outstanding trade payables, our inability to refinance such indebtedness, the fact that all or substantially all of our assets were encumbered to secure such indebtedness, the Lenders’ expressed desire to cease providing us with a floor plan credit facility, the Lenders’ continuing reduction in the aggregate amount of their floor plan commitments under the Credit Agreement, and our inability to obtain an alternative floor plan credit facility;

•
the terms of the Credit Agreement, including required loan repayments that we would not be able to satisfy and substantial constraints and conditions imposed on us which were necessary to obtain waivers of those and other defaults thereunder, such as the provision that it would be an immediate default under the Credit Agreement if the Company did not execute an asset purchase agreement consistent in all material respects with the Final Letter of Intent on or before October 6, 2025;

•
the fact that the Asset Sale is the result of an active, lengthy and thorough evaluation and negotiation of strategic alternatives reasonably available to the Company within the constraints imposed on the Company, and the Board’s determination that no other party provided a Potential Comprehensive Strategic Transaction on terms more favorable than those of the Asset Sale after considering all factors relevant to the directors in their business judgment;

•
the Board’s business judgment that, through extensive discussions and negotiations, it had obtained the Purchasers’ best and final offer within the available time and that it was unlikely that any other party would be willing to acquire the Company, or substantially all of its assets, on terms as reasonably likely to maximize value to the Company’s residual claimants as the terms of the Purchasers’ offer within the available time;

•
the value of the consideration to be received by the Sellers pursuant to the Asset Purchase Agreement and the liabilities and obligations to be assumed by Purchasers pursuant to the Asset Purchase Agreement;

•
the Purchasers’ obligation to consummate the Asset Sale being limited to four specific conditions (HSR Act; stockholder approval; title to assets; and specified third-party consents) and not being conditioned on anything else, including no conditions for Purchasers’ state licensing, dealer agreements or financing, no conditions relating to representation and warranty bring-downs at closing, and no material adverse effect closing condition;

•	the fact that the Purchasers did not require any purchase price escrows or holdbacks and waived any post-Closing recourse against the Company under the Asset Purchase Agreement absent fraud; and
•	the likelihood that the Asset Sale will be completed, including the reasonableness of the conditions to closing contained in the Asset Purchase Agreement.
The Board also considered potential drawbacks or risks relating to the Asset Sale, including the following risks and potentially negative factors, but determined that these potential risks and factors were outweighed by the expected benefits of the Asset Sale to the Company and its residual claimants in light of the circumstances and constraints facing the Company:
•	the incurrence of costs and expenses in connection with attempting to complete the Asset Sale, including investment banking, legal, financial advisory, accounting and other costs;
•	the fact that the assets being sold to the Purchasers include substantially all of our non-cash assets;
•
the terms of the Asset Purchase Agreement that do not allow us to consider an alternative strategic transaction or to terminate the Asset Purchase Agreement and accept a superior proposal without paying a $10 million breakup fee; and

•
the consideration from the Asset Sale is not expected to be sufficient to satisfy the Company’s substantial secured and unsecured claims and, if that proves to be the case, there would be no recovery for our stockholders.

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes principal factors considered. The Board reached the conclusion to approve the Asset Purchase Agreement, the Asset Sale and the other transactions contemplated by the Asset Purchase Agreement in light of the various factors described above and other factors that the members of the Board believed were appropriate. The Board did not assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the Board viewed its position and recommendation as being based on the totality of information presented to and considered by the Board in exercising its business judgment. In considering the factors discussed above, individual directors on the Board may have given different weights to different factors.
Interests of Our Directors and Executive Officers in the Asset Sale
No officer or director of the Company or their respective associates has any substantial interest, direct or indirect, by security holdings or otherwise, in the Asset Sale that is not shared by all other Lazydays stockholders.
Indemnification of Officers and Directors
In connection with the Asset Sale, we will continue to indemnify our directors and officers to the maximum extent permitted in accordance with applicable law, our certificate of incorporation and our bylaws. The Board is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover such indemnification obligations, including seeking an extension in time and coverage of our insurance policies currently in effect.
Anticipated Accounting Treatment
Under generally accepted accounting principles, upon completion of the Asset Sale, we will remove the net assets and assumed liabilities sold and add the proceeds from the Asset Sale to our consolidated balance sheet, which we anticipate would result in recording a gain from the Asset Sale.
Material U.S. Federal Income Tax Consequences of the Asset Sale
The following is a summary of certain material U.S. federal income tax consequences of the Asset Sale that are generally applicable to the Company and our stockholders. This discussion is included for general information purposes only and does not constitute, and is not, a tax opinion or tax advice to any particular stockholder. This summary is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, judicial decisions, administrative rulings and other legal authorities, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. Any such change could alter or modify the statements and conclusions set forth below. No ruling from the Internal Revenue Service (the “IRS”) and no opinion of counsel will be requested or obtained concerning the U.S. federal income tax consequences of the Asset Sale. The tax consequences set forth in the following discussion are not binding on the IRS or the courts, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court.
EACH STOCKHOLDER SHOULD CONSULT THE STOCKHOLDER’S OWN TAX ADVISERS TO DETERMINE THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE STOCKHOLDER AS A RESULT OF THE ASSET SALE, AND ANY FEDERAL NON-INCOME, STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES RELEVANT TO THE STOCKHOLDER AS A RESULT OF THE ASSET SALE.
The Asset Sale will be treated for U.S. federal income tax purposes as a taxable transaction upon which we will recognize gain or loss. The Asset Sale itself will not be a taxable event to our stockholders. The amount of gain or loss we recognize with respect to the sale of a particular asset will be measured by the difference between the amount realized by us on the sale of that asset and our tax basis in that asset. The amount realized by us on the Asset Sale will include the amount of cash received, the fair market value of any other property received, and total amount of the liabilities to which the assets are subject or that are assumed by the Purchasers. For purposes of determining the amount realized by us with respect to specific assets, the total amount realized by us will generally be allocated among the assets according to the rules set forth in Section 1060(a) of the Code and the residual method under Treasury Regulation Section 1.1060-1(c)(2). Our basis in our assets is generally equal to their cost, as adjusted for certain items, such as tax depreciation. The determination of whether we will recognize gain or loss will be made with respect to each of the assets to be sold. Accordingly, we may recognize gain on the sale of certain assets and loss on the sale of certain others, depending on the amount of consideration allocated to an asset as compared with the basis of that asset. Further, the sale of certain assets may result in ordinary income or loss, depending on the nature of the asset. To the extent we recognize taxable income or gain from the Asset Sale, such income or gain may be offset to some extent by our available current operating loss and net operating loss carryforwards, but we nonetheless may incur income tax liability.
Required Stockholder Approval for the Asset Sale
Under Delaware law, the adoption of the Asset Purchase Agreement required the written consent of the holders of the Common Stock representing a majority of the issued and outstanding shares of Common Stock. As of the Record Dates, the record dates for determining stockholders of Lazydays entitled to vote on the adoption of the Asset Purchase Agreement and the Plan of Dissolution and dissolution and other transactions contemplated thereby, there were 3,735,655 shares of Common Stock outstanding. Holders of the Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including adoption of the Asset Purchase Agreement. On October 14, 2025, the Majority Holders, collectively holding a majority of the issued and outstanding shares of Common Stock, executed the Written Consent.
Rule 14c-2 under the Exchange Act requires that corporate action approved by the Written Consent may not become effective until at least 20 days after the mailing of this Information Statement to our stockholders.
As a result of the execution of the Written Consent on October 14, 2025, the requisite stockholder approval has been obtained and, as such, Lazydays will not be soliciting your vote to adopt the Asset Purchase Agreement and will not call a stockholder meeting for purposes of voting on the adoption of the Asset Purchase Agreement.
Regulatory Approvals
A filing under the HSR Act will be required in connection with the Asset Sale. The Asset Sale may close no earlier than the early termination or expiration of the 30-day waiting period thereunder.
Use of Proceeds
As of September 30, 2025, the Sellers had approximately $184.3 million in senior secured floorplan debt outstanding, $27.8 million in senior secured revolving debt obligations outstanding, and $12.6 million in secured mortgage debt outstanding. As of September 30, 2025, the Sellers had approximately $38.0 million in trade payables and other unsecured obligations. The estimated purchase price is projected to be less than the total amount of the Sellers’ secured and unsecured liabilities.
If the Asset Sale closes, proceeds would be applied in accordance with the Asset Purchase Agreement based on existing contractual priorities, including payments to holders of senior indebtedness necessary to obtain releases of their senior liens on the assets to be sold. The Sellers expect that, after any such payments, Lazydays will not have sufficient cash to repay all unsecured creditors of Lazydays in full. If the Sellers do not have sufficient cash to repay all unsecured creditors in full, Lazydays would not provide any return to its stockholders, based on their junior priority relative to the priority of the Seller’s secured and unsecured creditors. Accordingly, Lazydays cautions that the Common Stock and its other securities are highly speculative and pose substantial risks, and stockholders of the Company will experience a significant or complete loss of their investment, subject to uncertain future factors and developments.
Operations of Lazydays Following the Asset Sale
Following the completion of the Asset Sale, the Sellers will not have remaining operations and expect to wind-up and liquidate their remaining assets, liabilities and affairs. For more information, refer to the section titled “Action No. 2: The Plan of Dissolution” in this Information Statement.

THE ASSET PURCHASE AGREEMENT
This section describes the material terms of the Asset Purchase Agreement. The descriptions in this section and elsewhere in this Information Statement are qualified in their entirety by reference to the complete text of the Asset Purchase Agreement, a copy of which is attached as Annex A and is incorporated by reference into this Information Statement. This summary does not purport to be complete and may not contain all of the information about the Asset Purchase Agreement that is important to you. We encourage you to read the Asset Purchase Agreement carefully and in its entirety. Additional important information can be found elsewhere in this Information Statement and in the public filings we make with the SEC, as described in the section titled “Where You Can Find More Information” in this Information Statement.
General
On October 6, 2025, the Sellers entered into the Asset Purchase Agreement with the Purchasers and the Guarantor pursuant to which the Sellers and the Purchasers agreed, subject to specified terms and conditions, to consummate the Asset Sale. The Asset Sale will take place in a series of site-by-site Closings.
Following the final Closing, the Sellers expect to begin the process of winding up and liquidating.
Purchase and Sale of Assets
Locations
The Sellers’ assets are located primarily at the Sellers’ RV dealerships. The Sellers operate 13 RV dealerships in the following locations:
•	Tucson, Arizona
•	Johnstown, Colorado
•	Seffner, Florida
•	Wildwood, Florida
•	Council Bluffs, Iowa
•	Monticello, Minnesota
•	Ramsey, Minnesota
•	Wilmington, Ohio
•	Portland, Oregon
•	Knoxville, Tennessee (3 dealerships)
•	St. George, Utah
The Purchasers will continue to operate the dealerships in Tucson, Johnstown, Seffner, Knoxville, and St. George after the relevant Closings (the “Assumed Dealerships”). The Purchasers will purchase the assets at the remaining locations, and continue to assess whether to assume leases or continue to operate the dealerships. The Purchasers will purchase the assets at the Company’s Tampa, Florida corporate headquarters, but will not assume the lease or continue to operate in that location.
The Sellers also own three parcels of bare land in the following locations, all of which the Purchasers are purchasing:
•	Aurora, Colorado
•	Las Vegas, Nevada
•	Waller, Texas

Acquired Assets
At each Closing, the Asset Purchase Agreement contemplates that the Sellers will sell to the Purchasers all of their assets related to the applicable location for the Closing, other than those assets that are specifically excluded (the “Acquired Assets”). The assets to be sold to the Purchasers include, by way of example:
•	all RV inventory, including RV inventory in transit;
•	all inventory of parts and accessories for RVs, including parts and accessories in transit;
•	all furniture, fixtures and equipment and all other non-inventory items of tangible personal property;
•	all leases for Assumed Dealerships (the “Assumed Leases”);
•	all owned real estate;
•	all rights and receivables relating to works for maintenance, repair or replacements for customers that are in process and not completed as of the applicable Closing (“WIP”);
•	all customer orders for RVs arising in the ordinary course of business, and other contracts as agreed by the parties (collectively, the “Assigned Contracts”);
•	all customer deposits;
•	all transferrable governmental permits (if any);
•
all rights under warranties, net parts return privileges under an applicable manufacturer’s parts return plan, indemnities, and all similar rights against third parties to the extent arising from any of the other Acquired Assets;

•
all intellectual property, including (i) the lazydays.com domain name, (ii) the lazydays.com website (and access thereto), (iii) access to the version of the lazydays.com website in operation prior to September 2025, (iv) internally developed business intelligence platforms, (v) internally developed software applications (provided that the Purchasers will acquire the items of intellectual property described in the foregoing clauses (i) through (v) only at the final Closing); (vi) tradenames, service marks, brand names, logos and other similar designations of source, sponsorship, association, or origin (provided that the Purchasers will acquire such names, marks, logos or designations containing “Lazydays” only at the final Closing); (vii) customer files; (viii) customer lists; (ix) vendor and supplier lists; (x) business telephone numbers; (xi) machinery and equipment maintenance files; (xii) information related to accounts, personnel and referral sources, customers and prospective customers, and billing records and (xiii) social media accounts and passwords, in each case whether evidenced in writing or electronic data;

•	all goodwill value of the Sellers’ business or any other acquired asset; and
•
all claims, causes of action, rights of recovery, rights of set-off, rights of recoupment, choses in action and similar rights of any Seller, in each case, (i) to the extent transferable under applicable law and (ii) to the extent arising with respect to the Acquired Assets or the Assumed Dealerships prior to the applicable Closing, but (iii) excluding any such claims, causes of action, rights of recovery, rights of set-off, rights of recoupment, choses in action or similar rights to the extent arising with respect to Excluded Assets or Excluded Liabilities (in each case as defined below).

Assumed Liabilities
At each Closing, the Purchasers will assume and agree to pay, perform, and discharge only the following liabilities (“Assumed Liabilities”):
•	all liabilities under the Assumed Leases and Assigned Contracts;
•	all liabilities of the applicable Seller to perform the WIP from and after the applicable Closing;
•	all liabilities of the applicable Seller to perform the obligations or services related to any customer deposits from and after the applicable Closing; and
•	all accrued and unpaid paid time off obligations for any employee transferring to the Purchasers’ employment.

Excluded Assets
Each Seller shall keep and retain, and the Purchasers shall not be obligated to purchase, acquire, or accept, the following assets, rights, and properties of any Seller:
•	all cash and cash equivalents;
•	all accounts receivable for completed services or completed sales and/or deliveries;
•	all rebates earned prior to Closing and payable to any Seller (including volume rebates earned by achieving purchase levels and any specially negotiated rebates or incentives);
•
all assets and rights relating to any employee benefit plans ever maintained by any Seller or its affiliates covering employees of any Seller or its affiliates or to which any Seller or its affiliates has made any contribution or to which any Seller or its affiliates could be subject to any liability;

•	all Contracts that are not Assigned Contracts (including all dealer sales and service agreements for the Sellers’ business and all agreements relating to dealer management systems (“DMS”));
•	all prepaid expenses, advance payments and security deposits;
•	organizational documents, minute books, tax returns and other documents pertaining the corporate or limited liability company existence of any Seller;
•	all rights of the Sellers under the Asset Purchase Agreement and related transaction documents;
•	all correspondence or records of the Sellers that constitute attorney-client privileged communications, attorney work product or other information subject to certain confidentiality obligations;
•
all insurance policies of the Sellers and all rights to applicable claims and proceeds thereunder for claims arising prior to the applicable Closing, including all tail and runoff policies related thereto;

•	each Seller’s DMS and servers containing such DMS and all emails and email accounts of each Seller’s employees;
•	all equity interests of all subsidiaries of Lazydays; and
•	all rights relating to the assets specifically described on a schedule to the Asset Purchase Agreement.
Excluded Liabilities
The Purchasers will not assume or be liable for or be required to pay, perform, or discharge any liabilities that are not Assumed Liabilities.
Non-Assignable Assets
Assets which are by their terms non-assignable or non-transferable without the consent of a third party will not be assigned to the Purchasers if consent has not been obtained by the applicable Closing.
Consideration
Purchase Price
The consideration for the Asset Sale will consist entirely of cash paid by the Purchasers to the Sellers and the Purchasers’ assumption of the Assumed Liabilities. The Purchasers have agreed to pay an aggregate purchase price consisting of: (i) $30 million for Sellers’ assets other than RV inventory and owned real property; (ii) a price for Sellers’ RV inventory to be calculated by the parties at each closing based on pricing formulas and methodologies as stated in Exhibit A to the Asset Purchase Agreement; and (iii) $34.9 million for Sellers’ owned real property. Purchasers will also assume certain outstanding obligations of the Sellers and are expected to continue operations at certain of the Sellers’ RV dealerships, as further described in Exhibit A to the Asset Purchase Agreement. As of the date of this Information Statement, we estimate the total consideration paid for all Closings in the aggregate will be $246.5 million.

Conditions to Closing
Each Closing is subject to the satisfaction or, to the extent permissible under applicable law or pursuant to the Asset Purchase Agreement, waiver of the following conditions:
Conditions for All Parties
All waiting periods applicable to the consummation of the transactions contemplated by the Asset Purchase Agreement under the HSR Act or any other applicable antitrust laws (to the extent applicable to the Closing at issue) (if any) shall have expired or been terminated.
To the extent approval by the stockholders of the Company is required by law prior to consummating the Asset Sale, written consents from the requisite stockholders of the Company or other manner of obtaining requisite approval from the stockholders of the Company to the consummation of the transactions contemplated by the Asset Purchase Agreement shall have been obtained and become effective in compliance with applicable law, and any waiting period relating thereto, including under Rule 14c-2 under the Exchange Act, with respect to the filing of this Information Statement, shall have expired. On October 14, 2025, the Majority Holders, collectively holding a majority of the issued and outstanding shares of Common Stock, approved the transactions contemplated by the Asset Purchase Agreement by execution of the Written Consent.
The third-party consents specified in the Asset Purchase Agreement (to the extent applicable to the Closing at issue) shall have been obtained.
Conditions for the Purchasers
The Purchasers shall receive good and marketable title to the applicable purchased assets at the applicable Closing (or, in the case of recent trade-in RV Inventory, powers of attorney and payoffs to allow the Purchasers to clear title in the ordinary course after the Closing), free and clear of all Encumbrances other than Permitted Encumbrances (in each case as defined in the Asset Purchase Agreement).
Conditions for Lazydays
The Purchasers shall have completed the applicable payments required under the Asset Purchase Agreement with respect to the Closing.
Representations and Warranties
The representations and warranties of the Sellers contained in the Asset Purchase Agreement (i) have been made solely for purposes of the Asset Purchase Agreement, (ii) have been qualified by matters specifically disclosed in the disclosure schedules to the Asset Purchase Agreement, (iii) are subject to materiality qualifications contained in the Asset Purchase Agreement, which might differ from what is viewed as material by investors, (iv) were made only as of the date of the Asset Purchase Agreement or such other date as is specified in the Asset Purchase Agreement and (v) have been included in the Asset Purchase Agreement for the purpose of allocating risk between the contracting parties and were not intended to be treated as categorical statements of fact. The Asset Purchase Agreement should not be read alone, but should instead be read in conjunction with the information provided elsewhere in this Information Statement. In addition, to the extent specific material facts are known by the Sellers to exist that they believe contradict the representations and warranties of the Sellers contained in the Asset Purchase Agreement in a material way, we have provided disclosure of those facts.
The Sellers made representations and warranties to the Purchasers concerning the following matters:
•	organization and good standing;
•	authorization and enforceability;
•	conflicts and consents;
•	title to acquired assets;
•	litigation;
•	consigned inventory;

•	real property;
•	permits and compliance with laws;
•	employee benefit plans;
•	labor and employment matters;
•	environmental matters;
•	taxes; and
•	brokers.
The Purchasers made representations and warranties to the Sellers concerning the following matters:
•	organization and good standing;
•	authorization and enforceability;
•	conflicts and consents;
•	legal proceedings;
•	sufficiency of funds and floorplan financing;
•	independent investigation; and
•	brokers.
Efforts to Close
Until the earlier of the termination of the Asset Purchase Agreement or the final Closing, the Purchasers and the Sellers agreed to use their respective best efforts to take or cause to be taken all actions to complete, as soon as reasonably practicable, in the most expeditious manner possible, the Closing of the transactions contemplated by the Asset Purchase Agreement, including using best efforts to cause the applicable closing conditions to be satisfied and defend against any actions challenging the Asset Purchase Agreement or the Asset Sale. The parties also agreed as follows:
•	the Purchasers and the Sellers will use commercially reasonable efforts to obtain any governmental antitrust approval required for the Asset Sale, including by making filings under the HSR Act;
•	the Purchasers and the Sellers will use their respective best efforts to obtain consents from specified third-parties;
•	Lazydays will use its best efforts to obtain its stockholders’ approval of the Asset Sale so long as such approval is required under applicable law; and
•	the Purchasers will use their best efforts to obtain the proceeds of the floorplan financing commitment letters delivered at the signing of the Asset Purchase Agreement.
Interim Period Operations and Access
During the period between the signing of the Asset Purchase Agreement and the final Closing, except (i) as required by applicable law or governmental order, (ii) as contemplated by the Asset Purchase Agreement or (iii) with the prior written consent of the Purchasers, the Sellers will use good faith efforts to operate the Assumed Dealerships in all material respects in the ordinary course of business and to preserve the operations and goodwill of each such dealership in all material respects, including by using such good faith efforts to seek to retain “front line” employees (retail sales, service, parts, dealer lot and administrative personnel) in such dealership. During that period, the Sellers will give the Purchasers reasonable access to representatives of each Seller and to relevant premises, properties, books, records, contracts, financial and operating data, and other information and documents reasonably pertaining to such Seller and its business, the Acquired Assets and real property used in the business.
Confidentiality and Public Disclosure
Until the final Closing, the parties and their communications and activities remain subject to a confidentiality agreement executed by the parties prior to the signing of the Asset Purchase Agreement. Until the final Closing, unless otherwise advisable or required under applicable law or stock exchange requirements, none of the parties or any of their respective representatives shall issue or make any new press release or make other public communication regarding the Asset Purchase Agreement or the transactions contemplated thereby without the prior written consent of the other parties.
Exclusivity and Breakup Fee
Until the final Closing, Lazydays will not, and will cause its subsidiaries and its and its subsidiaries’ respective representatives, to not, directly or indirectly, solicit, negotiate, encourage or otherwise discuss with or provide information or enter into any agreement with respect to (including but not limited to continuing any current discussions or negotiations or continuing to allow access to any online or physical data room) any person or entity (other than the Purchasers, Campers Inn and their respective representatives) for the purpose of effecting or evaluating the sale, transfer, recapitalization or other disposition, directly or indirectly, of any equity interests in, or assets of, Lazydays or any of its subsidiaries by asset sale, equity sale, joint venture, merger, consolidation, recapitalization or any other means or other transaction.
If Lazydays receives an offer from a third party that it reasonably determines may be a superior offer to the transactions contemplated by the Asset Purchase Agreement and the Board determines in good faith (after consultation with counsel) that the failure to consider such superior offer would be inconsistent with its fiduciary duties under applicable law (the “Fiduciary Out”), (i) Lazydays shall provide notice to the Purchasers and Campers Inn of the existence and general terms of such superior offer promptly, (ii) Lazydays and its representatives may furnish to such third party information and access relating to Lazydays and its subsidiaries and their businesses and operations for the purpose of assisting with or facilitating such a superior offer and engage in related discussions and negotiations and (iii) if Lazydays pays or causes to be paid to Campers Inn or its designee a breakup fee equal to $10 million (the “Breakup Fee”), Lazydays may (x) terminate the Asset Purchase Agreement and/or (y) enter into any agreement (including any letter of intent, term sheet or other similar document or any definitive agreement) relating to such superior offer with such third party and may consummate any transactions contemplated thereby. The Breakup Fee shall be due and payable when, in the exercise of the Fiduciary Out, Lazydays engages with and furnishes information and access to such third party. Neither the Purchasers nor Campers Inn is obligated to match or top any superior offer or to continue negotiations with Lazydays in response to a superior offer.
Tax Matters
The Purchasers are entitled to deduct and withhold from the purchase price all taxes that the Purchasers are required to deduct and withhold under applicable law; however, the Purchasers agreed that no withholding is required and they will not assert a basis for withholding provided the Sellers deliver properly completed Forms W-9.
The purchase price and assumed liabilities (plus other relevant items) will be allocated among the Acquired Assets and the parties’ obligations under the Asset Purchase Agreement for all purposes (including tax and financial accounting) as shown on the allocation schedule attached to the Asset Purchase Agreement. Each party will file its respective IRS Forms 8594 and all federal, state, and local tax returns in accordance with the allocation schedule.
Except for certain real property taxes, the Purchasers have agreed to timely pay all transfer taxes incurred in connection with the Asset Purchase Agreement and file appropriate related tax returns (with the Sellers’ reasonable cooperation).
Property taxes and rents payable under the Assumed Leases will be prorated between the Purchasers and the Sellers.
Employee Matters
On the date of each applicable Closing, the Sellers will terminate all employees at each Assumed Dealership immediately prior to the applicable Closing and the Purchasers will offer employment, on an “at will” basis, to all or substantially all of such employees effective immediately following such Closing (subject to routine background checks and onboarding requirements in the Purchasers’ ordinary course of business). Each such offer of employment will be for substantially the same base salary or wage rate, position and work location in effect immediately prior to the Closing and will include other employee benefits that are substantially comparable in the aggregate (as reasonably determined by the Purchasers) to the benefits that are provided either (x) to the employee immediately prior to the applicable Closing, or (y) to similarly situated employees of the Purchasers or its affiliates (with the exception of any deferred compensation plans, defined benefit pension plans, severance, post-employment medical plans, long-term incentive or equity or equity-based compensation plans). The Purchasers will assume all obligations related to accrued paid time off of any transferring employees.

Termination
The Sellers and the Purchasers may terminate the Asset Purchase Agreement by mutual written consent. In addition, there are certain other circumstances under which the Asset Purchase Agreement may be terminated:
•
by the Purchasers or a Seller if a final, non-appealable governmental order or law permanently enjoining or otherwise prohibiting the Asset Sale has been issued by a governmental authority of competent jurisdiction, but only as to the particular location to which the order or law relates; or

•	by Lazydays upon exercise of the Fiduciary Out; or
•
by the Purchasers or a Seller if the final Closing has not occurred on or before 11:59 P.M. (Eastern Time) on December 1, 2025; provided, that this termination right will not be available (i) to the Purchasers if the failure of the Purchasers or the Guarantor to fulfill, or breach by the Purchasers or the Guarantor of, any agreement or covenant under the Asset Purchase Agreement has been the cause of, or resulted in, the failure of the final Closing to occur on or before such date and time, and (ii) to the Sellers if the failure of any Seller to fulfill, or breach by any Seller of, any agreement or covenant under the Asset Purchase Agreement has been the cause of, or resulted in, the failure of the final Closing to occur on or before such date and time.

The termination provisions set forth above are the exclusive means by which the Asset Purchase Agreement may be terminated.
No Survival or Post-Closing Recourse
Except solely in the event of fraud, (i) each Closing will occur on an “AS-IS, WHERE-IS BASIS” without any post-Closing recourse, (ii) after each Closing, all representations, warranties, covenants, agreements, obligations and duties of the Sellers and the Purchasers relating to such Closing and the business, operations, assets and liabilities related to such Closing will terminate and be irrevocably released and discharged and (iii) the Sellers and the Purchasers each waive any post-Closing claims for losses.
Amendments and Waivers
The Asset Purchase Agreement (including all schedules and exhibits thereto) may not be amended or waived except, in the case of an amendment, in a writing signed by each Seller and the Purchasers, and in the case of a waiver, in a writing executed by the party so waiving.
Governing Law
The Asset Purchase Agreement is governed by the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

ACTION NO. 2: THE PLAN OF DISSOLUTION
This section describes the material terms of the Plan of Dissolution. The descriptions in this section and elsewhere in this Information Statement are qualified in their entirety by reference to the complete text of the Plan of Dissolution, a copy of which is attached as Annex B and is incorporated by reference into this Information Statement. This summary does not purport to be complete and may not contain all of the information about the Plan of Dissolution that is important to you. We encourage you to read the Plan of Dissolution carefully and in its entirety. Additional important information can be found elsewhere in this Information Statement and in the public filings we make with the SEC, as described in the section titled “Where You Can Find More Information” in this Information Statement.
General
On October 6, 2025, in connection with the entry into the Asset Purchase Agreement and the transactions contemplated thereby, the Board approved, subject to stockholder approval, an initial plan of dissolution previously disclosed by the Company, which provided that the Company may liquidate the Company’s remaining assets, if any, following the Asset Sale, whether by way of sale, assignment (which may include, without limitation, an assignment to one or more assignees for the benefit of the Company’s creditors) or other disposition or liquidation (the “Liquidation”), and dissolve the Company (the “Dissolution”). On October 14, 2025, the Board subsequently approved the Plan of Dissolution attached hereto as Annex B, pursuant to which the Company may consummate any such Liquidation and Dissolution.
On October 14, 2025, the Majority Holders, collectively holding a majority of the issued and outstanding shares of Common Stock, approved the Plan of Dissolution by execution of the Written Consent. The Board may, in its discretion, abandon the Liquidation and the Dissolution without further action by the stockholders of the Company at any time prior to the Dissolution. After payment of outstanding liabilities to the Company’s secured and unsecured creditors pursuant to the Plan of Dissolution in order of contractual and legal priority, the Company expects there will be no assets remaining for distribution to its stockholders in the Dissolution.
Background for the Dissolution and Plan of Dissolution
Please refer to the section titled “Action No. 1: The Asset Sale – Background for the Asset Sale” in this Information Statement.
Reasons for the Dissolution
The Board has determined that it is in the best interests of the Company and its residual claimants to approve and adopt the Plan of Dissolution and undertake the Dissolution following the final Closing. In making the determination to approve the Plan of Dissolution, the Board considered, in addition to other pertinent factors, the fact that the Company will have no operating business assets following the final Closing.
Summary of the Plan of Dissolution and Dissolution Process
Certificate of Dissolution
Following the final Closing, and after (and conditioned upon) the Closing of the transactions contemplated by the Asset Purchase Agreement, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL at such time as determined by the Board in its sole discretion (the time of such filing, or such later effective time as stated therein, the “Effective Time”); provided, that in addition to being conditioned on the closing of the transactions contemplated by the Asset Purchase Agreement, the Company’s filing of the Certificate of Dissolution shall not occur until the earliest of: (i) the date that is 15 days following the final closing of the transactions contemplated by the Asset Purchase Agreement, (ii) the business day immediately preceding the date on which the Company’s insurance policies would otherwise cease to provide coverage, (iii) the first date after the date hereof in which the Company has less than $4 million in cash or (iv) the date on which a waiver of the restrictions in this proviso is granted by the holders of a majority in voting power of the Company’s outstanding shares of capital stock.
Conduct Following the Effective Time
After the Effective Time, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind-up its business affairs and distribute its assets in accordance with the Plan of Dissolution.

Powers of the Company in Connection with the Plan of Dissolution
For the purposes of effecting the Dissolution pursuant to the Plan of Dissolution, the Company may:
•
sell, exchange or otherwise dispose of in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions;

•	assign and transfer all of its assets to one or more assignees for the benefit of creditors of the Company;
•	hire or retain such employees, consultants and advisors as the Company deems necessary or desirable to supervise or facilitate the Dissolution;
•
pay the Company’s officers, directors, employees, agents and representatives compensation, or additional compensation above their regular compensation, including pursuant to severance and retention agreements, in money or other property, in recognition of the extraordinary efforts they will be required to undertake, or actually undertake, in connection with the implementation of the Plan of Dissolution;

•
pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of the Plan of Dissolution;

•
take any and all actions with respect to each of its direct and indirect subsidiaries, in accordance with the requirements of the laws and charter documents governing each subsidiary, to liquidate, dissolve and wind-up or otherwise dispose of each such subsidiary;

•	opt to dissolve and wind-up the Company in accordance with the procedures set forth in Sections 280 and 281(a) of the DGCL; and
•	do any other act that the Board deems necessary, appropriate or desirable to implement the Plan of Dissolution and the transactions contemplated thereby.
Furthermore, the Board may modify, amend or abandon the Plan of Dissolution and the transactions contemplated thereby without further action by the stockholders to the extent permitted by the DGCL at any time prior to the Effective Time; provided, that that the Company shall not amend or modify Section 2 of the Plan of Dissolution without first obtaining approval of the stockholders by the same vote as required to approve the dissolution of the Company pursuant to Section 275 of the DGCL and the Company’s certificate of incorporation.
Payment of Claims and Obligations
From and after the Effective Time, the Company (or any successor entity of the Company) shall complete the following corporate actions:
•	pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the Company;
•
make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party; and

•
make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within 10 years after the date of dissolution.

If there are insufficient assets to satisfy the foregoing claims and obligations, they shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefor.
Distributions to Stockholders
After completing the actions outlined above, if there are any assets remaining, the Company shall distribute to its stockholders, in accordance with the Company’s certificate of incorporation, as amended through the Effective Time, all remaining assets except such cash, property or assets as are required for paying or making reasonable provision for the claims and obligations of the Company. The distribution of assets, if any, to the Company’s stockholders shall be deemed to be in complete cancellation of all of the outstanding shares of capital stock of the Company as of the date that the continuation of the Company’s legal existence terminates in accordance with Section 278 of the DGCL. Distributions may be subject to certain conditions set forth in the Plan of Dissolution.
If any distribution to the stockholders cannot be made, whether because the stockholders cannot be located or for any other reason, the distribution to which the stockholders are entitled shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to the stockholders as the equitable owners thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.
The Company will close its stock transfer books and discontinue recording transfers of shares of capital stock of the Company at the Effective Time, and thereafter any certificate representing shares of capital stock of the Company will not be assignable or transferable on the books of the Company except by will, intestate succession, operation of law or upon the dissolution of a stockholder or its successors.
Limited Continuation of the Company
Section 278 of the DGCL provides that a dissolved corporation shall be continued, for the term of three years from such dissolution or for such longer period as the Court of Chancery shall in its discretion direct, a body corporate for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against it, and of enabling it gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets, but not for the purpose of continuing the business for which the corporation was organized. With respect to any action, suit or proceeding begun by or against the corporation either prior to or within three years after the date of its dissolution, the action shall not abate by reason of the dissolution of the corporation; the corporation shall, solely for the purpose of such action, suit or proceeding, be continued as a body corporate beyond the three-year period and until any judgments, orders or decrees therein shall be fully executed, without the necessity for any special direction to that effect by the Court of Chancery. The powers of the officers and directors of the Company shall continue during this time period in order to allow them to take the necessary steps to wind-up the affairs of the corporation.
Indemnification; Advancement
The Company shall continue to indemnify and advance expenses to its current and former officers, directors, employees and agents in accordance with its certificate of incorporation, bylaws, and contractual arrangements as therein or elsewhere provided, the Company’s existing directors’ and officers’ liability insurance policy and applicable law, and such indemnification and advancement shall apply to acts or omissions of such persons in connection with the implementation of the Plan of Dissolution and the winding up of the affairs of the Company. The Company is authorized to obtain and maintain insurance as may be necessary to cover the Company’s indemnification and/or advancement obligations or to otherwise afford any coverage or protection to any current or former director, officer, employee, agent or trustee of the Company.
No Liquidating Distributions to Stockholders Expected
Proceeds from the Liquidation would be applied in accordance with the Plan of Dissolution based on existing contractual priorities, including payments to holders of secured and unsecured indebtedness. After any payments for secured indebtedness, the Company expects it likely will not have sufficient cash to repay all unsecured creditors of the Company in full, subject to uncertain future factors and developments. After the Liquidation is completed, if the Company does not have sufficient cash to repay all unsecured creditors of the Company in full, the Company would not provide any return to the stockholders of the Company, based on their junior priority relative to the priority of the Company’s secured and unsecured creditors. Accordingly, the Company cautions that its Common Stock and other securities are highly speculative and pose substantial risks, and stockholders of the Company will experience a significant or complete loss of their investment, subject to uncertain future factors and developments.
Material U.S. Federal Income Tax Consequences of the Company’s Financial Circumstances and the Dissolution and Liquidation
The following is a summary of certain material U.S. federal income tax consequences of the Company’s financial circumstances and the Plan of Dissolution that are generally applicable to our stockholders. This discussion is included for general information purposes only and does not constitute, and is not, a tax opinion or tax advice to any particular stockholder. This summary is based on the provisions of the Code, the U.S. Treasury regulations promulgated thereunder, judicial decisions, administrative rulings and other legal authorities, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. Any such change could alter or modify the statements and conclusions set forth below. No ruling from the IRS and no opinion of counsel will be requested or obtained concerning the U.S. federal income tax consequences of the Company’s financial circumstances and the Plan of Dissolution. The tax consequences set forth in the following discussion are not binding on the IRS or the courts, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court.
The following discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular stockholder in light of such stockholder’s particular circumstances, or who may be subject to special rules under the U.S. federal income tax laws, including stockholders that are not “United States persons” (as defined in the Code), former U.S. citizens or lawful permanent residents of the United States, retirement plans, “individual retirement accounts” or “Roth IRAs” and other tax-deferred accounts, mutual funds, retirement plans, financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, real estate investment trusts, brokers or dealers in securities, traders who mark to market, stockholders who hold their shares as part of a straddle, hedge, conversion or other integrated financial transaction, S corporations, partnerships and other passthrough entities, persons that hold shares through an S corporation, partnership or other pass-through entity, and person who acquired their stock in a compensatory transaction. This discussion assumes that stockholders hold their stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and that no such stock was worthless within the meaning of Section 165(g) of the Code prior to adoption of the Plan of Dissolution. In addition, the discussion does not address any aspect of federal non-income, state, local or non-U.S. taxation that may be applicable to a particular stockholder.
EACH STOCKHOLDER SHOULD CONSULT THE STOCKHOLDER’S OWN TAX ADVISERS TO DETERMINE THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE STOCKHOLDER AS A RESULT OF THE COMPANY’S FINANCIAL CIRCUMSTANCES AND THE PLAN OF DISSOLUTION, AND ANY FEDERAL NON-INCOME, STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES RELEVANT TO THE STOCKHOLDER AS A RESULT OF THE COMPANY’S FINANCIAL CIRCUMSTANCES AND THE PLAN OF DISSOLUTION.
Federal Income Taxation of our Stockholders
As described above, it is not anticipated that stockholders will receive any proceeds or other value pursuant to the Dissolution and Liquidation.
Subject to the discussion below regarding worthlessness, stockholders generally recognize gain or loss on a liquidation of a corporation. Stockholders that receive multiple distributions recognize gain after all basis is recovered, but generally do not recognize loss until the final distribution is received. Pursuant to an IRS revenue ruling, a loss is sustained in the year in which it can be ascertained that the final distribution would be de minimis.
In general, stock held by a stockholder that becomes worthless during a taxable year is treated as a loss from the sale or exchange of the stock that is realized on the last day of the stockholder’s taxable year. To claim a loss, the taxpayer must establish that the security (i) had a basis, (ii) was not worthless before the year for which worthlessness is claimed, and (iii) was worthless in the year for which worthlessness is claimed.
Worthlessness typically requires an identifiable event that demonstrates the absence of potential value. Worthlessness may occur, for example, when there is no reasonable hope and expectation that a continuation of the corporation’s business will result in any proceeds to its stockholders.
Any loss recognized will be long-term capital loss if the stockholder’s holding period for the shares at the time the loss is realized exceeds one year. Recognized loss generally will be determined separately for each block of the shares of our Common Stock (that is, shares of our Common Stock acquired at the same cost in a single transaction). The deductibility of capital losses is subject to limitations.
The tax consequences of the Company’s financial circumstances and the Plan of Dissolution may vary depending upon the particular circumstances of the stockholder. We recommend that each stockholder consult the stockholder’s own tax adviser regarding the federal income tax consequences of the Company’s financial circumstances and the Plan of Dissolution as well as the state, local and foreign tax consequences.

APPRAISAL RIGHTS
No appraisal or dissenters’ rights are available to our stockholders under Delaware law or our certificate of incorporation or our bylaws in connection with any of the matters approved by the Written Consent.
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
Outstanding Voting Securities
The Company’s only class of voting securities is the Common Stock. Each holder of Common Stock is entitled to one vote for each share held. As of the Record Dates, 3,735,655 shares of Common Stock were issued and outstanding. The Record Dates were the record dates for determining stockholders of Lazydays entitled to vote on the proposals described herein, with October 6, 2025 being the record date for determining stockholders entitled to vote on the approval of the Asset Sale and October 14, 2025 being the record date for determining stockholders entitled to vote on the approval and adoption of the Plan of Dissolution and the Liquidation and Dissolution of the Company.
The Majority Holders that executed and delivered the Written Consent were: (i) Coliseum Capital Partners, L.P., a Delaware limited partnership (“CCP”) which held 1,904,822 shares of Common Stock as of the Record Dates, and (ii) Blackwell Partners LLC – Series A, as a separate account investment advisory client of Coliseum Capital Management, LLC (“Blackwell”), which held 644,945 shares of Common Stock as of the Record Dates. The Majority Holders collectively held approximately 68.25% of the issued and outstanding shares of Common Stock as of the Record Dates.
Security Ownership of Certain Beneficial Owners and Management
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Under applicable SEC rules, a person is deemed to be the “beneficial owner” of a voting security if such person has (or shares) either investment power or voting power over such security or has (or shares) the right to acquire such security within 60 days by any of a number of means, including upon the exercise of options or warrants or the conversion of convertible securities. A beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by the beneficial owner, but not those held by any other person, and which are exercisable or convertible within 60 days, have been exercised or converted.
The following table sets forth information with respect to the beneficial ownership of Common Stock as of the Record Dates by (i) each of our directors and “named executive officers” (as defined in Item 402(m)(2) of Regulation S-K), (ii) all of our current directors and executive officers as a group, and (iii) each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. To our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of Common Stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, except as otherwise indicated, none of the shares of Common Stock listed below are held under a voting trust or similar agreement. To our knowledge, there is no arrangement, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of Lazydays.

Unless otherwise noted below, the address of each person listed on the table is c/o Lazydays Holdings, Inc., 4042 Park Oaks Boulevard, Suite 350, Tampa, Florida 33610.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (Common Stock)	Percent of Class(1)
Directors and Named Executive Officers
John North(2)	2,354	*
Kelly Porter(3)	774	*
Robert DeVincenzi	3,534(4)	*
Jerry Comstock	2,595(5)	*
James J. Fredlake	2,511(6)	*
Susan Scarola	628	*
Amber Dillard	6,909(7)	*
Jeff Huddleston	—	*
Ronald K. Fleming	—	*
Jeff Needles	—	*
Kyle Richter	—	*
Alexandre Zyngier	—	*
All directors and executive officers as a group (9 persons)(8)	16,013	*
Greater than 5% Securityholders(9)
Coliseum Capital Management, LLC and associated persons	2,889,572(10)	77.35%

*	Less than 1%.
(1)
For purposes of this column, the number of shares of the class outstanding reflects the sum of: (i) the 3,735,655 shares of Common Stock that were outstanding as of the Record Dates; and (ii) the number of shares of Common stock, if any, which the relevant person could acquire on exercise of options or warrants within 60 days of the Record Dates. See the footnotes for further detail.

(2)	Mr. North resigned as the Chief Executive Officer of Lazydays and as a director of Lazydays on September 13, 2024.
(3)	Ms. Porter resigned as the Chief Financial Officer of Lazydays on September 13, 2024 and her employment with Lazydays ceased on October 4, 2024.
(4)	Includes 1,265 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the Record Dates.
(5)	Includes 270 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the Record Dates.
(6)
Includes (i) 152 shares of Common Stock owned by the James J. Fredlake Revocable Trust of 2017, of which Mr. Fredlake is the trustee and a beneficiary, and (ii) 271 shares of Common Stock issuable upon the exercise of options exercisable within 60 days of the Record Dates.

(7)	Includes 243 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the Record Dates.
(8)
This group includes the following current directors and executive officers of Lazydays: (i) directors Jerry Comstock, Robert DeVincenzi, James J. Fredlake, Susan Scarola, and Alexandre Zyngier; (ii) director and Chief Executive Officer Ronald K. Fleming; (iii) Chief Operating Officer Amber Dillard; (iv) Chief Financial Officer Jeff Needles; and (v) Chief Administrative Officer Kyle Richter.

(9)	To our knowledge, except as noted above, no person or entity is the beneficial owner of more than 5% of the voting power of the Company’s stock.
(10)
Based on Amendment No. 22 to Schedule 13D filed on November 19, 2024 by reporting persons CCM, CCP, Coliseum Capital, LLC (“CC LLC”), Christopher Shackelton (“Shackelton”), and Adam Gray (“Gray”), and other information available to Lazydays, and after accounting for the 1-for-30 reverse split of Common Stock which took effect July 11, 2025, this amount includes: (i) 1,904,822 shares of Common Stock held by CCP and 644,945 shares of Common Stock held by Blackwell; and (ii) 271,844 shares of Common Stock issuable upon the exercise of warrants held by CCP and 67,961 shares of Common Stock issuable upon the exercise of warrants held by Blackwell, in each case, with an exercise price of $114.90 per share of Common Stock (the “CCM Warrants”). CCM and its managers, Gray and Shackelton, have shared voting and dispositive power over all of the foregoing securities. CC LLC and CCP have shared voting power and shared dispositive power over (i) 1,904,822 shares of Common Stock held by CCP, and (iii) 271,844 shares of Common Stock issuable upon the exercise of the CCM Warrants held by CCP. CCM and associated persons have their principal place of business at 105 Rowayton Avenue, Rowayton, CT 06853.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
Only one copy of this Information Statement is being delivered to multiple stockholders sharing an address unless Lazydays has received contrary instructions from one or more of such stockholders. This practice, known as “householding,” is intended to reduce our printing and postage costs.
Lazydays undertakes to deliver, promptly upon written or oral request, a separate copy of this Information Statement to a stockholder at a shared address to which a single copy of this Information Statement was delivered. A stockholder who wishes to receive a separate copy of this Information Statement may request one by contacting Broadridge Financial Solutions, Inc., in writing at 51 Mercedes Way, Edgewood, New York 11717, Attn: Householding Department, or by phone at 1-866-540-7095. Stockholders may also use either of these methods to request separate copies of future Information Statements from Lazydays or, for stockholders sharing an address who currently receive multiple copies of Information Statements from Lazydays, to request that only a single copy of future Information Statements from Lazydays be delivered to the shared address. In addition, stockholders sharing an address who hold shares in a brokerage account may contact their brokers to change their householding election.
INTERNET AVAILABILITY OF INFORMATION STATEMENT
This Information Statement is available in electronic format at the Company’s website, www.lazydays.com.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports and other documents with the SEC. These reports contain additional information about Lazydays. Our SEC filings are made available electronically to the public at the SEC’s website located at www.sec.gov.
The SEC allows us to “incorporate by reference” information that we file with the SEC in other documents into this Information Statement. This means that we may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Information Statement. We are incorporating by reference our Current Report on Form 8-K filed with the SEC on October 10, 2025.
We undertake to provide without charge to each person to whom a copy of this Information Statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this Information Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Information Statement incorporates. You may request documents incorporated by reference by writing to Lazydays Holdings, Inc., 4042 Park Oaks Blvd., Suite 350, Tampa, Florida 33610, or by calling (813) 246-4999.
OTHER MATTERS
We have not authorized anyone to provide information on behalf of Lazydays that is different from that contained in this Information Statement. This Information Statement is dated October 27, 2025. No assumption should be made that the information contained in this Information Statement is accurate as of any date other than that date, and the mailing of this Information Statement will not create any implication to the contrary.
We will make arrangements with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Common Stock for the forwarding of this Information Statement to the beneficial owners of Common Stock. We will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of the Information Statement.

Annex A
CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT (A) BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL OR (B) IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN
MARKED WITH “[***]” TO INDICATE THE OMISSION.
ASSET PURCHASE AGREEMENT

by and among

LAZYDAYS HOLDINGS, INC.,

CIRV GROUP, LLC,

JEFFREY M. HIRSCH,

and

THE OTHER PARTIES NAMED HEREIN

October 6, 2025

A-i

EXHIBITS

Exhibit A	Transaction Details and Purchase Price
Exhibit B	Defined Terms
Exhibit C	Owned Real Estate Closing Procedures
Exhibit D	Specified Closing Sequence and Procedures

A-ii

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (as amended, restated, or otherwise modified from time to time in accordance with its terms, this “Agreement”), dated and effective as of October 6, 2025 (the “Signing Date”), is by and among: (i) Lazydays Holdings, Inc., a Delaware corporation (“Lazydays”); (ii) Lazy Days’ R.V. Center, Inc., a Delaware corporation (“Intermediate HoldCo”); (iii) each subsidiary of Lazydays listed on Exhibit A under the column header “Asset Seller & Tenant” (together with Lazydays and Intermediate HoldCo, each an “Asset Seller” and collectively the “Asset Sellers”); (iv) each subsidiary of Lazydays listed on Exhibit A under the column header “Real Estate Seller” (each a “Real Estate Seller” and collectively the “Real Estate Sellers” and, together with the Asset Sellers, each a “Seller” and collectively the “Sellers”); (v) CIRV Group, LLC, a Florida limited liability company, and CIRV Group Real Estate Holdings, LLC, a Florida limited liability company (together, “Purchaser”); and (vi) Jeffrey M. Hirsch (the “Guarantor” and, together with Purchaser, each a “Purchaser Party” and collective the “Purchaser Parties”). Each capitalized term used but not otherwise defined in this Agreement shall have the meaning given to it in Exhibit B.
RECITALS:
A. The Asset Sellers are in the business of operating dealerships (each a “Dealership” and collectively the “Dealerships”) for the sale and service of new and used recreational vehicles as summarized on Exhibit A (the “Business”), and the Real Estate Sellers own the Owned Real Estate as summarized on Exhibit A.
B. Lazydays and Campers Inn signed a letter of intent dated September 11, 2025 (the “LOI”), pursuant to which Campers Inn paid a deposit equal to One Million Dollars USD ($1,000,000 USD) (the “Deposit”) to be held in accordance with the Deposit Letter and applied to the Purchase Price, subject to release to Campers Inn or Lazydays under certain conditions as set forth in the Deposit Letter.
C. Subject to the terms and conditions of this Agreement, (i) Purchaser desires to purchase from the Sellers the Acquired Assets, including the Owned Real Estate, and assume the Assumed Liabilities, including the Assumed Leases, and (ii) the Guarantor desires to guarantee the performance of Purchaser’s obligations under this Agreement.
THEREFORE, in consideration of the mutual covenants and agreements herein and for valuable consideration received, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement (each a “Party” and together the “Parties”) agree as follows:
ARTICLE 1
PURCHASE AND SALE
1.1 Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at each Closing, each applicable Seller will sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser will purchase from each such Seller, all rights, title, and interest in, to and under all assets, properties and/or rights of such Seller (other than Excluded Assets) at or related to the Dealership, Leased Real Estate and/or Owned Real Estate (each a “Site”) applicable to such Closing (the “Acquired Assets”), including:
(a) all RV inventory, including RV inventory in transit (“RV Inventory”);
(b) all inventory of parts and accessories for RVs, including parts and accessories in transit (“Parts and Accessories”);
(c) all furniture, fixtures and equipment and all other non-inventory items of tangible personal property (the “FF&E”), including owned FF&E (the “HQ FF&E”) currently at the Lazydays headquarters located at 4042 Park Oaks Blvd., Suite 100, 220, 320, 350, Tampa, Florida 33610 (the “HQ”), as well as the pre-engineered shell (the “Vegas Structure”) for the Las Vegas, Nevada Site currently located at the manufacturer in Texas; provided, however, that (i) Purchaser shall not take possession of, and the Sellers shall retain use of and access to, the HQ FF&E until the earlier of written notice by Sellers to Purchaser or December 31, 2025; and (ii) Purchaser shall take possession of the Vegas Structure from the manufacturer within seven days after the Closing with respect to the Las Vegas, Nevada Site and pay any storage and transportation fees with respect thereto;
(d) all leases identified as “Assumed Leases” on Exhibit A (the “Assumed Leases”);
(e) all owned real estate identified in Exhibit A, as defined by legal description therein (the “Owned Real Estate”);

(f) all rights and receivables relating to works for maintenance, repair or replacements for customers of the Business that are in process and not completed as of such Closing (“WIP”);
(g) (i) all customer orders for RVs arising in the ordinary course of business and (ii) the other Contracts, if any, described in the Bill of Sale and Assignment and Assumption Agreement for the applicable Closing (collectively the “Assigned Contracts”);
(h) any cash paid to any Seller as a deposit by a customer of the Business with respect to services to be performed or goods to be provided by Purchaser as operator of the Business after a Closing (“Customer Deposits”) (which cash shall not be manually transferred by the applicable Seller to Purchaser and instead shall be a deduction to the Purchase Price payable to such Seller equal to the amount of such cash as set forth in the applicable Funds Flow Memorandum);
(i) all transferrable Governmental Permits (if any);
(j) all rights under warranties, net parts return privileges under an applicable manufacturer’s parts return plan, indemnities, and all similar rights against third parties to the extent arising from any of the other Acquired Assets;
(k) all intellectual property, including (i) the lazydays.com domain name, (ii) the lazydays.com website (and access thereto), (iii) access to the version of the lazydays.com website in operation prior to September 2025, (iv) internally developed business intelligence platforms, (v) internally developed software applications (provided that Purchaser will acquire the items of intellectual property described in the foregoing clauses (i) through (v) only at the final Closing contemplated hereby); (vi) tradenames, service marks, brand names, logos and other similar designations of source, sponsorship, association, or origin (provided that Purchaser will acquire such names, marks, logos or designations containing “Lazydays” only at the final Closing contemplated hereby and before such final Closing shall not use any names, marks, logos or designations containing “Lazydays”); (vii) customer files; (viii) customer lists; (ix) vendor and supplier lists; (x) business telephone numbers; (xi) machinery and equipment maintenance files; (xii) information related to accounts, personnel and referral sources, customers and prospective customers, and billing records and (xiii) social media accounts and passwords, in each case whether evidenced in writing or electronic data;
(l) all goodwill value of the Business and/or any other Acquired Asset; and
(m) all claims, causes of action, rights of recovery, rights of set-off, rights of recoupment, choses in action and similar rights of any Seller, in each case, (i) to the extent transferable under applicable Law and (ii) to the extent arising with respect to the Acquired Assets or the Assumed Dealerships prior to the applicable Closing, but (iii) excluding any such claims, causes of action, rights of recovery, rights of set-off, rights of recoupment, choses in action or similar rights to the extent arising with respect to Excluded Assets (including all Excluded Contracts) or Excluded Liabilities.
1.2 Excluded Assets. Notwithstanding anything herein to the contrary, no Seller shall be obligated to sell, assign, convey, transfer, or deliver to Purchaser, each Seller shall keep and retain, and Purchaser shall not be obligated to purchase, acquire, or accept, the following assets, rights, and properties of any Seller (collectively, the “Excluded Assets”):
(a) all cash and cash equivalents;
(b) all accounts receivable for completed services or completed sales and/or deliveries;
(c) all rebates earned prior to Closing and payable to any Seller (including volume rebates earned by achieving purchase levels and any specially negotiated rebates or incentives);
(d) all assets and rights relating to any Benefit Plans ever maintained by any Seller or its Affiliates covering employees of any Seller or its Affiliates or to which any Seller or its Affiliates has made any contribution or to which any Seller or its Affiliates could be subject to any liability;
(e) all Contracts that are not Assigned Contracts (the “Excluded Contracts”) (it being agreed Excluded Contracts includes all dealer sales and service agreements for the Business and all agreements relating to dealer management systems (“DMS”));
(f) all prepaid expenses, advance payments and security deposits;

(g) Organizational Documents, minute books, Tax Returns and other documents pertaining the corporate or limited liability company existence of any Seller;
(h) all rights of the Sellers under this Agreement and the Ancillary Documents;
(i) all correspondence or records of the Sellers that constitute attorney-client privileged communications, attorney work product or other information subject to the Information Limitations;
(j) all insurance policies of the Sellers and all rights to applicable claims and proceeds thereunder for claims arising prior to the applicable Closing, including all tail and runoff policies related thereto;
(k) each Seller’s DMS and servers containing such DMS and all emails and email accounts of each Seller’s employees; and
(l) all equity interests of all subsidiaries of Lazydays.
1.3 Assumed Liabilities. At the applicable Closing, Purchaser shall assume and timely pay, discharge, perform, or otherwise satisfy the following liabilities, obligations, and amounts (collectively, the “Assumed Liabilities”):
(a) all liabilities under the Assumed Leases and Assigned Contracts;
(b) all liabilities of the applicable Seller to perform the WIP from and after the applicable Closing;
(c) all liabilities of the applicable Seller to perform the obligations or services related to the Customer Deposits from and after the applicable Closing; and
(d) all accrued and unpaid paid time off obligations for any Transferring Employee (“Assumed PTO”) (provided there shall be a deduction to the Purchase Price payable to such Seller equal to the amount of such Assumed PTO as set forth in the applicable Funds Flow Memorandum).
1.4 Excluded Liabilities. Except as set forth in Section 1.3 above, Purchaser shall not assume any other liabilities of any Seller (the “Excluded Liabilities”).
1.5 Purchase Price; Closing Payments.
(a) Purchase Price.
(i) The total consideration for Purchaser’s purchase of the Acquired Assets at each Closing shall be (i) an aggregate amount of cash calculated in accordance with the purchase prices for each applicable class of Acquired Assets applicable to such Closing as specified under the “Purchase Price” header on Exhibit A (for each Closing, subject to adjustment as provided herein the “Purchase Price”) and (ii) the assumption of the Assumed Liabilities applicable to such Closing.
(ii) Subject to the terms and conditions of this Agreement, prior to each Closing, Purchaser and the Sellers shall memorialize, in a funds flow memorandum and supporting closing workbook in Excel format in a customary form for comparable transactions in the industry and as reasonably agreed between Purchaser and the Sellers (with respect to the applicable Closing, the “Funds Flow Memorandum”), their agreement as to (A) the final calculation of the Purchase Price in accordance with Section 1.5(a)(i) and (B) the payments of the Purchase Price to be made in accordance with Section 1.5(b).
(b) Closing Payments. Upon the terms and conditions of this Agreement, at each Closing, Purchaser shall pay (or cause to be paid), by wire transfer of immediately available funds, the Purchase Price, as follows (and in any case in accordance with the applicable Funds Flow Memorandum):
(i) if immediately prior to such Closing any Unpaid Secured Debt remains outstanding under the Seller Credit Agreement, to the Seller Credit Agreement Agent, to an account designated by the Seller Credit Agreement Agent, the amount set forth in the Funds Flow Memorandum and in the payoff letter executed by the Seller Credit Agreement Agent in form and substance reasonably satisfactory to the Sellers and Purchaser and providing for the termination and release of all liens and security interests in the Acquired Assets applicable to such Closing that secure Unpaid Secured Debt outstanding under the Seller Credit Agreement (each a “Payoff Letter”);
(ii) to each Person to whom Unpaid Transaction Expenses are owed by a Seller at such Closing, to the account designated by such Person, the applicable amount set forth in the Funds Flow Memorandum;

(iii) to the Real Estate Title Company, the purchase price for any Owned Real Estate to be sold at such Closing and any related real estate closing costs and expenses, for the Real Estate Title Company’s further administration of the closing of any sale and transfer of Owned Real Estate as described in Exhibit C (the “Owned Real Estate Closing Procedures”), which is incorporated herein by reference; and
(iv) to the applicable Seller, to the account designated in writing by such Seller to Purchaser, an amount equal to the remaining balance of the Purchase Price for such Closing (if any) after the foregoing payments in this Section 1.5(b) have been completed, with such amount and its supporting calculations as set forth in the applicable Funds Flow Memorandum.
1.6 Withholding Tax. Purchaser shall be entitled to deduct and withhold from the Purchase Price all Taxes that Purchaser is required to deduct and withhold under any provision of Tax Law. Assuming each Seller delivers a properly completed Form W-9 indicating that such Seller is not subject to backup withholding, Purchaser agrees that no withholding is required and will not assert a basis for withholding at Closing.
1.7 Tax Allocation of Purchase Price. The Sellers and Purchaser agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Acquired Assets and the obligations of the parties hereunder for all purposes (including Tax and financial accounting) as shown on the allocation schedule attached as Schedule 1.7 (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Sellers and Purchaser agree to file their respective IRS Forms 8594 and all federal, state, and local Tax returns in accordance with the Allocation Schedule.
ARTICLE 2
CLOSING
2.1 Time; Procedures, Sequence and Place.
(a) Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place in a series of closings on a Site-by-Site basis (each a “Closing”), in the sequence and on the timeline and in accordance with the other closing procedures described on Exhibit D, after the conditions to the applicable Closing set forth in Article 6 have been satisfied or waived by the Party entitled to waive the same for each of such Closings (each date on which a Closing occurs is hereinafter referred to as a “Closing Date”).
(b) The Closings shall be completed via electronic exchange of copies of the executed documents contemplated by Sections 2.2 and 2.3 (except to the extent the Owned Real Estate Closing Procedures require original signatures to be processed in escrow by the Real Estate Title Company) and delivery of the applicable funds contemplated by Section 1.5(b) and the applicable Funds Flow Memorandum. Each Closing shall be deemed to be effective as of the start of business hours on the applicable Closing Date.
2.2 Sellers’ Obligations at Closing. At each Closing, each applicable Seller shall deliver, or cause to be delivered, to Purchaser the following in form and substance reasonably satisfactory to Purchaser:
(a) a bill of sale and assignment and assumption agreement (the “Bill of Sale and Assignment and Assumption Agreement”) between such Seller and Purchaser to transfer the Acquired Assets applicable to such Closing and effect the assignment by such Seller and assumption by Purchaser of the Assigned Contracts and the Assumed Liabilities applicable to such Closing (other than with respect to the Assumed Leases), duly executed by such Seller;
(b) an assignment and assumption agreement with respect to any Assumed Lease applicable to such Closing (the “Lease Assignment”), duly executed by such Seller;
(c) if such Closing includes the sale of Owned Real Estate, the closing deliverables of the applicable Real Estate Seller as specified in the Owned Real Estate Closing Procedures;
(d) the Funds Flow Memorandum for such Closing, duly executed by such Seller; and
(e) if immediately prior to such Closing any Unpaid Secured Debt remains outstanding under the Seller Credit Agreement, a Payoff Letter with respect to the Acquired Assets applicable to such Closing, duly executed by the Seller Credit Agreement Agent.

2.3 Purchaser’s Obligations at Closing. At each Closing, Purchaser shall:
(a) make the payments required by Section 1.5 and the applicable Funds Flow Memorandum in immediately available funds; and
(b) deliver, or cause to be delivered, the following in form and substance reasonably satisfactory to Seller:
(i) the Bill of Sale and Assignment and Assumption Agreement, duly executed by Purchaser;
(ii) the Lease Assignment, if applicable, duly executed by Purchaser;
(iii) if such Closing includes the sale of Owned Real Estate, the closing deliverables of Purchaser as specified in the Owned Real Estate Closing Procedures; and
(iv) the Funds Flow Memorandum, duly executed by Purchaser.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Except as set forth on the disclosure schedules delivered by the Sellers to Purchaser on the Signing Date (the “Disclosure Schedules”), the Sellers hereby represent and warrant to Purchaser that the following statements are true and correct as of the Signing Date:
3.1 Organization and Good Standing. Each Seller is duly organized and in valid existence as a corporation or limited liability company under the Laws of the State of Delaware and has full power and authority to carry on its Business and to own the Acquired Assets.
3.2 Authorization; Enforceability. Each Seller has full power and authority to make, execute, deliver, and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and each Ancillary Document to which it is a party, the performance by such Seller of its obligations hereunder and thereunder, and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Seller, subject to obtaining the Written Consents or other form of approval by the stockholders of Lazydays to the extent required under applicable Law. This Agreement has been duly executed and delivered by each Seller and (assuming due authorization, execution and delivery by each Purchaser Party) this Agreement constitutes a legal, valid, and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting the rights and remedies of creditors and by general principles of equity (whether applied in a proceeding at law or in equity) (the “Bankruptcy and Equity Exception”). When each Ancillary Document to which any Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by the other parties thereto), such document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.
3.3 No Conflicts; Consents. The execution, delivery, and performance by each Seller of this Agreement and the Ancillary Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not in material respects: (a) conflict with or result in a violation or breach of, or default under, any provision in the Organizational Documents of any Seller; (b) conflict with or result in a violation or breach of any provision of any Order or Law applicable to any Seller, the Business, or any of the Acquired Assets; or (c) result in the creation or imposition of Encumbrances on the Acquired Assets. Except pursuant to the HSR Act, no material Governmental Permit is required to be obtained by any Seller from any Governmental Authority for the Sellers to execute, deliver, and perform this Agreement and the Ancillary Documents and consummate the transactions contemplated hereby and thereby.
3.4 Title to Acquired Assets. Each Seller is the owner of and has good and marketable title to (which the Parties agree includes having a power of attorney from the prior registered owner to acquire registered title in the ordinary course of business), its Acquired Assets. The Acquired Assets are free and clear of Encumbrances other than Permitted Encumbrances. At each Closing, Purchaser will obtain good and marketable title to the Acquired Assets acquired at such Closing (which the Parties agree includes having a power of attorney of the kind referred to in the previous sentence), free and clear of all Encumbrances other than Permitted Encumbrances. Except as listed on Schedule 3.4, none of the RV Inventory is held on a consignment basis from or for any other Person.

3.5 Litigation. Except as otherwise set forth on Schedule 3.5, there is no material Action pending against any Seller, the Acquired Assets or the transactions contemplated hereby. No Seller is in default with respect to any material Order served upon such Seller. There is no Action pending by any Seller against any other Person related to the Business.
3.6 Consigned Inventory. Schedule 3.6 contains a list of all consigned inventory, together with consignor information, location of consigned inventory, and a description of such inventory. Copies of the consignment agreements for each such consignment have been provided to Purchaser or included in the Miller Buckfire data room.
3.7 Real Property.
(a) Except for the Owned Real Estate, the Sellers do not own any other real property.
(b) The leases set forth on Schedule 3.7 constitute all of the leases and subleases, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which any Seller uses real property in the Business (collectively, the “Leases” and the real property subject thereto to the “Leased Real Estate”). Each Seller has delivered to Purchaser a true and complete copy of each Lease.
(c) With respect to each Assumed Lease: (i) such Lease is valid, binding, enforceable, and in full force and effect, subject to the Bankruptcy and Equity Exception; (ii) such Seller is not in material breach or default under such Lease; (iii) such Seller has not received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a material default by such Seller under any of the Leases which remains unresolved; (iv) such Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy the Leased Real Estate or any portion thereof, except to the extent identified on Exhibit A; (v) such Seller has not pledged, mortgaged, or otherwise granted an Encumbrance other than Permitted Encumbrances on its leasehold interest in any Leased Real Estate, and (vi) except for customary subordination, non-disturbance and attornment agreements, has not entered into any agreement with the holder of any mortgage or other security instrument encumbering the Leased Real Estate thereunder.
3.8 Permits; Compliance with Laws. Schedule 3.8 sets forth a list of all material Governmental Permits of the Sellers. The Sellers have not received written or, to the Knowledge of the Sellers, verbal notice of any material and unresolved violation of any applicable Law by the Sellers affecting the Acquired Assets or the Business and, to the Knowledge of the Sellers, there are no such material violations by the Sellers.
3.9 Employee Benefit Plans. Except with the respect to the Assumed PTO, there is no pension plan, profit sharing plan or other employee benefit plan (collectively, “Benefit Plans”) relating to the employees of the Business, or to which any Seller has any obligation to make contributions or has any other liability, that will create or otherwise result in liability for Purchaser or encumber any of the Acquired Assets after the applicable Closing. With respect to each Benefit Plan: (a) no such plan is or was a multiemployer plan within the meaning of Section 3(37) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a defined benefit pension plan within the meaning of Section 3(35) of ERISA; and (b) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plans and, as applicable, ERISA, the Code or other Law (including without limitation the payment of any insurance premiums due under an insurance policy providing funding for a Benefit Plan). All benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.
3.10 Labor and Employment Matters.
(a) The Sellers have provided to Purchaser a true, correct, and complete list of all employees working in the Business as of the Signing Date, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and that provides for each such employee the following: (i) name; (ii) hire date; (iii) title or position; (iv) whether full-time or part-time; (v) status as exempt or non-exempt under the Fair Labor Standards Act; (vi) annual base salary or hourly wage rate; and (vii) commission, bonus, or other incentive-based compensation. No employees working in the Business reside outside of the U.S.
(b) Each Seller is not, and has not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council, or labor organization. There is not, and has not, any union, works council, or labor organization representing or purporting to represent any employee working in the Business. To the Knowledge of the Sellers, no union, works council, or labor organization or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.
(c) Each Seller has complied to the best of its knowledge in material respects with applicable Laws with respect to employment, employment practices, terms and conditions of employment, worker classification, Tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation and hours of work, in each case with respect to employees working in the Business.
3.11 Environmental Matters.
(a) Each Seller is in material compliance with all applicable Environmental Laws and has obtained and is in material compliance with all Environmental Permits in connection with the conduct or operation of the Business and the ownership or use of the Acquired Assets and the Leased Real Estate under the Leases.
(b) The Sellers have provided to Purchaser all material environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, and other similar documents in the possession or control of any Seller with respect to compliance with Environmental Laws at the Owned Real Estate or Leased Real Estate.
3.12 Taxes. Except as set forth on Schedule 3.12:
(a) (i) All Taxes shown as due and payable on any Tax Return of each Seller have been timely paid in full; (ii) all Tax Returns required to have been filed by each Seller have been timely filed (taking into account any valid extensions) in accordance with all applicable Laws; (iii) all such Tax Returns are correct and complete in all material respects; (iv) there are no Encumbrances for Taxes on any Acquired Assets other than Encumbrances for Taxes which are not yet due and payable; and (v) all Taxes that any Seller was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly and timely paid to the appropriate Governmental Authority.
(b) No examination or audit relating to Taxes of any Seller by any Governmental Authority is currently in progress or, to the Knowledge of the Sellers, threatened or contemplated. The Sellers have not been informed by any Governmental Authority that the Governmental Authority believes or claims that any Seller was required to file any Tax Return that was not filed.
(c) Each Seller has timely and properly collected and maintained all material resale certificates, exemption certificates, and other documentation required to qualify for any exemption from the collection of sales Taxes imposed on or due from such Seller.
(d) Sellers have not participated in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b).
(e) Each Seller (other than Intermediate HoldCo and LDRV Holdings) has been properly classified for U.S. federal and applicable state and local income Tax purposes as an entity disregarded as separate from its owner within the meaning of Treasury Regulation Sections 301.7701-2 and -3 at all times since the date of its formation.
3.13 Brokers. Except as set forth on Schedule 3.13, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller.
3.14 No Other Representations and Warranties. Except for the representations and warranties contained in this Article 3, no Seller or any other Person makes any other express or implied representation or warranty with respect to the transactions contemplated by this Agreement, the Business, the Acquired Assets, or the operations, assets, liabilities or conditions (financial or otherwise) of the Sellers or any of their Affiliates or their respective Representatives.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND THE GUARANTOR
Each Purchaser Party hereby represents and warrants to the Sellers that the following are true and correct as of the Signing Date:
4.1 Organization and Good Standing. Purchaser is duly organized and in valid existence as a corporation under the Laws of the State of Florida and has the power to own its property and carry on its business as currently conducted.
4.2 Authorization; Enforceability. Each Purchaser Party has full power, authority and capacity to make, execute, deliver, and perform this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Purchaser Party of this Agreement and each of the Ancillary Documents to which such Person is a party, the performance by such Person of its or his obligations hereunder and thereunder, and the consummation by such Person of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Person. This Agreement has been duly executed and delivered by each Purchaser Party, and (assuming due authorization, execution, and delivery by the Sellers) this Agreement constitutes a legal, valid, and binding obligation of each Purchaser Party, enforceable against such Purchaser Party in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions. When each Ancillary Document to which any Purchaser Party is or will be a party has been duly executed and delivered by such Purchaser Party (assuming due authorization, execution and delivery by the other parties thereto), such document will constitute a legal and binding obligation of such Person enforceable against it or him in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.
4.3 No Conflicts; Consents. The execution, delivery, and performance by each Purchaser Party of this Agreement and the applicable Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not in material respect: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of any Purchaser Party; (b) conflict with or result in a violation or breach of any provision of any Law or Order applicable to any Purchaser Party; or (c) require the consent, notice, or other action by any Person under any material Contract to which any Purchaser Party is a party. Except pursuant to the HSR Act, no material Governmental Permit is required to be obtained by any Purchaser Party from any Governmental Authority for any Purchaser Party to execute, deliver, and perform this Agreement and the Ancillary Documents and consummate of the transactions contemplated hereby and thereby.
4.4 Legal Proceedings. There are no Actions pending against or by any Purchaser Party that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement or would have such an effect.
4.5 Sufficiency of Funds; Floorplan Financing.
(a) Purchaser has sufficient cash or binding financing commitments (or a combination of both) to enable it to pay or cause to be paid the Purchase Price at each Closing and consummate the transactions contemplated by this Agreement and the Ancillary Agreements and to perform all of its obligations hereunder and thereunder.
(b) Purchaser has delivered to the Sellers true and correct fully executed copies of one or more commitment letters (together with all exhibits, schedules, and annexes thereto) from the financial institutions identified therein (as the same may be amended, modified or supplemented, collectively, the “Floorplan Commitment Letters”) to provide, on the terms and subject only to the conditions expressly stated therein, debt financing in the amount described therein (the “Financing”) and all fee letters (subject to redactions of fee amounts and pricing terms, so long as such redaction does not cover terms that affect the conditionality, amount, availability or termination of the Financing) in connection therewith (collectively, the “Fee Letters”). No Floorplan Commitment Letter has been withdrawn, terminated, repudiated, rescinded, supplemented, amended or modified and no terms thereunder have been waived. No such withdrawal, termination, repudiation, rescission, supplement, amendment, modification or waiver is contemplated by Purchaser, or to the knowledge of Purchaser, any other party thereto. Other than the Floorplan Commitment Letters, the Fee Letters and any related engagement letters, there are no side letters or other agreements to which Purchaser or any of its Affiliates is a party related (directly or indirectly) to the Financing. Purchaser has fully paid any and all commitment fees or other fees in connection with the Floorplan Commitment Letters due and payable as of the Signing Date.

(c) The net proceeds contemplated by the Floorplan Commitment Letters will be sufficient for Purchaser to pay the Purchase Price required to be paid in connection with the transactions contemplated by this Agreement for the RV Inventory at each Closing.
(d) The Floorplan Commitment Letters are, as to Purchaser and, to the knowledge of Purchaser, the other parties thereto, in full force and effect and legal, valid, binding and enforceable against such Persons in accordance with their terms, in each case, as enforcement may be limited by the Bankruptcy and Equity Exception, and, to the knowledge of Purchaser, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach thereunder.
(e) Purchaser does not have any reason to believe that any of the conditions to the funding of the full amount of the Financing will not be satisfied on a timely basis or that the amount of the Financing necessary to fund the Purchase Price for all RV Inventory at each Closing will not be available. Purchaser is not aware of any fact, event or other occurrence that makes any of the representations or warranties of Purchaser in any Floorplan Commitment Letter misleading or inaccurate in any material respect.
(f) The Floorplan Commitment Letters contain all of the conditions precedent and other conditions and contingencies to the obligations of the parties thereunder to make the full amount of the Financing available to Purchaser on the terms set forth therein.
(g) Purchaser acknowledges that the obligations of Purchaser under this Agreement are not subject to any conditions regarding Purchaser’s or its Affiliates’ or any other ability to obtain any financing.
4.6 Independent Investigation. The Purchaser Parties acknowledge and agree, on their own behalf and on behalf of each of their respective Affiliates and Representatives, that neither any Seller nor Affiliate or Representative of any Seller nor any other Person has made any representation or warranty, express or implied, regarding the Business, the assets, liabilities, operations, results or other matter relating to any Seller or this Agreement, except as expressly set forth in Article 3 (as modified by the Disclosure Schedules). In entering into this Agreement, the Purchaser Parties have relied only upon the express representations and warranties of the Sellers set forth in Article 3 (as modified by the Disclosure Schedules), and each Purchaser Party, on behalf of itself and its Affiliates and their respective Representatives, expressly disclaims reliance on, and expressly acknowledges and agrees that none of the foregoing have relied on, any other representation or warranty whatsoever.
4.7 Brokers. Except as described on Schedule 4.7, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.
4.8 No Other Representations and Warranties. Except for the representations and warranties contained in this Article 4, none of Purchaser or any other Person makes any other express or implied representation or warranty with respect to the transactions contemplated by this Agreement.
ARTICLE 5
COVENANTS
5.1 Best Efforts to Close. Subject to the terms and conditions of this Agreement, and except as otherwise provided in Section 5.2, from the Signing Date until the earlier of the final Closing or the date, if any, on which this Agreement is validly terminated as to all remaining Sites pursuant to Article 7 (the “Interim Period”), each Party will use its best efforts to take or cause to be taken all actions to complete, as soon as reasonably practicable, in the most expeditious manner possible, the Closing of the transactions contemplated by this Agreement, including the use of best efforts to:
(a) cause the conditions to Closing to be satisfied as expeditiously as practicable (provided that this covenant does not require a waiver of any condition to Closing specified in Article 6); and
(b) defend against any Actions challenging this Agreement or the consummation of the transactions contemplated hereby or asserting liability against any Person in connection with such transactions, including seeking to have vacated or reversed any Order issued by any Governmental Authority.
5.2 Antitrust Laws.
(a) Notwithstanding Section 5.1, the Parties’ obligations with respect to compliance with the HSR Act and, if required, other Antitrust Laws shall be governed exclusively by this Section 5.2. During the Interim Period, each Party will use commercially reasonable efforts to obtain all Governmental Permits from all Governmental

Authorities that are necessary under applicable Antitrust Laws for its execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. Each Party shall cooperate fully with the other Parties and their respective Affiliates and Representatives in promptly seeking to obtain all such Governmental Permits. No Party shall willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any such Governmental Permits.
(b) The Parties agree to make or to use commercially reasonable efforts to cause their applicable Affiliates to make any required filing pursuant to applicable Antitrust Laws with respect to the transactions contemplated by this Agreement within five Business Days after the Signing Date. Purchaser and Sellers shall each pay one-half (1/2) of the filing fees with respect to such filings under applicable Antitrust Laws.
(c) Each Party shall give notice to each other Party with respect to any meeting, discussion, appearance or written or oral communication from or with any Governmental Authority or the staff of any Governmental Authority with respect to the application of antitrust Laws to the transactions contemplated by this Agreement. All appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals made by or on behalf of any Party before any Governmental Authority or the staff of any Governmental Authority with respect to the application of Antitrust Laws to the transactions contemplated by this Agreement shall be disclosed to the other Parties and their respective counsel in advance of any filing, submission or attendance, and such Parties will use commercially reasonable efforts to consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals; provided, however, that this Section 5.2(c) does not apply to (i) any disclosure which is not permitted under applicable Law, an Order or contractual restrictions or (ii) any disclosure which would reasonably be expected to jeopardize or waive privileged information or communications.
(d) Purchaser agrees to, and will cause its Affiliates to, use commercially reasonable efforts to avoid, eliminate, and resolve any impediments under any antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement and to obtain all Governmental Permits under any antitrust Law that may be required by any Governmental Authority to enable the Parties to close such transactions as promptly as practicable.
(e) If any Action is instituted or threatened challenging the transactions contemplated by this Agreement as violating any antitrust Law or if any Order is entered, enforced, or attempted to be entered or enforced by any Governmental Authority that would make such transactions illegal or otherwise delay or prohibit the consummation of such transactions, Purchaser shall take commercially reasonable action to contest, resist or defend any such Action or to take any commercially reasonable action to avoid entry of, or to have vacated, lifted, reversed, repealed, rescinded, or terminated, any Order that prohibits, prevents, or restricts consummation of the such transactions.
(f) Nothing in this Section 5.2 shall require, or be construed to require, Purchaser or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after any Closing, any assets, businesses or interests of Purchaser, the Business, the Guarantor or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to materially and adversely impact the economic or business benefits to Purchaser of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.
(g) The Parties shall cooperate and work together to direct all filings and strategy in connection with review of the transaction contemplated herein by any Governmental Authority, or any litigation by, or negotiations with, any antitrust authority or other Person relating to the transaction under the HSR Act or any other Antitrust Law and will take the lead in all meetings, discussions and communications with any Governmental Authority relating to the effect of the Antitrust Laws upon the Parties’ ability to consummate the transaction contemplated herein. The Parties will consult with and consider in good faith the comments of other Party in connection with any filing, communication, defense, litigation, negotiation, or strategy, and, to the extent reasonably practicable and to the extent permitted by Law, give the other Party the opportunity to attend and participate in any material meeting or conference with any Governmental Authority either in person or by telephone, or, in connection with any proceeding by a private party, with any other Person relating to the HSR Act or any other Antitrust Law regarding the transaction contemplated herein.

5.3 Specified Third-Party Consents. Without limiting the generality of Section 5.1, during the Interim Period, the Parties will use best efforts to obtain all consents described on Schedule 5.3 (the “Specified Third-Party Consents”). Each Party shall cooperate fully with the other Parties and their respective Representatives in promptly seeking to obtain all such consents. No Party shall willfully take any action that will have the effect of materially delaying, impairing or impeding the receipt of any such consents. Purchaser shall, and shall cause its Affiliates to, provide such guarantees, security, assurances and financial and other information as may be reasonably requested by any Person whose consent is sought in respect of a Specified Third-Party Consent.
5.4 Stockholder Approval.
(a) Subject to Section 5.8, and so long as such consents are required under applicable Laws, prior to consummating any transaction contemplated by this Agreement which requires approval by the stockholders of Lazydays under applicable Law, Lazydays shall use its best efforts to seek to obtain written consents from the requisite stockholders of Lazydays to the consummation of the transactions contemplated by this Agreement (the “Written Consents”) in accordance with applicable Laws, including Section 228 of the DGCL, or other form of stockholder approval with respect thereto.
(b) If required by applicable Laws, after receipt of the Written Consents, Lazydays shall prepare and cause to be filed with the Securities and Exchange Commission (the “SEC”) an information statement (as defined in Rule 14c–1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) regarding the Written Consents (such information statement, including any amendment or supplement thereto, the “Information Statement”). If required by applicable Laws, Lazydays shall cause the Information Statement to be disseminated to its stockholders entitled thereto after the earliest to occur of (i) confirmation from the SEC that it has no further comments on the Information Statement, (ii) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (iii) expiration of the ten (10) day period after filing the preliminary Information Statement with the SEC, in the event Lazydays has not received notice from the SEC of its intent to review the Information Statement prior to such expiration time.
(c) The Purchaser Parties shall provide to Lazydays all information concerning the Purchaser Parties as may be reasonably requested by Lazydays in connection with the preparation, filing and distribution of the Information Statement and shall otherwise reasonably assist and cooperate with Lazydays in the preparation of the Information Statement and the resolution of any comments thereto received from the SEC. The Purchaser Parties shall promptly correct any information with respect to them or provided by them for use in the Information Statement if it is or becomes misleading or inaccurate.
5.5 Purchaser Floorplan Financing.
(a) Purchaser shall use its best efforts to obtain, or cause to be obtained, the proceeds of the Financing on the terms and conditions described in the Floorplan Commitment Letters, including (i) maintaining in effect the Floorplan Commitment Letters; (ii) negotiating definitive agreements with respect to the Financing (the “Definitive Financing Agreements”) consistent with the terms and conditions contained set forth in the Floorplan Commitment Letters; and (iii) satisfying on a timely basis all conditions within its reasonable control in the Floorplan Commitment Letters and the Definitive Financing Agreements and complying with its obligations thereunder.
(b) Purchaser shall use its best efforts to cause the lenders party to the Floorplan Commitment Letters to fund the Financing required to consummate the transactions contemplated by this Agreement, including by seeking specific performance to enforce its rights under the Floorplan Commitment Letters and the Definitive Financing Agreements if necessary. Purchaser shall comply with its obligations, and enforce its rights, under the Floorplan Commitment Letters in a timely and diligent manner.
(c) Purchaser shall not, without the prior written consent of the Sellers:
(i) permit any amendment, supplement, or modification to, or any waiver of any provision of or remedy under, or replace (including any replacement for any portion of the Financing that becomes unavailable), any Floorplan Commitment Letter;
(ii) terminate any Floorplan Commitment Letter; or

(iii) take or fail to take any action or enter into any transaction that would reasonably be expected to impair, delay or prevent the consummation of the Financing on the terms and conditions described in the Floorplan Commitment Letters.
Upon any amendment, supplement, or modification of any Floorplan Commitment Letter in accordance with this Section 5.5(c), all references to such Floorplan Commitment Letter shall mean such Floorplan Commitment Letter as so amended, supplemented, or modified.
(d) In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, Purchaser shall use its best efforts to obtain as promptly as practicable following the occurrence of such event, and in any event prior to the Outside Date, alternative financing in an amount sufficient, when taken together with remaining portion of the Financing, to consummate the transactions contemplated by this Agreement and to pay the Purchase Price for the RV Inventory at each Closing and cause the proceeds of such alternative financing to be used in lieu of such contemplated Financing as promptly as practicable. For the purposes of this Agreement, the term “Floorplan Commitment Letters” shall be deemed to include any commitment letter (or similar agreement) or commitment with respect to any alternative financing arranged in compliance herewith (and any Floorplan Commitment Letter remaining in effect at the time in question).
(e) Purchaser shall provide the Sellers with prompt oral and written notice of (i) any breach or default by any party to the Floorplan Commitment Letters or the Definitive Financing Agreements of which Purchaser becomes aware, and (ii) the receipt of any written notice or other written communication from any lender, equity investor, or other financing source with respect to any breach, default, termination, or repudiation by any party to the Floorplan Commitment Letters or the Definitive Financing Agreements of any provision thereof. Purchaser shall keep the Sellers reasonably informed on a reasonably current basis of the status of its efforts to consummate the Financing.
(f) Notwithstanding the foregoing, in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Purchaser or any Affiliate or any other financing or other transactions be a condition to any of Purchaser’s obligations hereunder.
5.6 Operations during the Interim Period. During the Interim Period, except (a) as required by applicable Law or Governmental Order, (b) as contemplated by this Agreement or (c) with the prior written consent of Purchaser, the Sellers will use good faith efforts to operate the Assumed Dealerships in all material respects in the ordinary course of business and to preserve the operations and goodwill of each of the Assumed Dealerships in all material respects, including by using such good faith efforts to seek to retain “front line” employees (retail sales, service, parts, dealer lot and administrative personnel) in the Assumed Dealerships.
5.7 Access during the Interim Period.
(a) During the Interim Period, the applicable Seller will permit Purchaser and its Representatives to have (with reasonable notice and during normal business hours) reasonable access to Representatives of such Seller and to relevant premises, properties, books, records, Contracts, financial and operating data, and other information and documents reasonably pertaining to such Seller and its Business, the Acquired Assets and real property used in the Business, to make copies of such books, records, Contracts, data, information, and documents as Purchaser may reasonably request; provided, however, that (i) Purchaser and its Representatives shall conduct such activities in a manner so as not to interfere unreasonably with the operations of the Business; and (ii) the Sellers shall not be obligated to provide, or cause to be provided, such access or information to the extent that the Sellers determine, in their reasonable judgment, that doing so would (A) violate applicable Law or an Order, (B) jeopardize the protection of an attorney-client privilege, (C) reveal bids received from third parties and analysis relating to such bids or (D) reveal minutes of the deliberations of the board of directors (or any committee thereof) or manager of any Seller in connection with the transactions contemplated by this Agreement, or the evaluation of possible alternatives thereto or any materials provided to such board, such committee or manager in connection therewith (clauses (i) and (ii), the “Information Limitations”).
(b) Notwithstanding anything else herein, the Purchaser Parties may not conduct any Phase I environmental inspection and testing or any Phase II environmental inspection or testing, in each case, without the Sellers’ prior written consent.
(c) The Purchaser Parties acknowledge and agree that the Confidentiality Agreement remains and shall remain in full force and effect during the Interim Period, and the Purchaser Parties’ conduct during the Interim Period will comply with the requirements of the Confidentiality Agreement (including Section 10 thereof) and this Agreement. All communications from the Purchaser Parties or their respective Representatives to the Sellers during the Interim Period shall be directed to Ronald Fleming, Amber Dillard, representatives of Miller Buckfire, a division of Stifel, Nicolaus & Company, Incorporated, representatives of Stoel Rives LLP or any other Person specified in writing by any of the foregoing. Notwithstanding the foregoing, the parties each acknowledge that the transactions contemplated by this Agreement have been publicly disclosed and will be subject to continuing disclosure requirements in accordance with applicable law.
5.8 Exclusivity.
(a) Except as expressly permitted by this Section 5.8, during the Interim Period, Lazydays agrees it will not, and will cause its subsidiaries and its and its subsidiaries’ respective Representatives, to not, directly or indirectly, solicit, negotiate, encourage or otherwise discuss with or provide information or enter into any agreement with respect to (including but not limited to continuing any current discussions or negotiations or continuing to allow access to any online or physical data room) any person or entity (other than the Purchaser Parties and their respective Representatives) for the purpose of effecting or evaluating the sale, transfer, recapitalization or other disposition, directly or indirectly, of any equity interests in, or assets of, Lazydays or any of its subsidiaries by asset sale, equity sale, joint venture, merger, consolidation, recapitalization or any other means or other transaction.
(b) If Lazydays receives an offer from a third party that it reasonably determines may be a superior offer to the transactions contemplated by this Agreement and the Lazydays board of directors determines in good faith (after consultation with counsel) that the failure to consider such superior offer would be inconsistent with its fiduciary duties under applicable Law (the “Fiduciary Out”), (i) Lazydays shall provide notice to Purchaser of the existence and general terms of such superior offer promptly, (ii) Lazydays and its Representatives may furnish to such third party information and access relating to Lazydays and its subsidiaries and their businesses and operations for the purpose of assisting with or facilitating such a superior offer and engage in related discussions and negotiations and (iii) if Lazydays pays or causes to be paid to Purchaser or its designee a breakup fee equal to $10 million (the “Breakup Fee”), Lazydays may (I) terminate this Agreement pursuant to Section 7.1(c) and/or (II) enter into any agreement (including any letter of intent, term sheet or other similar document or any definitive agreement) relating to such superior offer with such third party and may consummate any transactions contemplated thereby. The Breakup Fee shall be due and payable when, in the exercise of the Fiduciary Out, Lazydays engages with and furnishes the information and access to such third party pursuant to Section 5.8(b)(ii). Nothing in this Section 5.8(b) shall obligate Purchaser to match or top any superior offer or to continue negotiations with Lazydays in response to a superior offer.
5.9 Confidentiality; Press Releases.
(a) The Parties acknowledge and agree that the information being exchanged among them in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which remain in full force and effect. Effective upon, and only upon, the final Closing, the Confidentiality Agreement shall terminate.
(b) During the Interim Period, unless otherwise advisable or required under applicable Law or stock exchange requirements, none of the Parties or any of their respective Representatives shall issue or make any new press release or make other public communication regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties.
5.10 Employees and Employee Benefits.
(a) On each applicable Closing Date, the applicable Seller shall terminate all employees at the applicable Assumed Dealerships immediately prior to such Closing, and Purchaser will offer employment, on an “at will” basis, to all or substantially all of the employees of the Business effective immediately following such Closing (subject to routine background checks and onboarding requirements in Purchaser’s ordinary course of business). Each such offer of employment will be for substantially the same base salary or wage rate, position and work location in effect immediately prior to the Closing and will include other employee benefits that are substantially comparable in the aggregate (as reasonably determined by Purchaser) to the benefits that are provided either (x) to the employee immediately prior to the applicable Closing Date, or (y) to similarly situated employees of Purchaser or its Affiliates (with the exception of any deferred compensation plans, defined benefit pension plans, severance, post-employment medical plans, long-term incentive or equity or equity-based compensation plans). Each employee who accepts Purchaser’s offer of such employment in accordance with this Section 5.10(a) and commences active employment with Purchaser shall be referred to herein as a “Transferring Employee.”
(b) Except with respect the Assumed PTO, which Purchaser shall assume and discharge in accordance with Section 1.3(d), each Seller shall be solely responsible, and Purchaser shall have no obligations whatsoever, for any compensation or other amounts payable to any current or former employee of the Business or of the Sellers, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay, in each case, for any period relating to the service with such Seller at any time prior to the applicable Closing (collectively “Pre-Closing Employee Compensation”), and such Seller shall pay all such Pre-Closing Employee Compensation to all entitled Persons on or prior to such Closing Date or when otherwise due under the applicable Benefit Plan.
(c) Each Seller shall remain solely responsible for the financial and legal satisfaction of all claims for all health and welfare (including, without limitation, medical, dental, life insurance, health, accident, or disability) benefits brought by or in respect of current or former employees, officers, directors, independent contractors, or consultants of the Business or the spouses, dependents, or beneficiaries thereof, in each case, which claims relate to events occurring prior to, or as a result of the transaction occurring on, the applicable Closing Date. Purchaser confirms that it is responsible for providing continuation coverage for medical, dental and vision plans to all M&A qualified beneficiaries (as defined in Treas. Reg. Section 54.4980B-9, Q&A-4). Each Seller shall also remain solely responsible for all workers’ compensation claims of any current or former employees, officers, directors, independent contractors, or consultants of the Business which relate to events occurring prior to the applicable Closing Date.
(d) The Sellers shall remain obligated to provide each Transferring Employee and their eligible dependents (including all such Transferring Employee’s dependents covered immediately prior to the applicable Closing by a Benefit Plan that is a group health plan) coverage under a group health plan of the Sellers that provides medical benefits to the Transferring Employee and such eligible dependents through the end of the month in which such Transferring Employee’s employment with the applicable Seller terminates. Purchaser shall offer each Transferring Employee and their eligible dependents (including all such Transferring Employee’s dependents covered immediately prior to the applicable Closing by a Benefit Plan that is a group health plan) coverage under a group health plan of Purchaser that provides medical benefits to the Transferring Employee and such eligible dependents effective immediately upon the first day of the month immediately after the month in which such Transferring Employee’s employment with the applicable Seller terminates.
(e) Notwithstanding the foregoing, nothing in this Agreement is intended to or shall confer upon any Transferring Employee or any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement. Nothing contained in this Section 5.10, express or implied, will be construed to establish, amend or modify any Benefit Plan.
(f) On or before each Closing the Sellers shall provide at the request of Purchaser evidence that all contributions and premiums relating to period prior to the Closing for each Benefit Plan have be timely paid in accordance with the terms of such Benefit Plans, and as applicable, ERISA, the Code or other Law (including without limitation the payment of any insurance premiums due under an insurance policy providing funding for a Benefit Plan).
(g) The Parties acknowledge the potential applicability of “successor employer” or “Springing COBRA” obligations under COBRA and the regulations promulgated thereunder in connection with any Seller’s termination of its group health plan(s), including with respect to individuals who are not Transferring Employees. The Parties agree that the potential net cost, if any, associated with such obligations, including but not limited to adverse loss ratio impact and resulting premium adjustments under Purchaser’s group health plans, shall be treated as a liability of the Sellers and shall reduce the Purchase Price on a dollar-for-dollar basis.
(h) Lazydays has taken or shall take all action necessary to terminate each Benefit Plan that is intended to qualify under Section 401(a) of the Code and that contains a cash or deferred arrangement under Section 401(k) of the Code (“Seller 401(k) Plan”) effective as of the last Closing Date and shall provide written notice of such termination to the third-party administrator of the Seller 401(k) Plan. Lazydays shall fully fund all contributions to the Seller 401(k) Plan and shall fully vest all participants in their accounts under the Seller 401(k) Plan as of the plan termination date.

5.11 Refunds. After each Closing, (a) if any Seller receives any refund or other amount that is an Acquired Asset or is otherwise due and owing to Purchaser in accordance with the terms of this Agreement, such Seller shall promptly remit, or shall cause to be promptly remitted, such amount to Purchaser, (b) if Purchaser or any of its Affiliates receive any refund, account receivable or other amount that is an Excluded Asset or is otherwise properly due and owing to any Seller in accordance with the terms of this Agreement, Purchaser shall promptly remit, or shall cause to be promptly remitted, such amount to such Seller and (c) each Party shall use commercially reasonable efforts and reasonably cooperate with each other to effectuate the foregoing.
5.12 Non-Assignable Assets. To the extent that any Seller’s rights under any Contract or Governmental Permit constituting an Acquired Asset, or any other Acquired Asset, may not be assigned to Purchaser without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful.
5.13 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and any Ancillary Documents, if any, other than real estate transfer taxes which shall be borne in accordance with Exhibit C, shall be borne and paid by Purchaser when due. Purchaser shall, at its own expense, timely file any Tax return or other document with respect to any such Taxes (and the Sellers shall reasonably cooperate with respect to such filings).
5.14 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to Purchaser.
5.15 Prorations for Assumed Leases. At the applicable Closing, real property taxes and rents paid under the Assumed Leases shall be prorated in the applicable Funds Flow Memorandum as follows:
(a) With respect to the any Assumed Leases that are triple net in nature, where the tenant thereunder pays taxes directly to the applicable Governmental Authority:
(i) real property taxes shall be prorated based on the current year’s tax with due allowance made for the maximum allowable discount allowed for the current year. If the applicable Closing occurs at a date when the current year’s millage is not fixed, and the current year’s assessment is available, taxes will be prorated based upon the assessment and the prior year’s millage. If the current year’s assessment is not available, then taxes will be prorated based on the prior year’s real property tax; and
(ii) rents collected under such Assumed Lease shall be prorated based on the current month’s amount of rent due, calculated as of the Closing Date, with Purchaser or the applicable Seller, as applicable, being credited for the per diem rental amount due on the Closing Date.
(b) With respect to any Leases that are gross in nature, where the tenant thereunder pays estimated taxes to the landlord thereunder as part of the rental payment, real property taxes and rents collected under the Lease shall be prorated based on the current month’s amount of estimated real property tax collected and rent due, calculated as of the Closing Date, with Purchaser or the applicable Seller, as applicable, being credited for the per diem real property tax and rental amounts due on the Closing Date.
(c) All prorations under this Section 5.15 shall be final and binding upon the Parties.
ARTICLE 6
CONDITIONS TO CLOSING
6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement at each Closing is subject to the fulfillment of each of the following conditions:
(a) all waiting periods applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law (to the extent applicable to the Closing at issue) (if any) shall have expired or been terminated;
(b) to the extent approval by the stockholders of Lazydays is required by Law prior to consummating any transaction contemplated by this Agreement, (i) the Written Consents or other manner of obtaining requisite approval of stockholders of Lazydays shall have been obtained and become effective in compliance with applicable Law and (ii) any waiting period relating thereto, including under Rule 14c-2 under the Exchange Act with respect to the Information Statement, shall have expired; and

(c) the Specified Third-Party Consents (to the extent applicable to the Closing at issue) shall have been obtained.
6.2 Condition to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement at each Closing is subject to the fulfillment or waiver by Purchaser of the following condition: Purchaser shall receive good and marketable title to the Acquired Assets at the applicable Closing (or, in the case of recent trade-in RV Inventory, powers of attorney and payoffs to allow Purchaser to clear title in the ordinary course after the Closing), free and clear of all Encumbrances other than Permitted Encumbrances.
6.3 Condition to the Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement at each Closing are subject to the fulfillment or waiver by the Sellers of the following condition: Purchaser shall have completed the payments required by Section 1.5(b) with respect to such Closing.
ARTICLE 7
TERMINATION
7.1 Termination of Agreement. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned with respect to any one or more Sites at any time prior to the final Closing:
(a) by mutual written consent of Purchaser and the Sellers;
(b) by Purchaser or a Seller if a final, non-appealable Order or Law permanently enjoining or otherwise prohibiting the transactions contemplated by this Agreement has been issued by a Governmental Authority of competent jurisdiction, but only as to the particular transaction or transactions contemplated by this Agreement with respect to a Site or Sites subject to such Order or Law; or
(c) by Lazydays upon exercise of the Fiduciary Out in accordance with Section 5.8(b); or
(d) by Purchaser or a Seller if the final Closing has not occurred on or before 11:59 P.M. (Eastern Time) on December 1, 2025 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(d) will not be available (i) to Purchaser if the failure of any Purchaser Party to fulfill, or breach by any Purchaser Party of, any agreement or covenant under this Agreement has been the cause of, or resulted in, the failure of the final Closing to occur on or before such date and time, and (ii) to the Sellers if the failure of any Seller to fulfill, or breach by any Seller of, any agreement or covenant under this Agreement has been the cause of, or resulted in, the failure of the final Closing to occur on or before such date and time.
Any Party desiring to terminate this Agreement in accordance with this Section 7.1 will give written notice pursuant to Section 9.1 of such termination to the Sellers (if the terminating Party is Purchaser) or Purchaser (if the terminating Party is a Seller), specifying the Site or Sites with respect to which such Party desires to terminate this Agreement. The termination provisions set forth in this Section 7.1 are the exclusive means by which this Agreement may be terminated.
7.2 Effect of Termination. In the event of a termination of this Agreement in accordance with Section 7.1 with respect to a Site, (a) this Agreement will immediately and automatically terminate with respect to such Site, other than the provisions of this Article 7, the Confidentiality Agreement and Article 9 (collectively the “Surviving Provisions”, which will survive such termination), and (b) no Party will have any further liability to any Party arising out of this Agreement or the transactions contemplated by this Agreement with respect to such Site, except pursuant to the Surviving Provisions; provided that no termination and nothing herein relieves any Party from liability for its breach of or failure to perform its agreements and covenants under this Agreement occurring prior to such termination.
ARTICLE 8
NO SURVIVAL; NO POST-CLOSING RECOURSE
8.1 No Post-Closing Survival. Each Party agrees that, except solely in the event of Fraud, upon the occurrence of each Closing, all representations, warranties, covenants, agreements, obligations and duties of each Party relating to such Closing and the business, operations, assets and liabilities related to such Closing shall thereby, without the necessity of any further action by any Party, terminate and be irrevocably released and discharged and such Closing shall have occurred on an “AS-IS, WHERE-IS BASIS” without any post-Closing recourse related thereto.
8.2 Waiver of Post-Closing Claims. Each Party agrees that, except solely in the event of Fraud, it shall not have, and agrees it will not pursue, and hereby irrevocably waives any post-Closing claim, recourse or other Action for any losses, liabilities, damages, expenses, fees, fines or Taxes (“Losses”) against any other Party or their respective Representatives relating to such Closing or the business, operations, assets and liabilities related thereto, including under any theory of breach of representation, warranty, covenant, agreement, obligation or duty under this Agreement, or under any other theory under any source of law, equity, other contract or otherwise, and regardless of whether the Loss is accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, and suspected or unanticipated. EACH PARTY EXPRESSLY WAIVES AND RELINQUISHES ALL RIGHTS AND BENEFITS AFFORDED BY ANY APPLICABLE LAW RELATING TO ANY POST-CLOSING CLAIM WAIVED HEREBY, INCLUDING SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA (WHICH STATES AS FOLLOWS: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”) OR OTHER LAWS.
ARTICLE 9
MISCELLANEOUS PROVISIONS
9.1 Notices. Any notice to be made under this Agreement shall be in writing, and shall be deemed to have been given (a) when delivered in person; (b) when received by the addressee if sent by a nationally recognized overnight courier (return receipt requested); (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the respective address set forth below or at such other address as shall hereafter be designated in writing in the foregoing manner.

If to any of the Sellers:
Lazydays Holdings, Inc.
4042 Park Oaks Boulevard, Suite 350
Tampa, Florida 33610
Attn:	Ronald Fleming; Amber Dillard
Emails:	[***]
[***]

with a copy to (which shall not constitute notice):
Stoel Rives LLP
760 SW Ninth Avenue, Suite 3000
Portland, Oregon 97205
Attn:	Will Goodling
Email:	[***]

If to any Purchaser Party:
CIRV Group, LLC
6200 Lake Gray Blvd.
Jacksonville, Florida 32244-5853
Attn:	Jeffrey M. Hirsch
Email:	[***]

with a copy to (which shall not constitute notice):
McLane Middleton, Professional Association
City Hall Plaza
900 Elm Street
P.O. Box 326
Manchester, New Hampshire 03105-0326
Attn:	Michael B. Tule
Email:	[***]

9.2 Amendment and Waiver. Except as otherwise specifically provided herein, this Agreement (including all schedules and exhibits hereto) may not be amended or waived except, in the case of an amendment, in a writing signed by each Seller and Purchaser and in the case of a waiver, in a writing executed by the Party so waiving. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. The failure of any Party to exercise or enforce any right or remedy conferred upon it hereunder shall not be deemed to be a waiver of any such or other right or remedy nor operate to bar the exercise or enforcement of any of the foregoing at any time thereafter.
9.3 Entire Agreement. This Agreement, the Confidentiality Agreement, the Deposit Letter and the Ancillary Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter (including the LOI).
9.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
9.5 Governing Law; Jurisdiction. This Agreement and the Ancillary Documents shall be governed by the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Each Party hereby irrevocably: (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware sitting in New Castle County, State of Delaware (or if such court declines to accept jurisdiction over a particular matter, then in any other state court of the State of Delaware sitting in New Castle County, State of Delaware, that accepts jurisdiction), or the United States District Court for the District of Delaware, and any appellate courts thereof in any Action arising out of or relating to this Agreement or any of the Ancillary Documents; (b) agrees that all claims in respect of such Action may be heard and determined only in any such court; (c) hereby waives any claim of inconvenient forum or other challenge to venue in such court; (d) agrees not to bring any Action arising out of or relating to this Agreement or any of the Ancillary Documents in any other court; and (e) agrees that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 9.1 will be effective service of process against them for any such Action brought in any such court.
9.6 Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER AS CLAIM, COUNTER-CLAIM, AFFIRMATIVE DEFENSE, OR OTHERWISE) IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OR INACTIONS BY OR AMONG THE PARTIES. EACH PARTY (A) CONSENTS TO TRIAL WITHOUT A JURY OF ANY SUCH LEGAL PROCEEDING, (B) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (C) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6. A PARTY MAY FILE A COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
9.7 Expenses. Except as otherwise specifically provided herein, all fees, costs, and expenses incurred in connection with or related to this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees, costs, or expenses.
9.8 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement or assign or delegate any of its rights or obligations hereunder without the prior written consent of the other Parties; provided, that Purchaser may, with prior notice to the Sellers, assign this Agreement and/or assign or delegate any of its rights or obligations to one or more wholly owned subsidiaries of Purchaser, so long as Purchaser and the Guarantor remain jointly and severally liable for the performance of its obligations hereunder with such subsidiaries, pursuant to an assignment agreement in a form reasonably acceptable to and approved by the Sellers. No assignment shall relieve the assigning Party of any of its obligations hereunder.
9.9 No Third Party Beneficiaries. This Agreement is made solely for the benefit of the Parties and their respective successors and permitted assigns, and nothing contained in this Agreement shall be deemed to give any Person any right to enforce any of the provisions of this Agreement, nor shall any of them be a third party beneficiary of this Agreement.
9.10 Specific Performance. Each of the Parties agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to enforce specifically the provisions of this Agreement, including obtaining an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce any Closing and/or obligation by any Party to complete one or more Closings required hereunder, in any court designated to resolve disputes concerning this Agreement (or, if such court lacks subject matter jurisdiction, in any appropriate state or federal court), this being in addition to any other remedy to which such Party is entitled at Law or in equity. Each Party further agrees not to assert and waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or provide indemnity as a prerequisite to obtaining equitable relief.
9.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise explicitly specified to the contrary herein, (i) the words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, (ii) references to the preamble, recitals, an article, section, exhibit, or schedule means a preamble, recital, article, or section of, or exhibit or schedule to, this Agreement, (iii) references to the masculine, feminine or neuter gender will include each other gender, (iv) the word “including” means “including, without limitation,” (v) the word “or” is not exclusive and shall mean “and/or,” (vi) any reference to “$” or “dollars” means U.S. dollars, and (vii) references to a particular statute or regulation include all amendments thereto, all rules and regulations thereunder and any successor statute, rule or regulation, in each case, as amended or otherwise modified from time to time. References herein to any Person will include such Person’s heirs, executors, personal representatives, administrators, successors, and permitted assigns; provided, that nothing contained in this clause will authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to any obligation under any Contract (including this Agreement) mean such obligation or Contract as amended, supplemented, or modified from time to time in accordance with the terms thereof and hereof. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to and including.”
9.12 Attorneys’ Fees. In any Action instituted by a Party arising in whole or in part under, related to, based on, or in connection with this Agreement or the subject matter hereof, the prevailing Party shall be entitled to receive from the non-prevailing Party reasonable attorneys’ fees, costs, and expenses incurred in connection therewith, including any appeals therefrom.
9.13 Guarantee of Purchaser’s Obligations. The Guarantor shall cause Purchaser to duly perform and comply with all obligations of Purchaser under this Agreement relating to the purchase of all assets other than the RV Inventory, including payment of the Purchase Price at each Closing for all assets other than the RV Inventory applicable to such Closing (collectively, the “Guaranteed Obligations”), and the Guarantor, on a joint and several basis with Purchaser, unconditionally and irrevocably guarantees to each Seller the due and punctual payment and performance of all the Guaranteed Obligations. If, for any reason whatsoever, Purchaser fails or is unable to duly, punctually and fully pay or perform any of the Guaranteed Obligations, the Guarantor will promptly pay or perform, or cause to be paid or performed, such Guaranteed Obligations as provided in this Agreement. This is a guarantee of payment and performance and not solely collectability. Following any failure of Purchaser to pay and perform any Guaranteed Obligation, the Sellers may enforce the Guaranteed Obligations under this Section 9.13 without first (i) bringing an Action against Purchaser, (ii) joining Purchaser in an Action against the Guarantor or (iii) enforcing any other rights and remedies against Purchaser.

9.14 TIME OF ESSENCE. TIME IS OF THE ESSENCE WITH REGARD TO THIS AGREMENT AND EACH TRANSACTION CONTEMPLATED HEREBY, INCLUDING WITH RESPECT TO EACH DATE AND TIME PERIOD SET FORTH OR REFERRED TO IN THIS AGREEMENT.
9.15 Counterparts; Transmission. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The Parties may execute this Agreement and the Ancillary Documents by original, electronic, or digital signature. The exchange of copies of the signature pages to this Agreement and the Ancillary Documents, including by email, facsimile, a recognized digital electronic security procedure, or other similar electronic transmission (including an image of a signature), shall constitute effective execution and delivery. Such copies shall be treated in all manner and respects and for all purposes as an original signature and shall be considered to have the same binding legal effect as if they were the original signed version thereof delivered in person. Signatures of the Parties transmitted by any such transmission shall be deemed to be their original signatures for all purposes.
[SIGNATURE PAGE FOLLOWS]

WHEREFORE, the Parties have caused this Agreement to be duly executed as of the date first set forth above.

PURCHASER:

CIRV GROUP, LLC
a Florida limited liability company

By:	/s/ Jeffrey M. Hirsch
Name:	Jeffrey M. Hirsch
Title:	Manager

CIRV GROUP REAL ESTATE HOLDINGS, LLC
a Florida limited liability company

By:	/s/ Jeffrey M. Hirsch
Name:	Jeffrey M. Hirsch
Title:	Manager

[Signature Page to Asset Purchase Agreement]

WHEREFORE, the Parties have caused this Agreement to be duly executed as of the date first set forth above.

SELLERS:

Lazydays Holdings, Inc.		Lazydays RV of Ohio, LLC
a Delaware corporation		a Delaware limited liability company

By:	/s/ Robert DeVincenzi	By:	/s/ Robert DeVincenzi
Name:	Robert DeVincenzi	Name:	Robert DeVincenzi
Title:	Chairman of the Board of Directors	Title:	Authorized Signatory

Lazy Days’ R.V. Center, Inc.		Lazydays RV of Wilmington, LLC
a Delaware corporation		a Delaware limited liability company

By:	/s/ Robert DeVincenzi	By:	/s/ Robert DeVincenzi
Name:	Robert DeVincenzi	Name:	Robert DeVincenzi
Title:	Authorized Signatory	Title:	Authorized Signatory

LDRV Holdings Corp.		Lazydays RV of Oregon, LLC
a Delaware corporation		a Delaware limited liability company

By:	/s/ Robert DeVincenzi	By:	/s/ Robert DeVincenzi
Name:	Robert DeVincenzi	Name:	Robert DeVincenzi
Title:	Authorized Signatory	Title:	Authorized Signatory

Lazydays RV America, LLC		LDRV of Tennessee, LLC
a Delaware limited liability company		a Delaware limited liability company

By:	/s/ Robert DeVincenzi	By:	/s/ Robert DeVincenzi
Name:	Robert DeVincenzi	Name:	Robert DeVincenzi
Title:	Authorized Signatory	Title:	Authorized Signatory

LD Real Estate, LLC		Airstream of Knoxville at Lazydays RV, LLC
a Delaware limited liability company		a Delaware limited liability company

By:	/s/ Robert DeVincenzi	By:	/s/ Robert DeVincenzi
Name:	Robert DeVincenzi	Name:	Robert DeVincenzi
Title:	Authorized Signatory	Title:	Authorized Signatory

Lazydays of Central Florida, LLC		Lazydays RV of Knoxville, LLC
a Delaware limited liability company		a Delaware limited liability company

By:	/s/ Robert DeVincenzi	By:	/s/ Robert DeVincenzi
Name:	Robert DeVincenzi	Name:	Robert DeVincenzi
Title:	Authorized Signatory	Title:	Authorized Signatory

Lazydays RV of Iowa, LLC		Lazydays RV of St. George, LLC
a Delaware limited liability company		a Delaware limited liability company

By:	/s/ Robert DeVincenzi	By:	/s/ Robert DeVincenzi
Name:	Robert DeVincenzi	Name:	Robert DeVincenzi
Title:	Authorized Signatory	Title:	Authorized Signatory

Lazydays of Minneapolis LLC
a Delaware limited liability company

By:	/s/ Robert DeVincenzi
Name:	Robert DeVincenzi
Title:	Authorized Signatory

[Signature Page to Asset Purchase Agreement]

WHEREFORE, the Parties have caused this Agreement to be duly executed as of the date first set forth above.

GUARANTOR:

/s/ Jeffrey M. Hirsch
Jeffrey M. Hirsch

[Signature Page to Asset Purchase Agreement]

REAL ESTATE TITLE COMPANY JOINDER
The undersigned party designated as the “Real Estate Title Company” in the foregoing Agreement hereby joins in the execution of this Agreement for the purpose of acknowledging this Agreement’s terms and conditions applicable to the administration of deposit funds by the Real Estate Title Company in its capacity as escrow agent for the transaction.

Old Republic Title Company

By:	/s/ Derek Smith
Name:	Derek Smith
Title:	SVP

Exhibit A

Transaction Details and Purchase Price

(See attached.)

Exhibit A

Locations and Parties								Purchase Price
Location	Owned or Leased Real Estate	Real Estate Seller	Mortgage Holder for Owned Real Estate	Asset Seller & Tenant	Landlord	Lease Guarantor(s)	Assumed Lease	Base Purchase Price (Acquired Assets other than Owned Real Estate and RV Inventory) Equals $30 million total.	Owned Real Estate Purchase Price	Purchase Price for RV Inventory (as defined in the table below)
Part A. Assumed Dealerships (Buyer Will Acquire All Owned Real Estate and All Assets; Assume All Leases; and Continue Operations)
Johnstown (Denver/ Loveland) 4777 Marketplace Dr. Johnstown, CO 80534	Leased	N/A	N/A	Lazydays RV America, LLC	CO.BB&P LLC(CO)	None	Johnstown Lease (as defined below)	$2,763,988.54	N/A	RV Inventory Pricing Methodology (as defined below)
Knoxville Airstream 7400 Sawyer Ln. Knoxville, TN 37924	Owned	LD Real Estate, LLC	Manufacturers and Traders Trust Company, as Seller Credit Agreement Agent	LDRV of Tennessee, LLC	LD Real Estate, LLC	None	N/A	$1,054,426.56	$2,337,500	RV Inventory Pricing Methodology (as defined below)
Knoxville Lake Springs Rd. (Storage Lot) 7655 Lake Springs Rd. Knoxville, TN 37924	Owned	Airstream of Knoxville at Lazydays RV, LLC	Manufacturers and Traders Trust Company, as Seller Credit Agreement Agent	LDRV of Tennessee, LLC	Airstream of Knoxville at Lazydays RV, LLC	None	N/A	(included above for Knoxville Airstream dealership)	$3,000,000	RV Inventory Pricing Methodology (as defined below)
Knoxville Strawberry Plains (Dealership) 835 Huckleberry Springs Rd. Knoxville, TN 37924	Leased	N/A	N/A	LDRV of Tennessee, LLC	Bash Group, LLC(TN)	Lazydays Holdings, Inc.	Strawberry Plains Dealership Lease (as defined below)	$2,763,988.54 (collectively for Strawberry dealership)	N/A	RV Inventory Pricing Methodology (as defined below)
Knoxville Strawberry Plains (Display Lot) 7453 Sawyer Ln. Knoxville, TN 37924	Leased	N/A	N/A	LDRV of Tennessee, LLC	Bash Group, LLC(TN)	Lazydays Holdings, Inc.	Strawberry Plains Display Lot Lease (as defined below)	(included above for Strawberry dealership)	N/A	RV Inventory Pricing Methodology (as defined below)
Knoxville Strawberry Plains (Body Shop) 315 East Dumplin Rd. Kodak, TN 37764	Leased	N/A	N/A	LDRV of Tennessee, LLC	Sellers Enterprises, LLC(TN)	Lazydays Holdings, Inc.	Strawberry Plains Body Shop Lease (as defined below)	(included above for Strawberry dealership)	N/A	RV Inventory Pricing Methodology (as defined below)
Knoxville Turkey Creek 11730 Snyder Rd. Knoxville, TN 37932 815 Herron Rd. Knoxville, TN 37934	Owned	LD Real Estate, LLC	First Horizon Bank	Lazydays RV of Knoxville, LLC	LD Real Estate, LLC	None	N/A	$1,781,766.31	$13,260,000	RV Inventory Pricing Methodology (as defined below)
St. George (Dealership) 150 East 1160 South Saint George, UT 84770	Leased	N/A	N/A	LD Real Estate, LLC (sublandlord)[1] Lazydays RV of St. George, LLC (subtenant)	SDSGC, LLC (UT)	None	St. George Dealership Lease (as defined below)	$933,784.24	N/A	RV Inventory Pricing Methodology (as defined below)

Locations and Parties								Purchase Price
Location	Owned or Leased Real Estate	Real Estate Seller	Mortgage Holder for Owned Real Estate	Asset Seller & Tenant	Landlord	Lease Guarantor(s)	Assumed Lease	Base Purchase Price (Acquired Assets other than Owned Real Estate and RV Inventory) Equals $30 million total.	Owned Real Estate Purchase Price	Purchase Price for RV Inventory (as defined in the table below)
St. George (Service Center) 1265 E Telegraph St. Washington, UT 84780	Leased	N/A	N/A	LD Real Estate, LLC	RVzz L.L.C. (UT)	None	St. George Service Center Lease (as defined below)	$933,784.24	N/A	RV Inventory Pricing Methodology (as defined below)
Tampa 6102 and 6130 Lazy Days Blvd. Seffner, FL 33584 6210 County Road 579 Seffner, FL 33584	Leased	N/A	N/A	LDRV Holdings Corp.	CARS MTI-4 L.P. (DE)	Lazydays Arizona, LLC Lazydays Land Holdings, LLC Lazydays Tampa Land Holdings, LLC Lazy Days’ R.V. Center, Inc. Lazydays RV America, LLC Lazydays Mile Hi RV, LLC Lazydays RV Discount, LLC	Tampa Lease (as defined below)	$15,625,841.36	N/A	RV Inventory Pricing Methodology (as defined below)
Tucson 3200 East Irvington Rd. Tucson, AZ 85714 5043 South Country Club Rd. Tucson, AZ 85714 5055 S. Sunbelt Ave. Tucson, AZ 85714	Leased	N/A	N/A	LDRV Holdings Corp.	CARS-DB4, L.P. (DE)	Lazydays Holdings, Inc.	Tucson Lease (as defined below)	$1,901,368.75	N/A	RV Inventory Pricing Methodology (as defined below)
Part B. Other Dealerships (Buyer Will Acquire All Assets and Continues to Assess Whether to Assume the Lease and Continue Operations)
Council Bluffs 2140 South 35th St. Council Bluffs, Iowa 51501	Leased	N/A	N/A	Lazydays RV of Iowa, LLC	NNN REIT, LP (DE)	Lazydays Holdings, Inc.	N/A	$0	N/A	RV Inventory Pricing Methodology (as defined below)
Minneapolis (Ramsey) 8390 US-10 Ramsey, MN 55303	Leased	N/A	N/A	Lazydays of Minneapolis LLC	CAR LAZ MN AN L.L.C. (DE)	Lazydays Holdings, Inc. LDRV Holdings Corp.	N/A	$0	N/A	RV Inventory Pricing Methodology (as defined below)
Monticello Airstream 3939 Chelsea Rd. Monticello, MN 55362	Leased	N/A	N/A	Lazydays of Minneapolis LLC	CARS-DB13 L.L.C. (DE)	Lazydays Holdings, Inc. LDRV Holdings Corp.	N/A	$0	N/A	RV Inventory Pricing Methodology (as defined below)

Locations and Parties								Purchase Price
Location	Owned or Leased Real Estate	Real Estate Seller	Mortgage Holder for Owned Real Estate	Asset Seller & Tenant	Landlord	Lease Guarantor(s)	Assumed Lease	Base Purchase Price (Acquired Assets other than Owned Real Estate and RV Inventory) Equals $30 million total.	Owned Real Estate Purchase Price	Purchase Price for RV Inventory (as defined in the table below)
Portland (Sales Lot) 16803 SE McLoughlin Blvd. Portland, OR 97267	Leased	N/A	N/A	Lazydays RV of Oregon, LLC	BYMB Holdings, LLC (OR)	Lazydays Holdings, Inc.	N/A	$0	N/A	RV Inventory Pricing Methodology (as defined below)
Portland (Service Lot) 17009 SE McLoughlin Blvd. Portland, OR 97267	Leased	N/A	N/A	Lazydays RV of Oregon, LLC	Hadi Nouredine	LDRV Holdings Corp.	N/A	$0	N/A	RV Inventory Pricing Methodology (as defined below)
Wildwood (Display Lot) 4319 E SR 44 Wildwood, FL 34785	Leased	N/A	N/A	Lazydays of Central Florida, LLC	Cynthia Clark	None	N/A	$0	N/A	RV Inventory Pricing Methodology (as defined below)
Wildwood (Sales and Service Lot) 4505 Monaco Way Wildwood, FL 34785	Leased	N/A	N/A	Lazydays of Central Florida, LLC	Shapiro Real Estate Inc. (FL)	None	N/A	$0	N/A	RV Inventory Pricing Methodology (as defined below)
Wilmington 785 W. Curry Rd. Wilmington, OH 45177	Owned	Lazydays RV of Ohio, LLC	Manufacturers and Traders Trust Company, as Seller Credit Agreement Agent	Lazydays RV of Wilmington, LLC	Lazydays RV of Ohio, LLC	None	N/A	$2,241,051.46	$5,962,500	RV Inventory Pricing Methodology (as defined below)

Locations and Parties								Purchase Price
Location	Owned or Leased Real Estate	Real Estate Seller	Mortgage Holder for Owned Real Estate	Asset Seller & Tenant	Landlord	Lease Guarantor(s)	Assumed Lease	Base Purchase Price (Acquired Assets other than Owned Real Estate and RV Inventory) Equals $30 million total.	Owned Real Estate Purchase Price	Purchase Price for RV Inventory (as defined in the table below)
Part C. Corporate Headquarters (Buyer Will Acquire All Assets but Not Assume the Lease or Continue Operations)
Corporate HQ 4042 Park Oaks Blvd., Suite 100, 220, 320, 350 Tampa, FL 33610	Leased	N/A	N/A	LDRV Holdings Corp.	PRII Highland Oaks, LLC (DE)	None	N/A	$0	N/A	N/A
Part D. Unused Owned Real Estate (Buyer Will Acquire)
Aurora 18.1 Acres, South Rome Way Aurora, CO 80010	Owned	LD Real Estate, LLC	Manufacturers and Traders Trust Company, as Seller Credit Agreement Agent	N/A	N/A	N/A	N/A	$0	$3,060,000	N/A
Las Vegas 2495, 2575, 2595 E. Sahara Ave. Las Vegas, NV 2575 Atlantic St. Las Vegas, NV	Owned	LD Real Estate, LLC	Manufacturers and Traders Trust Company, as Seller Credit Agreement Agent	N/A	N/A	N/A	N/A	$0	$4,644,000	N/A
Waller Hwy 290 & Stokes Rd. Waller, TX	Owned	LD Real Estate, LLC	Manufacturers and Traders Trust Company, as Seller Credit Agreement Agent	N/A	N/A	N/A	N/A	$0	$2,592,000	N/A

1	Utah Power Toys L.L.C. is also a subtenant under a lease that by its terms converted to month-to-month on November 30, 2024 and can be terminated with 60 days’ notice.

Exhibit A

(Continued)
RV Inventory Pricing Methodology
For all purposes of the Asset Purchase Agreement and this exhibit, “RV Inventory Pricing Methodology” means the following purchase prices:

RV Inventory Class	Purchase Price*
Each new 2026 model year RV	100% of Invoice
Each new 2025 model year RV	90% of Invoice
Each new 2024 model year RV	80% of Invoice
Each new 2023 and earlier model year RV	85% of NADA wholesale book value
Each used RV	85% of NADA wholesale book value

*	With respect to all RV Inventory located at the dealerships in Oregon, Minnesota, Iowa and Ohio, the applicable purchase price will be reduced by $1,000 per unit.
*	With respect to all RV Inventory located at the Wildwood, Florida dealership, the applicable purchase price will be reduced by $400 per unit.
*	Any remaining inventory denoted as “specified units” in writing by Lazydays to Campers Inn on September 11, 2025 to be purchased at $50,000 per unit.
*	Inventory with material damage shall be priced in accordance with the procedures set forth on Exhibit D.

Assumed Leases
For all purposes of the Asset Purchase Agreement and this exhibit, each defined term below has the meaning set forth opposite it:

“Johnstown Lease”
Lease Agreement, dated November 11, 2015, between CO.BB&P LLC, as ultimate successor by assignment to 6701 Marketplace Drive, LLC, a Colorado limited liability company, as landlord, and Lazydays RV America, LLC, a Delaware limited liability company, as tenant, as amended by a First Amendment to Lease Agreement dated November 30, 2020, as assigned by an Assignment and Assumption dated December 30, 2021, and together with notices of exercise of renewal options dated April 15, 2020 and April 16, 2025.

“Strawberry Plains Dealership Lease”
Lease Agreement (835 Huckleberry Springs Road, Knoxville, TN), dated December 6, 2018, between Bash Group, LLC, a Tennessee limited liability company, as landlord, and LDRV of Tennessee, LLC, a Delaware limited liability company, as tenant.

“Strawberry Plains Display Lot Lease”
Lease Agreement (7453 Sawyer Lane, Knoxville, TN), dated December 6, 2018, between Bash Group, LLC, a Tennessee limited liability company, as landlord, and LDRV of Tennessee, LLC, a Delaware limited liability company, as tenant.

“Strawberry Plains Body Shop Lease”
Lease Agreement, dated December 6, 2018, between Sellers Enterprises, LLC, a Tennessee limited liability company, as landlord, and LDRV of Tennessee, LLC, a Delaware limited liability company, as tenant.

“St. George Dealership Lease”	Lease, dated November 6, 2023, between SDSGC, LLC, a Utah limited liability company, as landlord, and LD Real Estate, LLC, as tenant, as amended by a First Amendment of Lease dated February 29, 2024.

“St. George Service Center Lease”
Lease with Option to Purchase and Right of First Refusal, dated November 6, 2023, between RVzz L.L.C., a Utah limited liability company, and LD Real Estate, LLC, as tenant, together with an Exercise Notice of First Renewal Option dated July 1, 2024, and an Exercise Notice of Second Renewal Option dated July 9, 2025.

“Tampa Lease”	Lease Agreement, dated December 23, 2015, between CARS MTI-4 L.P., a Delaware limited partnership, as landlord, and LDRV Holdings, as tenant.

“Tucson Lease”	Lease Agreement, dated October 4, 2021, between CARS-DB4, L.P., a Delaware limited partnership, as landlord, and LDRV Holdings, as tenant.

Legal Descriptions for Owned Real Estate
Knoxville Airstream
The land situated in the State of Tennessee, County of Knox and described as follows:
Lot 7, of the final plat, East Pointe Subdivision, as shown on plat of record in Instrument Number 200404050091913, in the Register’s Office of Knox County, Tennessee, to which plat reference is hereby made for a more particular description.
Being the same property conveyed to National Retail Properties, LP, a Delaware limited partnership by Special Warranty Deed dated March 14, 2012 and recorded March 16, 2012 as Instrument No. 201203160051282, Register of Deeds, in Knox County, Tennessee.
Knoxville Lake Springs Road
SITUATED in the Eighth (8th) Civil District of Knox County, Tennessee and lying without the corporate limits of the City of Knoxville, Tennessee and being known and designated as that 10.05 acre tract as shown on Administrative Plat to combine Lot 2 of Wooddale Woods, Unit 1 with an 8.1 acre parcel adjoining on the west recorded as Instrument No. 200901060041664, in the Knox County Register of Deeds Office, said tract being more particularly bounded and described as shown by map aforesaid, to which map specific reference is hereby made for a more particular description.
BEING the same property conveyed to Bash Group, LLC, by Warranty Deed from M.D. Investments, dated December 1, 2006, recorded as Instrument No. 200612070047368, and being the same property conveyed to Bash Group, LLC by Warranty Deed from Carolyn Faye Cooper, unmarried, dated January 18, 2017 and recorded as Instrument No. 200701300061718, both in the Knox County Register of Deeds Office.
Knoxville Turkey Creek / Knoxville Herron Road
SITUATED in District Six (6) of Knox County, Tennessee, without the corporate limits of the City of Knoxville, Tennessee, said property being located at the southwest corner of Snyder School Road and Herron Road, and being more particularly bounded and described as follows:
BEGINNING at the southwest corner of Snyder School Road and Herron Road, said point of beginning marking the point of intersection of the southern line of Snyder School Road with the Western line of Herron Road; thence in a westerly direction along the southern line of Snyder School Road, 225 feet to a point; thence in a southerly direction on a line parallel with the western line of Herron Road, 217 feet to a point; thence in an easterly direction on a line parallel with the first line herein 225 feet to a point in the western line of Herron Road; thence in a northerly direction along the western line of Herron Road, 217 feet to a point in the southern line of Snyder School Road, the place of beginning,
LESS AND EXCEPTED from the above-described property that portion conveyed to Floyd Carl Cooper by Quit Claim Deed from Minnie Maysey Smith, dated August 13, 1998, of record in Deed Book 2296, Page 517, in the Register’s Office for Knox County, Tennessee.
Being the same property conveyed to Anniversary Holding Company, LLC, a Texas limited liability company by Warranty Deed from Sunridge Development Corporation, a Tennessee corporation, of record Instrument No. 202104230087525, in the Register’s Office of Knox County, Tennessee.
Tract 2:
Tract I:
SITUATED in the Sixth (6th) Civil District of Knox County, being without the city limits of Knoxville, Tennessee or the City of Farragut, being approximately 0.4 tenths of a mile Northeast of Exit 373 of Interstate 40/75, and is described by metes and bounds as follows:
For a Point of Commencement go to a nail & disk set at the approximate centerline of Herron Road with Snyder Road. Thence and with the approximate centerline of Herron Road South 21 degrees 28 minutes 52 seconds East a distance of 18.23 feet to PK nail found, being the Point of Beginning of this conveyance.
From said Point of Beginning, being the northwesterly corner described herein, thence and leaving Herron Road with the Southerly right of way line of Snyder Road, North 54 degrees 08 minutes 30 seconds East a distance of 179.14 feet to an iron rod found. Thence and leaving Snyder Road, South 29 degrees 44 minutes 12 seconds East a distance of 106.85 to iron rod found, being a corner to County Tax Parcel 179, Map 130. Thence and with Parcel 179, South 59 degrees 54 minutes 48 seconds West a distance of 191.02 feet to a PK nail found in the Easterly right of way line of Herron Road. Thence and leaving Parcel 179 with said right of way line, North 21 degrees 28 minutes 52 seconds West a distance of 89.84 feet to the Point of Beginning.

Tract II:
SITUATED in the Sixth (6th) Civil District of Knox County, being approximately 0.4 tenths of a mile Northeast of Exit 373 of Interstate 40/75, being without the city limits of Knoxville, Tennessee, however portion thereof being within the city limits of the City of Farragut. In addition, being all of the land shown of Plat of Record on file at the Knox County Register of Deed’s Office; Instrument #200506070098563, and being described by metes and bounds as follows:
For a Point of Commencement go to a nail & disk set at the approximate centerline of Herron Road with Snyder Road. Thence and with the approximate centerline of Herron Road South 21 degrees 28 minutes 52 seconds East a distance of 18.23 feet to PK nail found, being the northwesterly corner of County Tax Parcel 178, Map 130, and being a point of intersection for the Southerly right of way line of Snyder Road and the Easterly right of way line of Herron Road. Thence and leaving Herron Road with the Southerly right of way line of Snyder Road, North 54 degrees 08 minutes 30 seconds East a distance of 179.14 feet to an iron rod found, being the northeasterly corner of Parcel 178. Thence and with Parcel 178, South 29 degrees 44 minutes 12 seconds East a distance of 10.65 feet to an iron rod set in the new Southerly right of way line of Snyder Road, being the Point of Beginning of this conveyance.
From said Point of Beginning, Thence and leaving Parcel 178 with the new Southerly right of way line of Snyder Road with a curve to the left with an arc length of 325.33 feet, having a radius of 630.00 feet, a chord bearing of North 42 degrees 13 minutes 13 seconds East, and a chord distance of 321.72 feet to an iron rod found at the right of way intersection of said Snyder Road and the Southerly right of way line of Hayes Lane. Thence and leaving Snyder Road with the right of way of Hayes Lane, North 57 degrees 46 minutes 00 seconds East a distance of 193.82 feet to an iron rod found. Thence and continuing with a curve to the right with an arc length of 199.65 feet, having a radius of 1010.00 feet, a chord bearing of North 63 degrees 25 minutes 40 seconds East, and a chord distance of 199.33 feet to an iron rod found. Thence and continuing, North 69 degrees 05 minutes 30 seconds East a distance of 64.02 feet to an iron rod found, being the northwesterly corner County Tax Parcel 176.02, Map 130. Thence and leaving Hayes Lane with Parcel 176.02, South 06 degrees 13 minutes 40 seconds East a distance of 470.82 feet iron rod found, being the southwesterly corner of Parcel 176.02. Thence and with the Parcel 176.02, County Tax Parcel 176.01, Map 130, & County Tax Parcel 154, Map 130, South 88 degrees 06 minutes 10 seconds East a distance of 985.14 feet to painted fence post found, being a comer to Parcel 154 and a point in the Northerly right of way line of Interstate 40/75. Thence and leaving Parcel 154 with Northerly right of way line of interstate 40/75, South 71 degrees 48 minutes 20 seconds West a distance of 1649.80 feet to a concrete right of way marker found, being the southwesterly corner herein described. Moreover, said right of way marker, monuments the termination point of the New Easterly right of way line of Herron Road. Thence and leaving the right of way of interstate 40/75 with the Easterly right of way line of Herron Road, North 32 degrees 08 minute 45 seconds West a distance of 181.29 feet to an iron rod found. Thence South 59 degrees 52 minutes 00 seconds West a distance of 16.41 feet to a PK nail found in the Old Easterly right of way line of Herron Road. Thence with the right of way of Herron Road, North 21 degrees 28 minutes 52 seconds West a distance of 255.33 feet to PK nail found, being the southwesterly corner of said Parcel 178. Thence and leaving Herron Road with Parcel 178, North 59 degrees 54 minutes 48 seconds East a distance of 191.02 feet to iron rod found. Thence and continuing North 29 degrees 44 minutes 12 seconds West a distance of 96.20 feet to the Point of Beginning.
Less and except from the above described property that portion conveyed to Knox County by Warranty Deed recorded on January 3, 2012 in the Register’s Office of Knox County, Tennessee as Instrument No. 201201030036098.
Tract III:
SITUATED in the Sixth (6th) Civil District of Knox County, being approximately 0.4 tenths of mile Northeast of Exit 373 of Interstate 40/75, being without the city limits of Knoxville, Tennessee or the City of Farragut. In addition, being described by metes and bounds as follows:
For a Point of Commencement go to a nail & disk set at the approximate centerline of Herron Road with Snyder Road. Thence South 23 degrees 22 minutes 30 seconds West a distance of 42.7 feet more or less to a point at the intersection of the Westerly right of way line of Herron road with the Southerly right of way line of Snyder Road. Thence and leaving Herron Road with the right of way of Snyder Road, South 53 degrees 30 minutes West a distance of 110 feet more or less to an iron rod found. Thence and continuing, South 53 degrees 52 minutes 00 seconds West a distance of 115.63 feet to an iron rod set. Thence and continuing, South 53 degrees 41 minutes 10 seconds West a distance of 93.22 feet to an iron rod found, being the most northerly Northwesterly corner of County Tax Parcel 182.01, Map 130, and being the Point of Beginning of this conveyance.
From said Point of Beginning, Thence and leaving Snyder Road with Parcel 182.01, South 25 degrees 26 minutes 17 seconds East a distance of 208.98 feet to an angle-iron found. Thence and continuing, South 53 degrees 48 minutes 23 seconds West a distance of 158.06 feet to an iron rod found, being a corner to County Tax Parcel 183, Map 130. Thence and leaving Parcel 182.01 with Parcel 183, North 25 degrees 25 minutes 00 seconds West a distance of 208.84 feet to an iron rod found in the Southerly right of way line of Snyder Road. Thence and leaving Parcel 183 with said right of way line, North 53 degrees 45 minutes 00 seconds East a distance of 158.01 feet to the Point of Beginning.

Tract IV:
SITUATED in the Sixth (6th) Civil District of Knox County, being approximately 0.4 tenths of a mile Northeast of Exit 373 of Interstate 40/75, being without the city limits of Knoxville, Tennessee, however portion thereof being within the city limits of the City of Farragut. In addition, being described by metes and bounds as follows:
For a Point of Commencement go to a nail & disk set at the approximate centerline of Herron Road with Snyder Road. Thence South 23 degrees 22 minutes 30 seconds West a distance of 42.7 feet more or less to a point at the intersection of the Westerly right of way line of Herron road with the Southerly right of way line of Snyder Road. Thence and leaving Herron Road with the right of way of Snyder Road, South 53 degrees 30 minutes West a distance of 110 feet more or less to an iron rod found. Thence and continuing, South 53 degrees 52 minutes 00 seconds West a distance of 115.63 feet to an iron rod set, being the Northwesterly corner of County Tax Parcel 182.03, Map 130, and being the Point of Beginning of this conveyance.
From said Point of Beginning, Thence and leaving Snyder Road with Parcel 182.03, South 21 degrees 27 minutes 09 seconds East a distance of 216.79 feet to iron rod found, being the southwesterly corner of Parcel 182.03. Thence and with Parcel 182.03 & County Tax Parcel 182.02, Map 130, North 53 degrees 45 minutes 40 seconds East a distance of 225.13 feet to an iron rod found in the Westerly right of way line of Herron Road, being the southeasterly corner of 182.02, and being the most easterly northeasterly corner of herein described. Thence and leaving Parcel 182.02 with the right of way of Herron Road, South 21 degrees 28 minutes 52 seconds East a distance of 114.70 feet to an iron rod found, being the most northerly corner of County Tax Parcel 181, Map 130. Thence and leaving Herron Road with Parcel 181, South 12 degrees 24 minutes 54 seconds West a distance of 100.80 feet to a PK nail found. Thence and continuing, South 18 degrees 16 minutes 34 seconds East a distance of 85.47 feet to an iron rod found in the Northerly right of way line of Interstate 40/75. Thence and leaving Parcel 181 with Northerly right of way line of Interstate 40/75, South 71 degrees 55 minutes 10 seconds West a distance of 373.62 feet to an iron rod found, being the southwesterly comer of herein described. Thence with and leaving the right of way of Interstate 40/75, passing the southeasterly comer of County Tax Parcel 183, Map 130, North 26 degrees 11 minutes 00 seconds West a distance of 149.00 feet to an iron rod found, being the southwesterly corner of County Tax Parcel 182, Map 130. Thence and leaving Parcel 183 with Parcel 182, North 53 degrees 48 minutes 23 seconds East a distance of 158.06 feet to an angle-iron found. Thence and continuing, North 25 degrees 26 minutes 17 seconds West a distance of 208.98 feet to an iron rod found in Southerly right of way line of Snyder Road. Thence and leaving Parcel 182, with right of way of Snyder Road, North 53 degrees 41 minutes 10 seconds a distance of 93.22 feet to the Point of Beginning.
Tract V:
SITUATED in the Sixth (6th) Civil District of Knox County, being approximately 0.4 tenths of a mile Northeast of Exit 373 of Interstate 40/75, being within the city limits of the City of Farragut, Tennessee. In addition, being described by metes and bounds as follows:
For a Point of Commencement go to a nail & disk set at the approximate centerline of Herron Road with Snyder Road. Thence South 23 degrees 22 minutes 30 seconds West a distance of 42.7 feet more or less to a point at the intersection of the Westerly right of way line of Herron road with the Southerly right of way line of Snyder Road. Thence and leaving Snyder Road with the right of way of Herron Road, South 21 degrees 31 minutes East a distance of 217 feet more or less to an iron rod found, being the most easterly northeasterly corner of County Tax Parcel 182.01, Map 130. Thence and continuing with said right of way, South 21 degrees 28 minutes 52 seconds East a distance of 114.70 fect to an iron rod found, being comer to Parcel 182.01, and being the Point of Beginning of this conveyance.
From said Point of Beginning, Thence and continuing with said right of way, South 21 degrees 28 minutes 46 seconds East a distance of 118.62 feet to a PK nail found. Thence and continuing, South 23 degrees 25 minutes 38 seconds East a distance of 54.02 feet to an iron rod found in the Northerly right of way line of Interstate 40/75, being the southeasterly comer of herein described. Thence and leaving the right of way of Herron Road, with the right of way of Interstate 40/75, South 71 degrees 48 minutes 20 seconds West a distance of 62.93 feet to an iron rod found, being the southeasterly corner of Parcel 182.01. Thence and leaving the right of way of Interstate 40/75, with Parcel 182.01, North 18 degrees 16 minutes 34 seconds West a distance of 85.47 feet to a PK nail found. Thence and continuing, North 12 degrees 24 minutes 54 seconds East a distance of 100.80 feet to the Point of Beginning.
Being a portion of the same property conveyed to Anniversary Holding Company, LLC, a Texas limited liability company by Quitclaim Deed by Furrow Family Partnership, L.P., a Tennessee limited partnership, of record instrument No. 201007300006130, in the Register’s Office of Knox County, Tennessee.
Tract 3:
BEGINNING at the Southem line of Snyder School Road, 110 feet West of the Intersection of the Southern line of Snyder School Road and the Western Line of Herron Road. At such point, the tract travels in a Westerly direction for 115 feet to a point; thence in a Southerly direction on a line parallel to the Western line of Herron Road 217 feet to a point; thence in an Easterly direction on a line parallel with the first line, herein 115 feet to a point 110 feet from the Western line of Herron Road; thence in a Northerly direction parallel to the Western line of Herron Road 217 feet to the point and place of beginning.
Being the same property conveyed to Anniversary Holding Company, LLC, a Texas limited liability company by Warranty Deed from Floyd Carl Cooper and wife, Peggy Pauline Cooper, of record Instrument No. 201006100077166, in the Register’s Office of Knox County, Tennessee.
Portion of Former Herron Road - Part of Parcel 130-182.04:
SITUATED in the Sixth (6th) Civil District of Knox County, being approximately 0.4 tenths of a mile Northeast of Exit 373 of Interstate 40/75, being within the city limits of the City of Farragut, Tennessee. In addition, being described by metes and bounds as follows:
For a Point of Commencement go to a nail & disk set at the approximate centerline of Herron Road with Snyder Road. Thence South 23 degrees 22 minutes 30 seconds West a distance of 42.7 feet more or less to a point at the intersection of the Westerly right of way line of Herron road with the Southerly right of way line of Snyder Road. Thence and leaving Snyder Road with the right of way of Herron Road, South 21 degrees 31 minutes East a distance of 217 feet more or less to an iron rod found, being the most easterly northeasterly corner of County Tax Parcel 182.01, Map 130. Thence and continuing with said right of way, South 21 degrees 28 minutes 52 seconds East a distance of 114.70 feet to an iron rod found, being corner to Parcel 182.01. In addition being the new point of termination in the Westerly right of way line of Herron Road, and being the Point of Beginning of this conveyance.
From said Point of Beginning, Thence and leaving Parcel 182.01, with the new line of termination for Herron Road, North 71 degree 11 minutes 00 seconds East a distance of 30.03 feet to a PK nail found in the Easterly right of way line of Herron Road, being a corner to County Tax Parcel 179, Map 130, and being the new point of termination for the Easterly right of way line of Herron Road. Thence and leaving the new line termination for Herron Road with Parcel 179, North 59 degrees 52 minutes 00 seconds East a distance of 16.41 feet to an iron rod found. Thence and continuing, South 32 degrees 08 minutes 45 seconds East a distance of 181.29 feet to a concrete right of way marker found in the Northerly right of way line of Interstate 40/75. Thence and leaving Parcel 179, with the right of way of Interstate 40/75, South 71 degrees 48 minutes 20 seconds West a distance of 78.07 feet to an iron rod found, being the southeasterly corner of County Tax Parcel 181, Map 130. Thence and leaving the right of way of Interstate 40/75 with Parcel 181, North 23 degrees 25 minutes 38 seconds West a distance of 54.02 feet to PK nail found. Thence and continuing, North 21 degrees 28 minutes 46 seconds West a distance of 118.62 feet to the Point of Beginning, containing 0.25 acres more or less.
Being a portion of the right of way for Herron Road shown on Plat of Record on file at the Knox County Register of Deed’s Office in Knoxville, Tennessee (Instrument #200506070098563). Moreover, being shown on Map of Survey provided by Adams Craft Herz Walker, Inc., having the job number 10710.0, certified by Tennessee Registered Land Surveyor, James Carter Phillips #2457. In addition, reference to County Tax Parcel Data described herein is from Knox County Tax Assessor’s public records, which is the latest data published at the time of said survey and is subject to change at the discretion of said Assessor’s Office.
Being a portion of the same property conveyed to Anniversary Holding Company, LLC, a Texas limited liability company by Quitclaim Deed by Furrow Family Partnership, L.P., a Tennessee limited partnership, of record No. 201007300006130, in the Register’s Office of Knox County, Tennessee.
This is unimproved property. It is a portion of former Herron Road.
Wilmington, Ohio

LEGAL DESCRIPTION
11.9872 ACRES

Situated
in Military Survey No.’s 1733 and 2248, Liberty Township, Clinton County, Ohio and being the same property conveyed to Lazydays RV of Ohio LLC in D.N. 2022-00001377 (parcels 1 and 2) (all references made herein to recorded documents are those of the Clinton County Recorder in Wilmington, Ohio) and being more particularly described as follows:

Beginning
at an iron pin with cap found at the intersection of the north limited access right of way line of Interstate 71, the Centerline Plat for which is recorded in Plat Book 6, Page 137, and the west right of way line of West Curry Road, dedicated in Plat Book 8, Page 155A;

Thence	with said west right of way line, North 23"49'19” West, a distance of 80.01 feet to an iron pin with cap found;

Thence	continuing with said west right of way line, North 36"41'19” West, a distance of 139.54 feet to an iron pin with cap found;

Thence	continuing with said west right of way line, North 5"14'48” West, a distance of 603.22 feet to an iron pin with cap found;

Thence
continuing with said west right of way line, along an arc deflecting to the right through a central angle of 37"02'18”, having a radius of 463.00 feet, an arc length of 299.30 feet, and a chord bearing North 13"16'21“ East for a chord distance of 294.12 feet to an iron pin with cap set;

Thence
continuing with said west right of way line, North 31"47'30” East, a distance of 76.95 feet to an iron pin with cap found at the southwest corner of a parcel of land conveyed to Deng De Yau and Yi Feng Chen in Official Record 438, Page 807;

Thence
leaving said west right of way line, with the south line of said Yau and Chen parcel, South 58"12'05”East, a distance of 552.15 feet to an iron pin with cap found at an angle point in the west line of a parcel of land conveyed to RLR Investments LLC in Official Record 493, Page 49;

Thence
with the west line of said RLR Investments parcel, South 5"14'48” East, passing an iron pin with cap found at 164.11 feet, for a total distance of 643.71 feet to an iron pin with cap set at the northeast corner of a parcel of land conveyed to Lazydays RV of Ohio LLC, D.N. 2022-00001377, being in the north limited access right of way line of Interstate 71;

Thence	with said north limited access right of way line, South 66"10'31” West, a distance of 508.70 feet to the point of beginning;

Containing	11.9872 acres, more or less, and being subject to the rights of all legal highways, easements, covenants, conditions, and restrictions of record.

North and bearings are based on South 66"10'31” West along the north limited access right of way line of Interstate71 (CLI-1-3.41) recorded in Plat Book 6, Page 137.
Iron pins referred to as set are 5/8“x30” rebars with a yellow cap stamped “L.J.B. INC.”
The above description is based on a survey made in July 2022 by LJB Inc. under the direction of David Hulsmeyer, Ohio Registered Surveyor No. 8548.

Aurora, CO
THAT PART OF THE NORTH 1⁄2 OF THE NORTHWEST 1⁄4 OF SECTION 25, TOWNSHIP 4 SOUTH, RANGE 66 WEST OF THE 6TH PRINCIPAL MERIDIAN, COUNTY OF ARAPAHOE, STATE OF COLORADO, FURTHER DECRIBED AS FOLLOWS:
COMMENCING AT THE SOUTHWEST CORNER OF THE NORTH 1⁄2 OF THE NORTHWEST 1⁄4 OF SAID SECTION 25;
THENCE NORTH 89"23'45” EAST, 1502.76 FEET, ALONG THE SOUTHERLY LINE THEREOF, TO A POINT ON THAT CERTAIN PARCEL OF LAND NO. TK-76, DESCRIBED IN RULE AND ORDER RECORDED MAY 2, 1997 UNDER RECEPTION NO. A7051461, ARAPAHOE COUNTY RECORDS, BEING THE POINT OF BEGINNING:
THENCE ALONG THE BOUNDARY OF SAID PARCEL NO. TK-76, THE FOLLOWING 6 COURSES:
1.	NORTH 00"00'00” EAST, 1221.33 FEET;
2.	NORTH 89"20'58” EAST, 391.01;
3.	SOUTH 46"53'14” EAST, 173.49 FEET, TO A POINT OF NON-TANGENT CURVE;
4.
SOUTHERLY ALONG THE ARC OF A CURVE TO THE LEFT, THE RADIAL LINE TO THE CENTER POINT BEARS NORTH 84"15'32” E, A RADIUS OF 1341.87 FEET, THRU A CENTRAL ANGLE OF 17"25'23”, AN ARC LENGTH OF 408.05 FEET, WHOSE CHORD BEARS SOUTH 14"27'15“ EAST A LENGTH OF 406.48 FEET;

5.	SOUTH 23"09'56” EAST, 702.32 FEET, TO A POINT OF TANGENT CURVE;
6.
SOUTHERLY ALONG THE ARC OF A CURVE TO THE RIGHT, THE RADIAL LINE TO THE CENTER POINT BEARS SOUTH 66"50'04” WEST A RADIUS OF 1196.87 FEET, THRU A CENTRAL OF 02"59'55”, AN ARC LENGTH OF 62.64 FEET, WHOSE CORD BEARS SOUTH 21"39'59” EAST A LENGTH OF 62.63 FEET, TO THE SOUTH LINE OF SAID NORTH 1⁄2 OF THE NORTHWEST 1⁄4 OF SECTION 25;

THENCE SOUTH 89"23'45” WEST, 918.55 FEET, ALONG SAID SOUTH LINE, TO THE POINT OF BEGINNING,
COUNTY OF ARAPAHOE, STATE OF COLORADO.
Las Vegas, NV
PARCEL 1: (162-12-101-004)
THAT PORTION OF THE NORTHWEST QUARTER (NW ¼) OF THE NORTHWEST QUARTER (NW 1∕4) OF SECTION 12, TOWNSHIP 21 SOUTH, RANGE 61 EAST M.D.M., DESCRIBED AS FOLLOWS:
LOT TWO (2) AS SHOWN BY MAP THEREOF ON FILE IN FILE 4 OF PARCEL MAPS, PAGE 42, IN THE OFFICE OF THE COUNTY RECORDER, OF CLARK COUNTY, NEVADA.
PARCEL 1-A:
A NON-EXCLUSIVE EASEMENT FOR INGRESS AND EGRESS AS SET FORTH AND DESCRIBED IN THAT CERTAIN DEED RECORDED DECEMBER 16, 1974 IN BOOK 481 AS DOCUMENT NO. 440487, OFFICIAL RECORDS.
PARCEL 2: (162-12-101-005)
THE NORTH 620.00 FEET OF THE NORTHWEST QUARTER (NW1/4) OF THE NORTHWEST QUARTER (NW1/4) OF SECTION 12, TOWNSHIP 21 SOUTH, RANGE 61 EAST, M.D.B & Μ., CLARK COUNTY, NEVADA.
EXCEPTING THEREFROM THE EAST 198.00 FEET AND THE WEST 718.16 FEET.
ALSO EXCEPTING THEREFROM THE INTEREST IN AND TO THE NORTH 65.00 FEET AS CONVEYED TO THE COUNTY OF CLARK AND STATE OF NEVADA FOR HIGHWAY PURPOSES BY DEED RECORDED MAY 26, 1952, JANUARY 10, 1964, AND APRIL 8, 1965 AS DOCUMENT NOS. 385161, 406601 AND 497003, OF SAID COUNTY OFFICIAL RECORDS.
PARCEL 3: (162-12-101-006)
THE EAST 198.00 FEET OF THE NORTH 430 FEET OF THE NORTHWEST QUARTER (NW1/4) OF THE NORTHWEST QUARTER (NW1/4) OF SECTION 12, TOWNSHIP 21 SOUTH, RANGE 61 EAST, M.D.B & M., CLARK COUNTY, NEVADA.

EXCEPTING THEREFROM THE INTEREST IN AND TO THE NORTH 65.00 FEET AS CONVEYED TO THE COUNTY OF CLARK AND STATE OF NEVADA FOR HIGHWAY PURPOSES BY DEED RECORDED MAY 26, 1952, JANUARY 10, 1964, AND APRIL 8, 1965 AS DOCUMENT NOS. 385161, 406601 AND 497003, OF SAID COUNTY OFFICIAL RECORDS.
ALSO EXCEPTING THEREFROM THE INTEREST IN AND TO THE EAST 30.00 FEET AS CONVEYED TO THE COUNTY OF CLARK FOR ROAD PURPOSES (ATLANTIC STREET) BY DEEDS RECORDED AUGUST 24, 1967 AND OCTOBER 09, 1967 AS DOCUMENTS NOS. 657101 AND 664745 OF SAID COUNTY OFFICIAL RECORDS.
FURTHER EXCEPTING THEREFROM THE FOLLOWING DESCRIBED PROPERTY:
THAT CERTAIN TRACT OR PARCEL OF LAND IN THE NORTHWEST QUARTER (NW1/4) OF SECTION 12, TOWNSHIP 21 SOUTH, RANGE 61 EAST, M.D.M., NEVADA, DESCRIBED AS FOLLOWS:
COMMENCING AT THE NORTHEAST CORNER OF THE NORTHWEST QUARTER (NW1/4) OF THE NORTHWEST QUARTER (NW1/4) OF SECTION 12; THENCE NORTH 89"16'41” WEST ALONG THE NORTH LINE OF SAID SECTION 12 A DISTANCE OF 73.27 FEET; THENCE SOUTH 00"43'19” WEST AND AT RIGHT ANGLES TO THE LAST DESCRIBED COURSE A DISTANCE OF 65.00 FEET TO A POINT ON THE SOUTH RIGHT OF WAY LINE OF SAHARA AVENUE, SAID POINT BEING THE TRUE POINT OF BEGINNING;
THENCE ALONG SAID SOUTH RIGHT OF WAY LINE SOUTH 89"16'4V’ EAST A DISTANCE OF 41.25 FEET TO A POINT ON THE WEST RIGHT OF WAY LINE OF ATLANTIC STREET, (60.00 FEET IN WIDTH);
THENCE SOUTH 01"02'19” EAST ALONG SAID RIGHT OF WAY LINE A DISTANCE OF 41.25 FEET TO A POINT OF TANGENCY; THENCE NORTHWESTERLY ALONG A CURVE CONCAVE TO THE SOUTHWEST HAVING A RADIUS OF 40.00 FEET SUBTENDING A CENTRAL ANGLE OF 91"45'38” AN ARC LENGTH OF 64.06 FEET TO THE TRUE POINT OF BEGINNING.
EXCEPT THAT PORTION CONVEYED TO CLARK COUNTY BY DEED RECORDED APRIL 06, 1971 AS DOCUMENT NO. 90932 IN BOOK 114 OF OFFICIAL RECORDS, CLARK COUNTY, NEVADA.
AS CONVEYED TO THE COUNTY OF CLARK, STATE OF NEVADA BY DEED RECORDED APRIL 21, 1971 AS DOCUMENT NO. 94457 IN BOOK 119 OF OFFICIAL RECORDS, CLARK COUNTY, NEVADA.
NOTE: THE ABOVE LEGAL DESCRIPTION APPEARED PREVIOUSLY IN THAT CERTAIN DOCUMENT RECORDED APRIL 5, 2023, AS INSTRUMENT NO. 20230405-0002533, OF OFFICIAL RECORDS.
PARCEL 4: (162-12-101-010)
THE EAST 198.00 FEET OF THE NORTH 620 FEET OF THE NORTHWEST QUARTER (NW 1/4) OF THE NORTHWEST QUARTER (NW 1/4) OF SECTION 12, TOWNSHIP 21 SOUTH, RANGE 61 EAST, M.D.B. & Μ.
EXCEPTING THEREFROM THE NORTH 430.00 FEET THEREOF.
ALSO EXCEPTING THEREFROM THE INTEREST IN AND TO THE EAST 30.00 FEET AS CONVEYED TO THE COUNTY OF CLARK FOR ROAD PURPOSES (ATLANTIC STREET) BY DEEDS RECORDED AUGUST 24, 1967 AND OCTOBER 9, 1967 AS DOCUMENT NOS. 657101 AND 664745 OF SAID COUNTY, OFFICIAL RECORDS.
(THE ABOVE LEGAL DESCRIPTION WAS CONTAINED IN THAT CERTAIN GRANT, BARGAIN, SALE DEED RECORDED APRIL 5, 2023 AS DOCUMENT NO. 20230405-0002533, OF OFFICIAL RECORDS.)
ΑΡΝ: 162-12-101-004, 162-12-101-005, 162-12-101-006, 162-12-101-010
Waller, TX
Tract 1
BEING A 11.7984 ACRE TRACT OF LAND, BEING ALL OF A 6.1367 ACRES OR 267,317 SQUARE FEET SITUATED IN THE W. A. SORSEY SURVEY, ABSTRACT NO. 958, DESCRIBED IN HARRIS COUNTY CLERK’s FILE NO. Y202278 AND A PORTION OF A 22.8600 ACRE TRACT DESCRIBED IN HARRIS COUNTY CLERK’s FILE NO. 2016178528, SAID 11.7984 ACRE TRACT BEING MORE PARTICULARLY DESCRIBED BY METES AND BOUNDS AS FOLLOWS:
BEGINNING AT A 5/8 INCH IRON ROD FOUND ON THE WEST RIGHT-OF-WAY LINE OF STOKES ROAD MARKING THE SOUTHEAST CORNER OF THE HEREIN DESORIBED TRACT, SAID POINT BEING ON THE INTERSECTION THE SAID WEST RIGHT-OF-WAY LINE OF STOKES ROAD AND THE CURVED NORTHERLY RIGHT-OF-WAY LINE OF U.S. HIGHWAY 290 (WIDTH VARIES).

THENCE SOUTHWESTERLY ALONG THE SAID NORTHERLY RIGHT-OF-WAY LINE OF U.S. HIGHWAY 290 AND ALONG A CURVE TO THE LEFT HAVING A RADIUS OF 688.93 FEET, AN ARC DISTANCE OF 116.13 FEET, A CENTRAL ANGLE OF 09 DEGREES 39 MINUTES 28 SECONDS, AND A CHORD BEARING AND DISTANCE OF SOUTH 74 DEGREES 21 MINUTES 32 SECONDS WEST, 115.99 FEET TO A 5/8 INCH IRON ROD FOUND MARKING A POINT OF TANGENCY;
THENCE SOUTH 69 DEGREES 31 MINUTES 48 SECONDS WEST, ALONG THE SAID NORTHERLY RIGHT-OF-WAY LINE OF U.S. HIGHWAY 290, A DISTANCE OF 282.12 FEET TO A 5/8 INCH IRON ROD FOUND MARKING A POINT OF CURVATURE.
THENCE WESTERLY ALONG THE SAID NORTHERLY RIGHT-OF-WAY LINE OF U.S. HIGHWAY 290 AND ALONG A CURVE TO THE RIGHT HAVING A RADIUS OF 613.88 FEET, AN ARC DISTANCE OF 478.20 FEET, A CENTRAL ANGLE OF 44 DEGREES 37 MINUTES 56 SECONDS AND A CHORD BEARING AND DISTANCE OF NORTH 88 DEGREES 09 MINUTES 14 SECONDS WEST, 466.20 FEET TO A 5/8 INCH CAPPED IRON ROD STAMPED SOUTH TEXAS SET BEARS 3.00 FEET NORTH MARKING A POINT OF TANGENCY.
THENCE NORTH 65 DEGREES 50 MINUTES 16 SECONDS WEST, ALONG THE SAID NORTHERLY RIGHT-OF-WAY LINE OF U.S. HIGHWAY 290, A DISTANCE OF 13.57 FEET TO A FOUND ‘X’ CUT IN CONCRETE MARKING A POINT OF CURVATURE;
THENCE NORTHWESTERLY ALONG THE SAID NORTHERLY RIGHT-OF-WAY LINE OF U.S. HIGHWAY 290 AND ALONG A CURVE TO THE RIGHT HAVING A RADIUS OF 7479.44 FEET ANGLE AN ARC DISTANCE OF 390.46 FEET, A CENTRAL OF 02 DEGREES 59 MINUTES 28 SECONDS AND A CHORD BEARING CHORD BEARING AND DISTANCE OF NORTH 64 DEGREES 20 MINUTES 32 SECONDS WEST, 390.42 FEET TO A 5/8 INCH IRON ROD FOUND MARKING THE SOUTHWEST CORNER OF THE HEREIN THE HEREIN DESCRIBED TRACT, SAME BEING THE SOUTHWEST CORNER OF AFOREMENTIONED 22.8600 ACRE TRACT, ALSO BEING THE SOUTHEAST CORNER OF A CALLED 1.732 ACRE TRACT DESCRIBED IN HARRIS COUNTY CLERK’s FILE NO. RP-2017-446351.
THENCE NORTH 02 DEGREES 41 MINUTES 59 SECONDS WEST, ALONG THE WEST LINE OF SAID 22.8600 ACRE TRACT A DISTANCE OF 302.48 FEET TO A 5/8 INCH IRON PIPE FOUND FOR AN ANGLE POINT BEING THE SOUTHEAST CORNER OF A CALLED 32.44 ACRE TRACT DESCRIBED IN HARRIS COUNTY CLERK’s FILE NO. S094431;
THENCE NORTH 02 DEGREES 22 MINUTES 03 SECONDS WEST, CONTINUING ALONG THE WEST LINE OF SAID 22.8600 ACRE TRACT A DISTANCE OF 42.58 FEET TO A POINT FOR THE NORTHWEST CORNER OF HEREIN DESCRIBED TRACT;
THENCE SOUTH 69 DEGREES 28 MINUTES 40 SECONDS EAST, OVER AND ACROSS SAID 22.8600 ACRE TRACT A DISTANCE OF 261.88 FEET TO A 5/8 INCH CAPPED IRON ROD STAMPED SOUTH TEXAS SURVEYING SET FOR AN ANGLE POINT.
THENCE NORTH 87 DEGREES 21 MINUTES 21 SECONDS EAST, CONTINUING OVER AND ACROSS SAID 22.8600 ACRE TRACT A DISTANCE OF 962.06 FEET TO A 5/8 INCH CAPPED IRON ROD STAMPED SOUTH TEXAS SURVEYING SET IN THE WEST RIGHT-OF-WAY LINE OF SAID STROKES ROAD, BEING THE NORTHEAST CORNER OF HEREIN DESCRIBED TRACT;
THENCE SOUTH 02 DEGREES 38 MINUTES 39 SECONDS EAST, ALONG THE WEST RIGHT-OF-WAY LINE OF SAID STOKES ROAD, A DISTANCE OF 116.43 FEET TO A 1 INCH IRON PIPE FOUND FOR AN ANGLE POINT.
THENCE SOUTH 02 DEGREES 31 MINUTES 27 SECONDS EAST, CONTINUING ALONG THE WEST RIGHT-OF-WAY LINE OF SAID STOKES ROAD, A DISTANCE OF 240.88 FEET TO THE POINT OF BEGINNING AND CONTAINING 11.7984 ACRE (513,937 SQUARE FEET) OF LAND, MORE OR LESS.
Tract 2:
A perpetual, non-exclusive perpetual easement to use, expand, drain, and detain water flow and storm water run-off as depicted on Exhibit C, as set forth and defined in that certain Detention and Access, Drainage Outfall and Utility Easement Agreement With Provisions For Other Future Easements dated March 26, 2019, by and between Lone Star Acquisition LLC, a Delaware limited liability company (the “Purchaser”) and Stokes-290 Partners, LP, a Texas limited partnership (the “Seller”), recorded under Harris County Clerk’s File No. RP-2019-121479

Exhibit B

Defined Terms
“Action” means any claim, action, cause of action, lawsuit, arbitration, proceeding, litigation, summons or subpoena, whether civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person; provided, that, in the case of any Person who is an individual, his or her spouse or domestic partner, any of his or her descendants (lineal or adopted) or ancestors and any of their spouses or domestic partners shall be deemed to be an “Affiliate”. For the purposes of this definition, “control” (including similar terms and phrases such as “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by agreement, or otherwise. For all purposes of this Agreement, each Purchaser Party is an Affiliate of each other Purchaser Party.
“Ancillary Documents” means the Bill of Sale and Assignment and Assumption Agreement, the Lease Assignment, the Floorplan Commitment Letters, the Fee Letters and the other agreements, instruments, certificates, and documents required to be delivered under or pursuant to this Agreement.
“Antitrust Laws” means the HSR Act and all other federal or state Laws that are designed or intended to prohibit, restrict or regulate transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition, including without limitation the Colorado Uniform Antitrust Premerger Notification Act.
“Assumed Dealerships” means, collectively, the Dealerships described in the table under Part A in Exhibit A.
“Business Day” means any day of the year other than: (A) any Saturday or Sunday; or (B) any other day on which banks located in Tampa, Florida, are authorized or required by applicable Law to close.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of July 12, 2024, by and between Lazydays and Campers Inn, as amended from time to time, together with a joinder thereto dated as of August 6, 2025.
“Contracts” means all legally binding contracts, purchase orders, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and all other legally binding agreements, commitments and arrangements.
“Deposit Letter” means that certain letter agreement, dated as of September 11, 2025, by and among Lazydays, Campers Inn and the Seller Credit Agreement Agent.
“DGCL” means the General Corporation Law of the State of Delaware.
“Encumbrance” means any pledge, hypothecation, lien (statutory or other), security interest, mortgage, easement or similar encumbrance.
“Environmental Laws” means any Law and any Order or binding agreement with any Governmental Authority: (A) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (B) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.
“Environmental Permits” means all Governmental Permits under any Environmental Law.
“Fraud” means actual, intentional and knowing common law fraud under Delaware law in the making of the representations and warranties set forth in Article 3 or Article 4 (each as qualified by the Disclosure Schedules), and specifically excluding equitable fraud or constructive fraud of any kind (including based on constructive knowledge or negligent misrepresentation).
“GAAP” means U.S. generally accepted accounting principles in effect from time to time.
“Governmental Authority” means any federal, state or local government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision or any court or tribunal of competent jurisdiction.
“Governmental Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights required to be obtained from Governmental Authorities.

“Hazardous Material” means: (A) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (B) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, mold, urea formaldehyde, polychlorinated biphenyls, and per- and poly-fluoroalkyl substances.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.
“Invoice” means the manufacturer’s stated base cost for the applicable unit, plus the cost of all manufacturer-installed options and packages reflected on the manufacturer’s invoice for such unit, less any manufacturer discounts, allowances, or credits shown on that invoice. For the avoidance of doubt,
“Invoice” shall not include any amounts unrelated to the manufacturer’s cost of the unit and its options, such as taxes, fees, surcharges, or other pass-through charges.
“Knowledge of the Sellers” or any other similar knowledge qualification means, as to a particular matter, the knowledge of Ronald Fleming, Amber Dillard and Jeff Needles.
“Law” means any statute, law, ordinance, regulation, rule, code, Order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“LDRV Holdings” means LDRV Holdings Corp., a Delaware corporation.
“Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by, before, or with any Governmental Authority.
“Organizational Documents” means, for a limited liability company, such entity’s certificate of formation and limited liability company agreement and, for a corporation, such entity’s certificate or articles of incorporation and bylaws, in each case as amended and/or restated, as the case may be, and as in effect on the Signing Date.
“Permitted Encumbrances” means (A) liens for Taxes being contested in good faith or which are not yet due and payable; (B) mechanics’, carriers’, workmen’s, repairmen’s, or similar liens arising or incurred in the ordinary course of business; (C) monetary liens encumbering the Owned Real Estate (such as mortgages or tax liens) that will be paid in full and released from title at or prior to each respective Closing by the applicable Seller; (D) easements, rights of way, zoning ordinances, and other similar encumbrances affecting real property; and (E) other imperfections or Encumbrances, if any, that do not have a material adverse effect on the operation of the applicable Dealership.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity or organization.
“Real Estate Title Company” means Old Republic Title Company, 221 South Figueroa Street, Suite 100, Los Angeles, CA 90012, Attn: Derek Smith, Phone: (310) 872-6699, Email: dsmith4@ortc.com.
“Recreational vehicles” and “RVs” mean recreational vehicles, motorhomes, trailers, towables and similar vehicles.
“Representative” means, with respect to any Person, any and all directors, officers, managers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.
“Secured Debt” means all debt of any Seller, including all obligations in respect of principal, accrued or unpaid interest, costs, fees, expenses, indemnities, and premiums or other similar costs, fees, or expenses (if any), that is secured by Encumbrances on any Acquired Assets.
“Seller Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of February 21, 2023 (as amended, restated or otherwise modified from time to time) with Manufacturers and Traders Trust Company, as Administrative Agent (the “Seller Credit Agreement Agent”), the lenders party thereto, Lazydays and certain subsidiaries of Lazydays party thereto as loan parties.
“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, ad valorem, severance, stamp, occupation, premium, profits, windfall profit, environmental, customs duties, real property, personal property, capital stock, social security, employment, unemployment, disability, payroll, license, employee or other withholding, or other tax, similar governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Governmental Authority.
“Tax Return” means any return, declaration, report, claim for refund, information return, or statement relating to Taxes that is filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.
“Transaction Expenses” means all costs, expenses, and liabilities incurred by or to be paid by any Seller in connection with this Agreement, any of the Ancillary Documents and/or the transactions contemplated hereby or thereby, including (A) any fees and expenses of investment bankers, brokers, financial advisors, legal counsel, accountants, other professional advisors or any other Representative of any Seller, (B) any Taxes payable in connection with the transactions contemplated hereby (except as otherwise expressly allocated herein) and (C) in respect of tail or runoff policies for applicable insurance policies of Lazydays.
“Treasury Regulations” means the regulations currently in force as final or temporary that have been issued by the U.S. Department of Treasury under its authority under the Code, and any successor regulations.
“U.S.” means United States of America.
“Unpaid Secured Debt” means, with respect to any Closing, any Secured Debt, or portions thereof that is outstanding immediately prior to such Closing (including, for the avoidance of doubt, any Secured Debt which becomes payable as a result of the consummation of such Closing).
“Unpaid Transaction Expenses” means, with respect to any Closing, any Transaction Expenses, or portions thereof, incurred with respect to periods ending on or prior to such Closing (including for the avoidance of doubt, any Transaction Expenses which become payable as a result of the consummation of the transactions contemplated hereby) that are not paid in full prior to such Closing.

Exhibit C

Owned Real Estate Closing Procedures
1. Closing Date and Place of Closing. The Closing of the purchase and sale of each Site of Owned Real Estate (each, a “Real Estate Closing”) shall occur in accordance with the terms and provisions of this Exhibit C on the Closing Date for such Site of Owned Real Estate specified in this Agreement. Each Real Estate Closing shall occur via escrow at the offices of the Real Estate Title Company and be completed by U.S. mail, overnight courier, and electronic transfer of funds.
2. Purchaser’s Payment of the Purchase Price. Purchaser’s payment of the portion of the Purchase Price applicable to each Real Estate Closing, subject to prorations and adjustments as provided in this Agreement, shall be paid by Purchaser to the applicable Real Estate Seller at such Real Estate Closing via a completed bank wire transfer of immediate U.S. funds to an escrow account designated by the Real Estate Title Company.
3. Conveyance of Title; Closing Documents. At each Real Estate Closing, the applicable Real Estate Seller shall execute and deliver to Purchaser, simultaneously with payment of the Purchase Price by Purchaser to such Real Estate Seller as provided for in this Agreement for such Real Estate Closing, the following additional documents:
(a) a special warranty deed (or equivalent) conveying to Purchaser title to the applicable Owned Real Estate in a form that is commercially reasonable and customary for the state where the applicable Owned Real Estate is located (the “Deed”);
(b) a commercially reasonable owner’s affidavit in form and content approved by the Real Estate Title Company and such Real Estate Seller;
(c) a commercially reasonable form of bill of sale to convey any and all personal property owned by the owner of the given Owned Real Estate to Purchaser;
(d) a non-foreign affidavit and certificate in form and content approved by Purchaser and such Real Estate Seller;
(e) if applicable, a written termination of any internal Lease by and between any two affiliated Seller entities that affects the applicable Owned Real Estate;
(f) a counterpart of the closing statement prepared by the Real Estate Title Company; and
(g) such additional closing documents (including any applicable state/local forms that are required under applicable law of for the particular Owned Real Estate) as may be reasonably required by Purchaser and/or the Real Estate Title Company to consummate the sale of the applicable Owned Real Estate to Purchaser in accordance with this Agreement.
At each Real Estate Closing, Purchaser shall execute and deliver to the applicable Real Estate Seller:
(a) a counterpart of the closing statement prepared by the Real Estate Title Company; and
(b) such additional closing documents (including any applicable state/local forms that are required under applicable law of for the applicable Owned Real Estate) as may be reasonably required by the applicable Real Estate Seller and/or the Real Estate Title Company to consummate the sale of the applicable Owned Real Estate to Purchaser in accordance with this Agreement.
4. Closing Expenses. The cost of Deed recording fees at each Real Estate Closing shall be paid by Purchaser. The cost of release of any monetary lien necessary to create good and marketable title for the applicable Owned Real Estate shall be paid by the applicable Real Estate Seller. The premium charged by the Real Estate Title Company for the owner’s and, if applicable, lender’s title insurance policy (and endorsements) issued to Purchaser and the cost of any surveys shall be paid by Purchaser. Purchaser shall pay the cost to update the abstract of title. Each party shall pay its own attorneys’ fees incurred in connection with the negotiation, preparation, execution and Closing of the Agreement. Customary closing costs, fees, real estate transfer taxes, and all other charges of the Real Estate Title Company shall be divided equally between Purchaser and the applicable Real Estate Seller.
5. Prorations. Real property taxes shall be prorated on the closing statement prepared by the Real Estate Title Company based on the current year’s tax with due allowance made for the maximum allowable discount allowed for the current year. If a Real Estate Closing occurs on a date when the current year’s millage is not fixed, and the current year’s assessment is available, taxes will be prorated based upon the assessment and the prior year’s millage. If the current year’s assessment is not available, then taxes will be prorated based on the prior year’s real property tax. All prorations under this section shall be final and binding upon the Parties.
6. Deposit of Funds. Upon receiving any funds from Purchaser pursuant to this Agreement, the Real Estate Title Company is authorized and agrees by acceptance thereof to deposit the funds in a federally insured interest-bearing account with a national bank, state bank or federal savings and loan association selected by the Real Estate Title Company, with interest payable to Purchaser (or credited to Purchaser at Closing, in Purchaser’s sole discretion). The account shall be maintained in the name of the Real Estate Title

Company as escrow agent. The federal employer identification number or other identification number to be shown on all accounts into which the deposits from Purchaser are placed shall be that of Purchaser and Purchaser shall promptly furnish the identification number to the Real Estate Title Company promptly after the execution of this Agreement.
7. Escrow Procedure. In the event of any dispute over the funds deposited in escrow with the Real Estate Title Company (the “Escrow Funds”), the Real Estate Title Company shall have the right to interplead the Escrow Funds into the registry of any court of competent jurisdiction. The interpleading of the Escrow Funds and interest thereon into the registry of any such court shall release the Real Estate Title Company from any further or continuing liability with respect to the disposition of the Escrow Funds. In such event only, the Real Estate Title Company will be entitled to reimbursement from the non-prevailing party in such action to the extent of all costs and expenses reasonably incurred to obtain an order of interpleader, including reasonable attorneys’ fees. The Real Estate Title Company shall exercise ordinary care with respect to the custody and delivery of the Escrow Funds and any other duties of the Real Estate Title Company under this Agreement. The Real Estate Title Company shall not be liable for any act or omission that is undertaken in good faith and with ordinary care. Without limiting the generality of the preceding sentence, the Real Estate Title Company may assume without verification the genuineness of any signatures on any writings that are regular on their face. The Real Estate Title Company shall not be liable for the Real Estate Title Company’s selection of the depository institution into which the Escrow Funds are deposited or the failure of such depository institution. No provision of this Agreement by itself authorizes recovery of monetary damages, costs, expenses or attorneys’ fees from or against the Real Estate Title Company. The Real Estate Title Company shall have a reasonable period of time to comply with all further instructions received pursuant to this Agreement. The Real Estate Title Company’s sole duty of collection with respect to any instrument payable to the Real Estate Title Company is to present such instrument promptly for payment and to advise the Parties promptly if it is not then collected in the ordinary course of banking business.
8. Casualty/Loss:
(a) Notice of Casualty. In the event of any damage to or destruction of any Owned Real Estate or Leased Real Estate (or any portion thereof) by fire or other casualty (a “Casualty”), Seller shall notify Purchaser in writing of such event within three (3) business days after the occurrence and shall provide copies of all insurance adjuster reports, estimates, policies, correspondence with insurers, and other relevant documentation promptly upon request.
(b) Risk of Loss. The risk of loss or damage to: (i) any Owned Real Estate from any cause shall remain upon Seller until the Real Estate Closing for such Owned Real Estate has occurred and the Deed for the applicable Owned Real Estate has been delivered to Purchaser; and (ii) any Leased Real Property, together with tenant improvements, fixtures, or equipment, shall remain upon Seller until the applicable Closing has occurred and the applicable lease has been validly assigned to Purchaser.
(c) Closing Following Casualty. In the event of any Casualty prior to the Real Estate Closing for the appliable Owned Real Estate, Purchaser shall proceed to such Real Estate Closing, and the following shall apply:
(i) Seller shall assign and deliver to Purchaser all insurance proceeds payable on account of such Casualty, together with all rights of Seller to adjust, settle, or enforce such claims;
(ii) Seller shall credit Purchaser at the Real Estate Closing for any deductible, self-insured retention, or uninsured portion of such loss;
(iii) Seller shall cooperate in executing any documents reasonably required by Purchaser or Purchaser’s lender to effectuate the assignment and payment of the insurance proceeds, including the endorsement of any checks or drafts; and
(iv) Seller shall not compromise, adjust, or settle any insurance claim relating to such Casualty without Purchaser’s prior written consent, except to the extent required by Seller’s insurer to preserve coverage.
To the extent any insurer, landlord, or other third party does not permit Purchaser to be so named, Seller shall hold all insurance proceeds in trust for the benefit of Purchaser and shall immediately remit such proceeds to Purchaser (or as Purchaser directs). Seller shall not commingle such proceeds with its own funds or use them for any purpose other than payment to Purchaser in accordance herewith.

Exhibit D

Specified Closing Sequence and Procedures
The Parties will consummate the Closings in the following sequence as soon as practicable and in any event within three Business Days after the satisfaction or waiver of the applicable closing conditions; provided, however, if there is a failure of a condition with respect to one Site, the Parties will continue to consummate the Closings for the other Sites notwithstanding that they will be continuing to work to satisfy the condition at issue for such one Site. The Deposit shall be applied in full to the Purchase Price for the first Closing.
Prior to each Closing, Purchaser shall assess the condition of the RV Inventory at each Assumed Dealership. If material damage has occurred with respect to any RV Inventory unit, the parties shall agree in good faith on a reasonable reduction in the Purchase Price based on the value of such RV Inventory unit taking into account its material damage.
In addition, prior to each Closing involving an Assumed Dealership, Purchaser shall evaluate employee attrition (based on the employee census as of September 1, 2025) at each Assumed Dealership at issue in the applicable Closing, and the Purchase Price shall be reduced for each employee (if any) who was terminated, laid off (whether as a reduction in force or otherwise), or voluntarily terminated employment, in each case, due solely due to the inability of Sellers to pay such employee salary and benefits when due because of a lack of cash resources, according to the following formula: (i) non-management employees (salespersons; service personnel and non-management employees) – 100% of annual salary; and (ii) management employees – 150% of annual salary.
First, as soon as practicable and in any event within three Business Days after the applicable conditions to closing set forth in Article 6 have been satisfied with respect to such Sites, the Closings with respect to the Portland, Oregon and each of the Knoxville, Tennessee Sites shall occur. The target closing date for each such Closing is November 13, 2025.
Second, as soon as practicable and in any event within three Business Days after the applicable conditions to closing set forth in Article 6 have been satisfied with respect to such Sites, the Closings with respect to the Council Bluffs, Iowa and Tucson, Arizona Sites shall occur. The target closing date for each such Closing is November 18, 2025.
Third, as soon as practicable and in any event within three Business Days after the applicable conditions to closing set forth in Article 6 have been satisfied with respect to such Sites, the Closings with respect to the Minnesota, Aurora, Colorado and St. George, Utah Sites shall occur. The target closing date for each such Closing is November 21, 2025.
Fourth, as soon as practicable and in any event within three Business Days after the applicable conditions to closing set forth in Article 6 have been satisfied with respect to such Sites, the Closings with respect to the Wilmington, Ohio, Waller, Texas and Johnstown, Colorado Sites shall occur. The target closing date for each such Closing is November 24, 2025.
Fifth, as soon as practicable and in any event within three Business Days after the applicable conditions to closing set forth in Article 6 have been satisfied with respect to such Sites, the Closings with respect to the Wildwood, Florida, Las Vegas, Nevada, Seffner, Florida and Tampa, Florida Sites shall occur. The target closing date for each such Closing is November 26, 2025.
Note with respect to the Monticello, Minnesota and Wildwood, Florida Closings: Purchaser intends to enter into discussions to operate the Monticello, Minnesota (Airstream of Minneapolis) and Wildwood, Florida dealerships, subject to Purchaser’s successful negotiations with the applicable lessors of real property at each site to amend the current lease, or the purchase of such property(ies). Regardless of whether such negotiations are successful, Purchaser shall purchase the assets at these locations in accordance with the terms of this Agreement.
[SCHEDULES INTENTIONALLY OMITTED.]

Annex B
AMENDED PLAN OF LIQUIDATION AND DISSOLUTION OF

LAZYDAYS HOLDINGS, INC.
This Amended Plan of Complete Liquidation and Dissolution (this “Plan”) is intended to constitute a plan of distribution under Section 281(b) of the General Corporation Law of the State of Delaware (the “DGCL”) and accomplish the complete liquidation and dissolution of Lazydays Holdings, Inc., a Delaware corporation (such corporation or a successor entity, the “Company”), in accordance with the DGCL.
1. Approval of Plan. The Board of Directors of the Company (the “Board”) has adopted this Plan and presented this Plan to the Company’s stockholders to take action on this Plan. If this Plan is adopted by the Company’s stockholders, this Plan shall constitute the adopted Plan of the Company.
2. Certificate of Dissolution. Subject to Section 15 hereof, after the stockholders of the Company and after (and conditioned upon) the closing of the transactions contemplated by the Asset Purchase Agreement, dated October 6, 2025 (the “Asset Purchase Agreement”), by and among the Company, CIRV Group, LLC, Jeffrey M. Hirsch, and the other parties named therein approve the dissolution of the Company, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL at such time as determined by the Board in its sole discretion (the time of such filing, or such later effective time as stated therein, the “Effective Time”); provided, that in addition to being conditioned on the closing of the transactions contemplated by the Asset Purchase Agreement, the Company’s filing of the Certificate of Dissolution shall not occur until the earliest of: (1) the date that is 15 days following the final closing of the transactions contemplated by the Asset Purchase Agreement, (2) the business day immediately preceding the date on which the Company’s insurance policies would otherwise cease to provide coverage, (3) the first date after the date hereof in which the Company has less than $4 million in cash or (4) the date on which a waiver of the restrictions in this proviso is granted by the holders of a majority in voting power of the Company’s outstanding shares of capital stock.
3. Cessation of Business Activities. After the Effective Time, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs and distribute its assets in accordance with this Plan.
4. Continuing Employees and Consultants. For the purpose of effecting the dissolution of the Company, the Company may hire or retain such employees, consultants and advisors as the Company deems necessary or desirable to supervise or facilitate the dissolution and winding up of the Company.
5. Dissolution Process.
From and after the Effective Time, the Company (or any successor entity of the Company) shall complete the following corporate actions:
(i) The Company (a) shall pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the Company, (b) shall make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party, and (c) shall make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within 10 years after the date of dissolution. Such claims shall be paid or provided for in full if there are sufficient assets. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefor.
(ii) After the payments are made pursuant to clause (i) above, if there are any assets remaining, the Company shall distribute to its stockholders, in accordance with the Company’s Certificate of Incorporation, as amended through the Effective Time, all remaining assets, including all available cash, including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the claims and obligations of the Company. Such distribution, if any, may occur all at once or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board may determine. If and to the extent deemed necessary, appropriate or desirable by the Board, the Company may establish and set aside a reasonable amount of cash and/or property to satisfy claims against the
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Company, including, without limitation, tax obligations, all expenses related to the sale of the Company’s property and assets, all expenses related to the collection and defense of the Company’s property and assets, and the liquidation and dissolution provided for in this Plan.
Notwithstanding anything contained herein to the contrary, the Company (or any successor entity of the Company) may, at the sole discretion of the Board, opt to dissolve and wind-up the Company in accordance with the procedures set forth in Sections 280 and 281(a) of the DGCL.
6. Cancellation of Stock. The distribution, if any, to the Company’s stockholders pursuant to Section 5 hereof shall be deemed to be in complete cancellation of all of the outstanding shares of capital stock of the Company as of the date that the continuation of the Company’s legal existence terminates in accordance with Section 278 of the DGCL. As a condition to receipt of any such distribution by the Company’s stockholders, the Company may require the Company’s stockholders to (i) surrender their certificates evidencing their shares of capital stock to the Company, or (ii) furnish the Company with evidence satisfactory to the Company of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Company. The Company will close its stock transfer books and discontinue recording transfers of shares of capital stock of the Company at the Effective Time, and thereafter any certificate representing shares of capital stock of the Company will not be assignable or transferable on the books of the Company except by will, intestate succession, operation of law or upon the dissolution of a stockholder or its successors.
7. Conduct of the Company Following Approval of this Plan. Under Delaware law, dissolution is effective upon the filing of a certificate of dissolution with the Secretary of State of the State of Delaware or upon such future effective date as may be set forth in the certificate of dissolution. Section 278 of the DGCL provides that a dissolved corporation shall be continued, for the term of 3 years from such dissolution or for such longer period as the Court of Chancery shall in its discretion direct, a body corporate for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against it, and of enabling it gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets, but not for the purpose of continuing the business for which the corporation was organized. With respect to any action, suit or proceeding begun by or against the corporation either prior to or within 3 years after the date of its dissolution, the action shall not abate by reason of the dissolution of the corporation; the corporation shall, solely for the purpose of such action, suit or proceeding, be continued as a body corporate beyond the 3-year period and until any judgments, orders or decrees therein shall be fully executed, without the necessity for any special direction to that effect by the Court of Chancery. The powers of the officers and directors of the Company shall continue during this time period in order to allow them to take the necessary steps to wind-up the affairs of the corporation.
8. Subsidiaries. As part of its liquidation and winding up, the Company may take any and all actions with respect to each of its direct and indirect subsidiaries, in accordance with the requirements of the laws and charter documents governing each subsidiary, to liquidate, dissolve and wind up or otherwise dispose of each such subsidiary.
9. Absence of Appraisal Rights. Under Delaware law, the Company’s stockholders are not entitled to appraisal rights for shares of capital stock of the Company in connection with the transactions contemplated by this Plan.
10. Abandoned Property. If any distribution to the stockholders cannot be made, whether because the stockholders cannot be located, have not surrendered their certificate evidencing the capital stock as required hereunder or for any other reason, the distribution to which the stockholders are entitled shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to the stockholders as the equitable owners thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.
11. Stockholder Consent to Sale of Assets; Assignment for the Benefit of Creditors. Adoption of this Plan by the stockholders of the Company shall constitute the approval of the stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange
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or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition that are conditioned on adoption of this Plan. In connection with the dissolution and in furtherance of this Plan, the Company may assign and transfer all of its assets to one or more assignees for the benefit of creditors of the Company, and authorization and approval of this Plan shall constitute authorization and approval of any such assignment and transfer.
12. Expenses of Dissolution. In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.
13. Compensation. In connection with and for the purpose of implementing and assuring the completion of this Plan, the Company may pay the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, including pursuant to severance and retention agreements, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by the stockholders shall constitute the approval of the Company’s stockholders of the payment of any such compensation.
14. Indemnification; Advancement. The Company shall continue to indemnify and advance expenses to its current and former officers, directors, employees, agents and trustee in accordance with its Certificate of Incorporation, Bylaws, and contractual arrangements as therein or elsewhere provided, the Company’s existing directors’ and officers’ liability insurance policy and applicable law, and such indemnification and advancement shall apply to acts or omissions of such persons in connection with the implementation of this Plan and the winding up of the affairs of the Company. The Company is authorized to obtain and maintain insurance as may be necessary to cover the Company’s indemnification and/or advancement obligations or to otherwise afford any coverage or protection to any current or former director, officer, employee, agent or trustee of the Company.
15. Modification or Abandonment of this Plan. Notwithstanding authorization of or consent to this Plan and the transactions contemplated hereby by the stockholders of the Company, the Board may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the DGCL; provided, however, that the Company shall not amend or modify Section 2 of this Plan without first obtaining approval of the stockholders by the same vote as required to approve the dissolution of the Company pursuant to Section 275 of the DGCL and the Company’s Certificate of Incorporation.
16. Authorization. The Board is hereby authorized, without further action by the stockholders, to do and perform or cause the officers of the Company to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate or desirable to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up the affairs of the Company.
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